Exhibit 10.1

Execution Version

CREDIT AGREEMENT

Dated as of June 9, 2020

among

GEYSERS POWER COMPANY, LLC,
as Borrower,
THE GUARANTORS PARTY HERETO,
as Guarantors,

MUFG BANK, LTD. as Administrative Agent,	MUFG UNION BANK, N.A. as First Lien Collateral Agent,
and THE LENDERS AND ISSUING BANKS PARTIES HERETO with
MIZUHO BANK, LTD., MUFG UNION BANK, N.A., NATIONAL BANK OF CANADA, SUMITOMO MITSUI BANKING CORPORATION, and SUNTRUST ROBINSON HUMPHREY, INC. as Coordinating Lead Arrangers and Bookrunners,	CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK and NATIXIS, NEW YORK BRANCH as Coordinating Lead Arrangers, Bookrunners, and Green Loan Coordinators,
BNP PARIBAS, as Coordinating Lead Arranger, Bookrunner, and Syndication Agent,	COBANK, ACB, COÖPERATIEVE RABOBANK, U.A., NEW YORK BRANCH and ING CAPITAL LLC, as Joint Lead Arrangers,

Geysers Geothermal Projects
$1,100,000,000 Senior Secured Credit Facilities

Page

1.	DEFINITIONS		7

	1.1	Definitions.	7
	1.2	Rules of Interpretation	7

2.	THE CREDIT FACILITIES

	2.1	Term Loan Facility	7
	2.2	Letter of Credit Facilities	17
	2.3	Fees	26
	2.4	Other Payment Terms	28
	2.5	Pro Rata Treatment	36
	2.6	Change of Circumstances	36
	2.7	Funding Losses	40
	2.8	Alternate Office; Minimization of Costs; Replacement of Lenders	40

3.	CONDITIONS PRECEDENT		41

	3.1	Conditions Precedent to the Closing Date	41
	3.2	Conditions Precedent to Credit Events	45

4.	REPRESENTATIONS AND WARRANTIES		45

	4.1	Organization	46
	4.2	Authorization; No Conflict	46
	4.3	Enforceability	47
	4.4	Energy Regulatory	47
	4.5	Adverse Change	48
	4.6	Investment Company Act	48
	4.7	ERISA	48
	4.8	Permits	48
	4.9	Environmental Matters	48
	4.10	Litigation	48
	4.11	Labor Disputes	49
	4.12	Major Project Contracts	49
	4.13	Disclosures	49
	4.14	Taxes	50
	4.15	Governmental Regulation	50
	4.16	Regulation U, Etc	51
	4.17	Projections	51
	4.18	Financial Statements	51
	4.19	No Default	51
	4.20	Title and Liens	51
	4.21	Intellectual Property	52
	4.22	Collateral	52
	4.23	Sanctions and Anti-Corruption Laws	53
	4.24	Solvency	54

i

Page

	4.25	Insurance	54
	4.26	Beneficial Ownership Regulation	54

5.	AFFIRMATIVE COVENANTS		54

	5.1	Use of Proceeds and Letters of Credit	54
	5.2	Special Purpose Entity	55
	5.3	Operating Plan and Reports	55
	5.4	Financial Reports	56
	5.5	Debt Service Coverage Ratio	57
	5.6	Additional Consents	57
	5.7	Lender Meetings	57
	5.8	Interest Rate Hedging	57
	5.9	Insurance	58
	5.10	Notices	58

6.	NEGATIVE COVENANTS		59

	6.1	Regulations	59
	6.2	Amendments to Major Project Contracts	59

7.	EVENTS OF DEFAULT; REMEDIES		60

	7.1	Events of Default	60
	7.2	Remedies	63

8.	SCOPE OF LIABILITY		65

9.	AGENTS; SUBSTITUTION		66

	9.1	Appointment, Powers and Immunities	66
	9.2	Reliance	69
	9.3	Non-Reliance	69
	9.4	Defaults; Material Adverse Effect	69
	9.5	Indemnification	70
	9.6	Successor Agent	71
	9.7	Authorization	72
	9.8	Other Roles	72
	9.9	Amendments; Waivers	73
	9.10	Withholding Tax	75
	9.11	General Provisions as to Payments	75
	9.12	Substitution of Lender	76
	9.13	Participation	76
	9.14	Transfer of Commitment	77
	9.15	Laws	78
	9.16	Assignability as Collateral	79
	9.17	Notices to Lenders	79
	9.18	First Lien Collateral Agent	79
	9.19	Right to Realize on Collateral	79

Page

	9.20	Depositary Agent	80

10.	INDEPENDENT CONSULTANTS		80

	10.1	Removal and Fees	80
	10.2	Certification of Dates	80

11.	MISCELLANEOUS		81

	11.1	Addresses	81
	11.2	Right to Set-Off	82
	11.3	Delay and Waiver	83
	11.4	Costs, Expenses and Attorneys' Fees; Syndication	83
	11.5	Entire Agreement	84
	11.6	Governing Law	84
	11.7	Severability	84
	11.8	Headings	84
	11.9	Accounting Terms	84
	11.10	No Partnership, Etc.	85
	11.11	Mortgage/Collateral Documents	85
	11.12	Limitation on Liability	85
	11.13	Indemnity	86
	11.14	Waiver of Jury Trial	87
	11.15	Consent to Jurisdiction	87
	11.16	Knowledge and Attribution	88
	11.17	Successors and Assigns	88
	11.18	Counterparts	88
	11.19	Usury	88
	11.20	Survival	88
	11.21	Patriot Act Notice	88
	11.22	Treatment of Certain Information; Confidentiality	89
	11.23	Communications	90
	11.24	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	91
	11.25	Certain ERISA Matters	91
	11.26	Keepwell	92
	11.27	Security Agreement and Intercreditor Agreement	93
	11.28	Acknowledgement Regarding Any Supported QFCs	93
	11.29	Climate Bonds Standard and Certification Scheme	94
	11.30	Electronic Execution	94
	11.31	Climate Loan Disclaimer	94

Index of Schedules and Exhibits

Disclosure Schedules
Schedule 2.2(a)	Lenders; Proportionate Shares
Schedule 2.1(b)(ii)(C)	Amortization Schedule
Schedule 3.1(o)	Base Case Projections

Schedule 3.1(p)	Post-Reorganization Structure Chart
Schedule 4.9	Non-compliances with Environmental Law
Schedule 4.10(a)	Pending Litigation
Schedule 4.10(b)	Orders, Judgements, and Decrees
Schedule 4.21	Intellectual Property
Schedule 4.22	Security Filings

Definitions
Exhibit A	Definitions and Rules of Interpretation

Notes and Letters of Credit
Exhibit B-1	Form of Term Loan Note
Exhibit B-2	Form of Revolving LC Note
Exhibit B-3	Form of DSR LC Note
Exhibit B-4	Form of PPA LC Note
Exhibit B-5	Form of Revolving Letter of Credit / PPA Letter of Credit
Exhibit B-6	Form of DSR Letter of Credit

Loan Disbursement Procedures
Exhibit C-1	Form of Notice of Borrowing
Exhibit C-2	Form of Notice of Confirmation of Interest Period Selection
Exhibit C-3	Form of Notice of Conversion of Loan Type
Exhibit C-4	Form of Notice of LC Activity

Credit and Security‑Related Documents
Exhibit D-1	Form of First Lien Pledge and Security Agreement
Exhibit D-2	Form of Depositary Agreement
Exhibit D-3	Form of Intercreditor Agreement

Consents
Exhibit E	Form of Consent for Contracting Party

Closing Certificates
Exhibit F	Form of Borrower’s Closing Certificate
Project Description
Exhibit G-1	Template Operating Report

Other
Exhibit H-1	Form of U.S. Tax Compliance Certificate (For Foreign Lenders that are not Partnerships)
Exhibit H-2	Form of U.S. Tax Compliance Certificate (For Foreign Participants that are not Partnerships)
Exhibit H-3	Form of U.S. Tax Compliance Certificate (For Foreign Participants that are Partnerships)

Exhibit H-4	Form of U.S. Tax Compliance Certificate (For Foreign Lenders that are Partnerships)
Exhibit I	Form of Lender Joinder Agreement
Exhibit J	Form of Reliance Agreement
Exhibit K	Insurance Requirement

v

This CREDIT AGREEMENT, dated as of June 9, 2020 (this “Agreement”), is entered into among GEYSERS POWER COMPANY, LLC, a Delaware limited liability company, as borrower (“Borrower”), GEYSERS INTERMEDIATE HOLDINGS LLC, a Delaware limited liability company, as Holdings (“Holdings”), GEYSERS COMPANY, LLC, a Delaware limited liability company (“Geysers Company”), WILD HORSE GEOTHERMAL, LLC, a Delaware limited liability company (“Wild Horse”) and CALISTOGA HOLDINGS, LLC, a Delaware limited liability company (“Calistoga”, and, together with Holdings, Geysers Company, Wild Horse, and each subsidiary of an Obligor that becomes a “Guarantor” from time to time in accordance with the terms hereof, each a “Guarantor” and together, the “Guarantors”), THE FINANCIAL INSTITUTIONS LISTED ON SCHEDULE 2.2(a) OR WHO LATER BECOME A PARTY HERETO, as Lenders and Issuing Banks (the financial institutions party to this Agreement being collectively referred to as the “Lenders”), MUFG BANK, LTD., as administrative agent for the Lenders (together with its permitted successors and assigns in such capacity, “Administrative Agent”) and MUFG UNION BANK, N.A. as First Lien Collateral Agent for the First Lien Secured Parties (together with its permitted successors and assigns in such capacity appointed pursuant to the Intercreditor Agreement, “First Lien Collateral Agent”) with MIZUHO BANK, LTD., MUFG UNION BANK, N.A., NATIONAL BANK OF CANADA, SUMITOMO MITSUI BANKING CORPORATION and SUNTRUST ROBINSON HUMPHREY, INC., as Coordinating Lead Arrangers and Bookrunners, CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK and NATIXIS, NEW YORK BRANCH, as Coordinating Lead Arranger, Bookrunners, and Green Loan Coordinators, BNP PARIBAS, as Coordinating Lead Arranger, Bookrunner, and Syndication Agent, COBANK, ACB, COÖPERATIEVE RABOBANK, U.A., NEW YORK BRANCH and ING CAPITAL LLC, as Joint Lead Arrangers.

WHEREAS:

(A)	Borrower is the owner of thirteen geothermal electric generating facilities located in the Geysers area of Northern California (Sonoma and Lake Counties);

(B)
Borrower desires that the Lenders, Issuing Banks and the other parties hereto agree to provide, upon the terms and subject to the conditions set forth herein and in the other Credit Documents, certain credit facilities, consisting of (i) a term loan facility of the Borrower in an aggregate principal amount of up to $900,000,000 (the loans thereunder, the “Term Loans”), (ii) a senior secured revolving letter of credit facility of the Borrower (the “Revolving LC Facility”) in an aggregate principal amount up to $130,622,000 (the commitments under Revolving LC Facility, the “Revolving LC Commitments”; the loans thereunder, the “Revolving LC Loans”), the full amount thereof shall be available for the issuance of Revolving Letters of Credit, (iii) a senior secured letter of credit facility of the Borrower (the “DSR LC Facility”) in an aggregate principal amount up to $53,000,000 (the commitments under the DSR LC Facility, the “DSR LC Commitments”), the full amount thereof shall be available for the issuance of DSR Letters of Credit and (iv) a senior secured letter of credit facility of the Borrower (the “PPA LC Facility”) in an aggregate principal amount up to $16,378,000 (the commitments under the PPA LC Facility, the “PPA LC Commitments” (together with the Revolving LC Commitments and the DSR LC Commitments, the “LC Commitments”)) the full amount thereof shall be available for the issuance of PPA Letters of Credit;

(C)
The credit facilities provided hereunder will be secured by, among other things, the grant to First Lien Collateral Agent, for the benefit of the First Lien Secured Parties, of a first priority Lien on the Collateral (subject to Permitted Liens); and

(D)
The Lenders are willing to provide the credit facilities described herein upon the terms and subject to the conditions set forth herein and in the other Credit Documents, and the Lenders have, on or prior to the Closing Date, unanimously approved the execution of this Agreement.

NOW, THEREFORE, in consideration of the agreements herein and in the other Credit Documents and in reliance upon the representations and warranties set forth herein and therein, the parties hereto agree as follows:
1.DEFINITIONS
1.1    Definitions
Unless otherwise defined in Exhibit A or otherwise expressly provided in this Agreement, capitalized terms used herein shall have the meanings provided in the First Lien Common Terms Agreement or, if not in the First Lien Common Terms Agreement, in the Intercreditor Agreement.

1.2	Rules of Interpretation
Except as otherwise expressly provided, the rules of interpretation set forth in Exhibit A shall apply to this Agreement and the other Credit Documents.
2.    THE CREDIT FACILITIES

2.1	Term Loan Facility

(a)	Term Loans; Term Loan Commitments.

(i)
The aggregate amount of the Term Loan Commitments on the Closing Date is $900,000,000 (the “Total Term Loan Commitment”). Each Lender holding a Term Loan Commitment (a “Term Lender”) severally agrees, on the terms and conditions hereinafter set forth, to make a Loan to the Borrower on the Closing Date in an amount not to exceed such Lender’s Term Loan Commitment at such time. Amounts borrowed under this Section 2.1(a), when repaid or prepaid, may not be reborrowed.

(ii)
Notice of Borrowing. Borrower shall request any Loans to be funded on the Closing Date or Borrowing Date, as applicable, by delivering to Administrative Agent a written notice in the form of Exhibit C-1, appropriately completed (a “Notice of Borrowing”), at or before 1:00 p.m. (New York City time) at least one Banking Day prior to the Closing Date or Borrowing Date, as applicable.

(A)
Each Lender shall, before 12:00 noon (New York City time) on the date of such Borrowing, make available by wire transfer for the account of its Lending Office to the account of the Administrative Agent, in same day funds, such Lender’s ratable portion of such Borrowing, in accordance with the respective Commitments of such Lender. After the Administrative Agent’s receipt of such funds and upon fulfillment or waiver of the applicable conditions set forth in Section 3.2, the Administrative Agent shall make such funds available to the Borrower (1) in the case of a Borrowing of Term Loans to be made on the Closing Date, as directed by the Borrower pursuant to the terms of, and in accordance with, the Funds Flow Memorandum and (2) in the case of a Borrowing of Incremental Term

Loans, as directed by the Borrower pursuant to the terms and in accordance with, the funds flow memorandum relating to the Incremental Term Loans.

(B)
Each Notice of Borrowing shall be irrevocable and binding on the Borrower from and after the Banking Day prior to the Borrowing. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of LIBOR Loans, the Borrower shall indemnify each applicable Lender against any actual and documented out-of-pocket loss, cost or expense (excluding loss of anticipated profits and indirect losses) incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Section 3.2, including any loss (excluding loss of anticipated profits and indirect losses), cost or expense incurred by reason of the liquidation or redeployment of deposits or other funds acquired by such Lender to fund the Loans to be made by such Lender as part of such Borrowing when such Loan, as a result of such failure, is not made on such date.

(C)
Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with clause (A) of this Section 2.1(a)(ii) and the Administrative Agent may, in its sole discretion and in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such date of Borrowing until the date such amount is paid to the Administrative Agent, at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent together with interest thereon, for each day from the date of such Borrowing until the date such amount is paid to the Administrative Agent, at the rate payable hereunder for Base Rate Loans.

(D)
The failure of any Lender to make the Loans to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing. Nothing in this Section 2.1(a)(ii) shall prejudice any rights that the Borrower may have against a Defaulting Lender.

(b)	Incremental Term Loan Facilities.

(i)
The Borrower may, at its sole discretion, by written notice to the Administrative Agent, from time to time after the Closing Date, on one or more occasions, arrange or request from one or more Lenders, other banks or other entities an incremental facility for term loans (“Incremental Term Loans”) in an aggregate principal amount not to exceed the Incremental Term Loan Cap at the time of incurrence (each new facility, an “Incremental Term Loan Facility”) and/or an increase in the total Term Loan Commitments in an aggregate principal amount not to exceed the Incremental Term Loan Cap at the time of incurrence (each, an “Incremental Term Loan Commitment”), used solely for the purposes set forth in Section 5.1(b) or to make a distribution to the Sponsor. Upon the receipt of such notice by the Administrative Agent, the Administrative Agent shall deliver a copy thereof to each Lender. Each such Lender may, in its sole discretion, either agree to provide all or a portion of the offered amount of such Incremental Term Loan Facility or Incremental Term Loan Commitment, as applicable or decline to provide such Incremental Term Loan Facility or Incremental Term Loan Commitment (and any Lender that does not deliver a notice within a period of fifteen days after the date of notice by the Borrower shall be deemed to have declined to provide such Incremental Term Loan Facility or Incremental Term Loan Commitment, as applicable), it being acknowledged and agreed that no Lender is required to provide any such Incremental Term Loan Facility or Incremental Term Loan Commitment. Any Incremental Term Loan Facility or Incremental Term Loan Commitment may be incurred in an amount that is less than the amount set forth by the Borrower in its notice.

(ii)	Notwithstanding the foregoing, no increase under clause (i) above shall become effective under this Section 2.1(b) unless the following the conditions have been satisfied:

(A)	no Event of Default shall have occurred and be continuing or would result after giving effect to the incurrence of such Incremental Term Loans;

(B)	such Incremental Term Loans, shall have a maturity date no earlier than the Term Maturity Date;

(C)
the Borrower shall have delivered to the Administrative Agent an updated amortization schedule reasonably satisfactory to the Administrative Agent which amortization schedule shall replace the amortization then set forth in Schedule 2.1(b)(ii)(C) and shall provide that the Incremental Term Loans shall (1) amortize on the same dates as the Term Loans and (2) amortize at the same amortization percentage applicable to amortization on the Term Loans;

(D)
the principal amount of the Incremental Term Loans remaining outstanding on the Maturity Date, taken together with the principal amount of the Term Loans outstanding on the Maturity Date, shall equal the (1) the payment on the Maturity Date in respect of the Term Loans under the amortization schedule set forth on Schedule 2.1(b)(ii)(C) as of the date of the incurrence of the applicable Incremental Term Loan Facility multiplied by (2) a fraction, (x) the numerator of which shall be the sum of the Term Loans and any Incremental Term Loans outstanding as of the date of incurrence of the Incremental Term Loan Facility plus the applicable Incremental Term Loan Facility incurred and (y) the denominator of which shall be the Term Loans and any Incremental Term Loans outstanding as of the date of incurrence of the applicable Incremental Term Loan Facility; provided that in no event shall the payment on the Term Maturity Date in respect of the Term Loans under the amortization schedule set forth on Schedule 2.1(b)(ii)(C) as of the date of the incurrence of any Incremental Term Loan Facility exceed $525,000,000;

(E)
the representations, covenants, defaults and other provisions relating to such Incremental Term Loan Facility shall be no more favorable in any material respect to the Incremental Term Loan Lenders as the representations, covenants, defaults and other provisions applying in favor of the Term Loans (other than administrative provisions and conditions precedent relating to the incurrence thereof) (or this Agreement shall be amended by the Borrower and the Administrative Agent (without the consent of any Lender) to add such representations, covenants, defaults and other provisions applicable to such Incremental Term Loan Facility);

(F)	the Administrative Agent shall have received a certificate of an authorized officer of the Borrower certifying that the conditions set forth in this clause (ii) have been satisfied; and

(G)	all other terms and documentation in respect thereof, to the extent not materially consistent with the existing Term Loans shall otherwise be reasonably satisfactory to the Administrative Agent.

(iii)
Any Indebtedness incurred pursuant to this Section 2.1(b) shall be effected pursuant to one or more joinder agreements (substantially in the form of Exhibit I hereto, a “Lender Joinder Agreement”) executed and delivered by the Borrower, each entity providing such Indebtedness (or its representative) and the Administrative Agent, and each of which shall be recorded in the Register. Each Lender Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the First Lien Collateral Documents as may be necessary or appropriate, to effect the provisions of this Section 2.1(b), including any amendments necessary to implement the increased Term Loan Commitment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Lender Joinder Agreement delivered pursuant to this Section 2.1(b), this Agreement and the First Lien Collateral Documents shall be deemed amended to the extent contemplated by the Lender Joinder Agreement (and to the extent not materially consistent with the then existing Term Loans in a manner reasonably satisfactory to the Administrative Agent) in order to reflect the existence of such Indebtedness.

(c)	Provisions Relating to all Credit Facilities.

(i)
Loan Interest. Subject to Section 2.4(c), Borrower shall pay interest on the unpaid principal amount of each Loan from the Closing Date until the repayment or prepayment thereof at one of the following rates per annum:

(A)	With respect to the principal portion of a Term Loan which is, and during such periods as such Term Loan is, a Base Rate Term Loan, at a rate per annum equal to the Base Rate (such rate to change from time to time as the Base Rate shall change) plus the Applicable Margin.

(B)
With respect to the principal portion of an LC Loan which is, and during such periods as such LC Loan is, a Base Rate LC Loan, at a rate per annum equal to the Base Rate (such rate to change from time to time as the Base Rate shall change) plus the Applicable Margin.

(C)
With respect to the principal portion of such Term Loan which is, and during such periods as such Term Loan is, a LIBOR Term Loan, at a rate per annum during each Interest Period for such LIBOR Term Loan equal to the LIBO Rate plus the Applicable Margin.

(D)
With respect to the principal portion of such LC Loan which is, and during such periods as such LC Loan is, a LIBOR LC Loan, at a rate per annum during each Interest Period for such LIBOR LC Loan equal to the LIBO Rate plus the Applicable Margin.

(d)	Loan Principal Payment.

(i)
On each Principal Repayment Date commencing on the Principal Repayment Date occurring on September 30, 2020, Borrower shall repay to Administrative Agent, for the account of each Term Lender, the aggregate unpaid principal amount of the Term Loan made by such Term Lender in installments in accordance with the amortization schedule set forth on Schedule 2.1(b)(ii)(C) (as updated from time to time in accordance with Section 2.1(b)(ii)(C)), with any remaining unpaid principal, interest, fees and costs due and payable on the Maturity Date.

(ii)
The Borrower shall repay to the Administrative Agent for the ratable account of each of the LC Lenders on the LC Maturity Date the aggregate principal amount of the LC Loans then outstanding owing to such LC Lender, together with accrued and unpaid interest to the date of such repayment on the aggregate principal amount repaid.

(e)	Interest Provisions Relating to All Loans.

(i)
Applicable Interest Rate. The basis for determining the interest rate with respect to any Loan may be changed from time to time as specified in a Notice of Conversion of Loan Type delivered pursuant to Section 2.1(g). If on any day a Loan is outstanding with respect to which notice has not been delivered to Administrative Agent in accordance with the terms of this Agreement specifying the applicable basis for determining the rate of interest, then for that day such Loan shall bear interest determined by reference to the Base Rate. Borrower shall not request, and the Lenders shall not be obligated to make, LIBOR Loans at any time an Event of Default exists. Administrative Agent shall promptly notify each Lender of the contents of each Notice of Conversion of Loan Type.

(ii)
Interest Payment Dates. Borrower shall pay accrued interest on the unpaid principal amount of each Loan (A) in the case of each Base Rate Loan, on each Quarterly Date, (B) in the case of each LIBOR Loan, on the last day of each Interest Period related to such LIBOR Loan and, with respect to Interest Periods longer than three months, the last Banking Day of each third month in which such LIBOR Loan is outstanding, and (C) in all cases, upon repayment or prepayment (to the extent thereof and including any Optional Prepayments or Mandatory Prepayments), upon conversion from one Type of Loan to another Type of Loan and at maturity (whether by acceleration or otherwise).

(iii)	LIBOR Loan Interest Periods.

(A)
Each Interest Period selected by Borrower for all LIBOR Loans shall be one, three or six months. Notwithstanding anything to the contrary in the preceding sentence, (1) any Interest Period which would otherwise end on a day which is not a Banking Day shall be extended to the next succeeding Banking Day unless such next Banking Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Banking Day, (2) any Interest Period which begins on the last Banking Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Banking Day of a calendar month, (3) Borrower may not select Interest Periods which would leave a greater principal amount of Loans subject to Interest Periods ending after a date upon which Loans are or may be required to be repaid (including the Maturity Date and each Principal Repayment Date) than the principal amount of Loans scheduled to be outstanding after such date, (4) any Interest Period for a Term Loan which would otherwise end after the Maturity Date shall end on the Maturity Date, (5) LIBOR Loans for each Interest Period shall be in the minimum amount of $500,000 or an integral multiple of $100,000 in excess thereof, (6) Borrower may not at any time have outstanding more than six different Interest Periods relating to LIBOR Loans, (7) Borrower and the Administrative Agent (at the direction of the Incremental Term Loan Lenders) may mutually agree to have an initial non-standard Interest Period with respect to Incremental Term Loans solely to maintain fungibility with existing applicable Term Loans in connection with the enactment of an Incremental Term Loan Facility, and (8) the Interest Period applicable to the Loans borrowed on the Closing Date may have an initial non-standard Interest Period ending on June 30, 2020.

(B)
Borrower may contact Administrative Agent at any time prior to the end of an Interest Period for a quotation of Interest Rates in effect at such time for given Interest Periods, and Administrative Agent shall promptly provide such quotation. Subject to Section 2.1(e)(iii)(A), Borrower may select an Interest Period telephonically within the time periods specified in Section 2.1(g), which selection shall be irrevocable on and after commencement of the applicable Minimum Notice Period. Borrower shall confirm such telephonic notice to Administrative Agent by hand delivery or facsimile or other electronic transmission on the day such notice is given by delivery to Administrative Agent of a notice in substantially the form of Exhibit C‑2, appropriately completed (a “Confirmation of Interest Period Selection”). If Borrower fails to notify Administrative Agent of the next

Interest Period for any LIBOR Loans in accordance with this Section 2.1(e)(iii)(B), such Loans shall automatically convert to Base Rate Loans on the last day of the current Interest Period therefor. Administrative Agent shall as soon as practicable (and, in any case, within two Banking Days after delivery of a Confirmation of Interest Period Selection) notify Borrower of each determination of the Interest Rate applicable to each Loan.

(iv)
Interest Computations. All computations of interest on Base Rate Loans shall be based upon a year of 365 days or, in the case of a leap year, 366 days, shall be payable for the actual days elapsed (including the first day but excluding the last day), and shall be adjusted in accordance with any changes in the Base Rate to take effect on the beginning of the day of such change in the Base Rate. All computations of interest on LIBOR Loans shall be based upon a year of 360 days and shall be payable for the actual days elapsed (including the first day but excluding the last day). Borrower agrees that all computations by Administrative Agent of interest shall be conclusive and binding in the absence of manifest error.

(f)
Promissory Notes. The obligation of Borrower to repay the Loans made by a Lender and to pay interest thereon at the rates provided herein shall, upon the written request of such Lender, be evidenced by promissory notes in the form of Exhibit B‑1 (individually, a “Term Note” and, collectively, the “Term Notes”), Exhibit B-2 (individually, a “Revolving LC Note” and, collectively, the “Revolving LC Notes”), Exhibit B-3 (individually, a “DSR LC Note” and, collectively, the “DSR LC Notes”), and Exhibit B-4 (individually, a “PPA LC Note” and, collectively, the “PPA LC Notes”) each payable to such requesting Lender (or its registered assigns) and in the principal amount of such Lender’s Term Loan Commitment, Revolving LC Commitment, DSR LC Commitment or PPA LC Commitment, respectively. Borrower authorizes each such requesting Lender to record on the schedule annexed to such Lender’s Note or Notes, the date and amount of each Loan made by such requesting Lender, and each payment or prepayment of principal thereunder and agrees that all such notations shall constitute prima facie evidence of the matters noted; provided, that in the event of any inconsistency between the records or books of Administrative Agent and any Lender’s records or Notes, the records of Administrative Agent shall be conclusive and binding in the absence of manifest error. Borrower further authorizes each such requesting Lender to attach to and make a part of such requesting Lender’s Note or Notes continuations of the schedule attached thereto as necessary. No failure to make any such notations, nor any errors in making any such notations, shall affect the validity of Borrower’s obligations to repay the full unpaid principal amount of the Loans or the duties of Borrower hereunder or thereunder. Upon the payment in full in cash of the aggregate principal amount of, and all accrued and unpaid interest on, the Loans, the Lenders holding such Notes shall promptly mark the applicable Notes cancelled and return such cancelled Notes to Borrower.

(g)
Conversion of Loans. Subject to Section 2.1(e)(e)(i), Borrower may convert Loans from one Type of Loan to another Type of Loan; provided, that (x) any conversion of LIBOR Loans into Base Rate Loans shall be effective on, and only on, the first day after expiration of an Interest Period for such LIBOR Loans, and (y) Loans shall be converted only in amounts of $500,000 and increments of $100,000 in excess thereof. Borrower shall request such a conversion by delivering to Administrative Agent a written notice in the form of Exhibit C‑3, appropriately completed (a “Notice of Conversion of Loan Type”), which contains or specifies, among other things:

(i)	the Loans, or portion thereof, which are to be converted;

(ii)	the Type of Loans into which such Loans, or portion thereof, are to be converted;

(iii)	if such Loans are to be converted into LIBOR Loans, the initial Interest Period selected by Borrower for such Loans (which Interest Period shall be selected in accordance with Section 2.1(e)(iii));

(iv)	the proposed date of the requested conversion (which shall be a Banking Day and otherwise in accordance with this Section 2.1(g)); and

(v)	if Base Rate Loans are to be converted to LIBOR Loans, a certification by Borrower that no Event of Default has occurred and is continuing.
Borrower shall so deliver each Notice of Conversion of Loan Type so as to provide at least the applicable Minimum Notice Period. Any Notice of Conversion of Loan Type may be modified or revoked by Borrower through the Banking Day prior to the Minimum Notice Period, and shall thereafter be irrevocable. Each Notice of Conversion of Loan Type shall be delivered in the manner provided in Section 11.1. Administrative Agent shall promptly notify each Lender of the contents of each Notice of Conversion of Loan Type.

(h)	Prepayments.

(i)	Terms of All Prepayments.

(A)
Upon the prepayment of any Loan (whether such prepayment is an Optional Prepayment or a Mandatory Prepayment), Borrower shall pay to Administrative Agent for the account of the Lender which made such Loan or Hedge Bank, as applicable, (1) all accrued interest to the date of such prepayment on the amount of such Loan prepaid, (2) all accrued fees to the date of such prepayment relating to the amount of such Loan being prepaid, (3) to the extent required by the terms of the applicable Interest Rate Agreement, all Hedge Breaking Fees owed by Borrower to such Hedge Bank as a result of such prepayment, and (4) if such prepayment is the prepayment of a LIBOR Loan on a day other than the last day of an Interest Period for such LIBOR Loan, all Liquidation Costs incurred by such Lender as a result of such prepayment (pursuant to the terms of Section 2.7).

(B)
Notwithstanding the foregoing, but only in respect of any Mandatory Prepayment, Borrower shall have the right, by giving five Banking Days’ notice to Administrative Agent, in lieu of prepaying a LIBOR Loan on a day other than the last day of an Interest Period for such LIBOR Loan, to deposit or cause Administrative Agent to deposit into an account to be held by Depositary Agent (which account shall be subjected to the Lien of the First Lien Collateral Documents) an amount equal to the LIBOR Loans to be prepaid. Such funds shall be held in such account until the expiration of the Interest Period applicable to the LIBOR Loan to be prepaid at which time the amount deposited in such account shall be used to prepay such LIBOR Loan and any interest accrued on such amount shall be deposited into the Revenue Account. The deposit of amounts into such account shall not constitute a prepayment of Loans and all Loans to be prepaid using the proceeds from such account shall continue to accrue interest at the then applicable interest rate for such Loans until actually prepaid. All amounts in such account shall only be invested in Permitted Investments as directed by and at the expense and risk of Borrower.

(C)
Except as otherwise specifically set forth herein (including Section 2.5(a)), (1) all prepayments of Term Loans shall be applied to reduce the remaining payments required under Section 2.1(d)(i) (I) with respect to Mandatory Prepayments, on a pro rata basis to remaining amortization payments and the payments at the final maturity thereof and (II) with respect to Optional Prepayments, as directed by the Borrower, (2) any prepayment of Term Loans or LC Loans of any class or tranche, respectively, shall be applied first to any Term Loans or LC Loans of any class or tranche, as applicable, that are Base Rate Loans and then to any Term Loans or LC Loans of any class or tranche, as applicable, that are LIBOR Loans.

(ii)	Optional Prepayments.

(A)
Borrower may, at its option and without premium or penalty, upon three Banking Days’ notice to Administrative Agent (which notice may state that it is conditioned upon the effectiveness of another credit facility or facilities or other agreement(s) providing the source of funds for such Optional Prepayment, in which case such notice may be revoked by Borrower by providing written notice to Administrative Agent at least one Banking Day prior to the proposed date of the Optional Prepayment if one or more of such conditions is not satisfied), prepay (1) any Term Loans in whole or from time to time in part in minimum amounts of $1,000,000 or an incremental multiple of $1,000,000 in excess thereof (provided, that such minimum amounts shall not apply to a prepayment of all outstanding Term Loans) or (2) any LC Loans of any class or tranche in whole or from time to time in part in minimum amounts of $500,000 or an incremental multiple of $100,000 in excess thereof (provided, that such minimum amounts shall not apply to a prepayment of all LC Loans of any class or tranche or except to the extent that such LC Loan of any class or tranche is being repaid pursuant to clause Twelfth of Section 3.1(b) (Revenue Account Waterfall) of the Depositary Agreement) (each, an “Optional Prepayment”).

(B)
Any Optional Prepayments shall be applied (1) first, ratably to any outstanding LC Loans, if any, until all LC Loans have been repaid in full; and (2) second, subject to Section 2.1(h)(i) and Section 2.1(h)(ii)(A), as Borrower may elect in its sole discretion.

(iii)	Mandatory Prepayments. Borrower shall make the following mandatory prepayments (each, a “Mandatory Prepayment”):

(A)
as and when contemplated by (1) Section 3.4(d) of the Depositary Agreement, within thirty days after the date on which the balance on deposit in the Excess LP Prepayment Sub-Account (as defined in the Depositary Agreement) equals or exceeds $10,000,000, (2) Section 3.5(d) of the Depositary Agreement, within thirty days after the date on which the balance on deposit in the Excess ADP Prepayment Sub-Account (as defined in the Depositary Agreement) equals or exceeds $10,000,000, and (3) Section 3.6(b) of the Depositary Agreement, within thirty days after receipt of Excess Contract Termination Proceeds (as defined in the Depositary Agreement); and

(B)
in the event of any termination of all the LC Commitments in accordance with this Agreement, Borrower shall, on the date of such termination, terminate any outstanding Revolving Letter of Credit, PPA Letter of Credit or DSR Letter of Credit, as applicable, and/or cash collateralize any outstanding Revolving Letter of Credit, PPA Letter of Credit or DSR Letter of Credit, as applicable, in the amount of the applicable LC Exposure. If, as a result of any partial reduction of the LC Commitments, the aggregate Revolving LC Exposure, DSR LC Exposure or PPA LC Exposure, as applicable, would exceed the aggregate Revolving LC Commitments, DSR LC Commitments or PPA LC Commitments, as applicable, after giving effect thereto, then Borrower shall, on the date of such reduction, cash collateralize the applicable Letters of Credit in an amount equal to the amount of such excess.

Any Mandatory Prepayments shall be applied (x) first, to outstanding Term Loans and Incremental Term Loans and outstanding LC Loans and outstanding Drawing Payments, pro rata, until all Term Loans, LC Loans and Drawing Payments have been repaid in full, (y) second, to the Cash Collateralization of any outstanding Letters of Credit and (z) third, to all other First Lien Obligations due and payable under the Credit Documents.

(iv)	Reduction of Commitments.

(A)
Borrower may at any time permanently terminate, or from time to time permanently reduce, the LC Commitments; provided, that (1) each reduction of the LC Commitments shall be in an amount that is an integral multiple of $100,000 and not less than $1,000,000 (or, if less, the remaining amount of the LC Commitments) and (2) Borrower shall not voluntarily terminate or reduce the LC Commitments, if, after giving effect to any concurrent prepayment of LC Loans in accordance with this Section 2.1(h), the Revolving LC Exposure, DSR LC Exposure or PPA LC Exposure would exceed the Total Revolving LC Commitments, Total DSR LC Commitments or Total PPA LC Commitments.

(B)
Borrower shall notify Administrative Agent in writing of any election to terminate or reduce Commitments under the foregoing clauses (A) at least three Banking Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by Borrower pursuant to this clause (B) shall be irrevocable. Any termination or reduction of Commitments shall be permanent; provided, that a notice of termination of Commitments delivered by Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by Borrower (by notice to Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Each reduction of Commitments shall be made ratably among the Lenders participating in the applicable Loan facility in accordance with their respective Proportionate Shares.

(i)
Register. Administrative Agent on behalf of Borrower shall maintain, at its address referred to in Section 11.1, a register for the recordation of the names and addresses of the Lenders, the Commitments and Loans of each Lender from time to time and the name of each Lender which holds a Note (the “Register”). The Register shall be available for inspection by Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice. Administrative Agent shall record in the Register (i) the Commitments and the Loans from time to time of each Lender, (ii) the interest rates applicable to all Loans and the effective dates of all changes thereto, (iii) the Interest Period for each LIBOR Loan, (iv) the date and amount of any principal or interest due and payable or to become due and payable from Borrower to each Lender hereunder, (v) each repayment or prepayment in respect of the principal amount of the Loans of each Lender, (vi) the amount of any sum received by Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof, and (vii) such other information as Administrative Agent may determine is necessary for the administering of the Loans and this Agreement. Any such recording shall be conclusive and binding in the absence of manifest error; provided, that neither the failure to make any such recordation, nor any error in such recordation, shall affect Borrower’s First Lien Obligations in respect of any applicable Loans or otherwise; and provided, further, that in the event of any inconsistency between the Register and any Lender’s records, the Register shall govern absent manifest error.

(j)
Re-Borrowing. Borrower may not re-borrow the principal amount of any Term Loan repaid or prepaid pursuant to this Agreement. Any prepaid LC Loans may be re-borrowed. The LC Commitments shall not be reduced as a result of any prepayment. To the extent that any LC Commitment was reduced as a result of any issuance of LC Loans, and so long as the Borrower shall have satisfied the requirements of for LC Loans, Section 3.2 and Section 2.2(c)(ii), (b)(ii) or (c)(ii), such LC Commitment shall be reinstated as a result of any prepayment of such LC Loans made in accordance with Section 2.1(h)(ii).

2.2	Letter of Credit Facilities

(a)
Revolving LC Commitments; Issuance of Revolving Letters of Credit. The initial Dollar amount of each Lender’s Revolving LC Commitment on the Closing Date is set forth under the caption “Revolving LC Commitments” on Schedule 2.2(a). The aggregate amount of the Revolving LC Commitments on the Closing Date is $130,622,000 (the “Total Revolving LC Commitment”, and each Lender holding such Revolving LC Commitments, a “Revolving LC Lender”). All of the Revolving LC Commitments shall be available for the issuance of standby letters of credit. Subject to the terms and conditions set forth in this Agreement, Borrower may request the issuance of an irrevocable standby letter of credit substantially in the forms set forth in Exhibit B-5 or otherwise reasonably satisfactory to such Revolving Issuing Bank (a “Revolving Letter of Credit”) for its own account, at any time and from time to time prior to the applicable Maturity Date.

(i)	Notice of Issuance of Revolving Letter of Credit, Amendment, Renewal, Extension; Certain Conditions.

(A)
To request the issuance of a Revolving Letter of Credit (or the amendment, renewal (other than an automatic renewal in accordance with clause (B) below) or extension of an outstanding Revolving Letter of Credit), Borrower shall hand deliver or transmit by telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Revolving Issuing Bank) to such Revolving Issuing Bank and Administrative Agent (three Banking Days in advance of the requested date of issuance, amendment, renewal or extension or, with respect to any issuance to take place on the Closing Date, one Banking Day in advance of the Closing Date) a Notice of LC Activity requesting the issuance of a Revolving Letter of Credit, or identifying the Revolving Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Banking Day at least three Banking Days after the form of such Revolving Letter of Credit or amendment, renewal or extension has been agreed by Borrower, the applicable Revolving Issuing Bank and Administrative Agent or, with respect to any issuance, amendment, renewal or extension to take place on the Closing Date, one Banking Day in advance of the Closing Date), the date on which such Revolving Letter of Credit is to expire and such other information as shall be necessary to issue, amend, renew or extend such Revolving Letter of Credit. If requested by a Revolving Issuing Bank, Borrower also shall submit a letter of credit application on such Revolving Issuing Bank’s standard form in connection with any request for a Revolving Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by Borrower to, or entered into by Borrower with, the applicable Revolving Issuing Bank relating to a Revolving Letter of Credit, the terms and conditions of this Agreement shall control.

(B)
Each Revolving Letter of Credit shall expire at or prior to the close of business on the earlier of (1) the date one year after the date of the issuance of such Revolving Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) or such other date as the Revolving Issuing Bank may agree, and (2) five Banking Days prior to the Revolving Maturity Date; provided, that any Revolving Letter of Credit with a one-year tenor shall provide for the automatic renewal thereof for additional one-year periods (which, in no event, shall extend beyond the date referred to in clause (2) of this clause (B)), and provided, further, that a Revolving Letter of Credit may expire after the Revolving Maturity Date to the extent that such Revolving Letter of Credit is Cash Collateralized to a mutually agreed level as between the Borrower and such Revolving Issuing Bank or back-stopped pursuant to arrangements acceptable to the relevant Revolving Issuing Bank during the period commencing on such Revolving Maturity Date until such later stated expiry date occurring after such Revolving Maturity Date. For the avoidance of doubt, the obligation of the Revolving LC Lenders to make Revolving LC Loans shall terminate on the Revolving Maturity Date.

(ii)	Revolving LC Loans.

(A)
If a Revolving Issuing Bank makes any Drawing Payment, Borrower shall reimburse such Drawing Payment by paying to Administrative Agent an amount equal to such Drawing Payment in Dollars, not later than 12:00 p.m., New York City time, on the second Banking Day following the date Borrower receives notice of such Drawing Payment; provided, that so long as no Event of Default under Section 7.1(a) or Section 6.1(i) (Bankruptcy) of the First Lien Common Terms Agreement has occurred and is continuing, to the extent Borrower does not so reimburse the Drawing Payment within one Banking Day, the Revolving LC Lenders shall be irrevocably and unconditionally obligated to fund participations in the Revolving LC Reimbursement Obligations on a pro rata basis based on their respective Revolving LC Commitments. Such amount shall be reduced, if necessary, such that the aggregate amount of applicable Revolving LC Exposure does not exceed the aggregate applicable Total Revolving LC Commitments of such Revolving LC Lender, with the amount of such Drawing Payment that is not covered by Revolving LC Loans becoming due and payable on demand. With respect to any Revolving LC Reimbursement Obligation that is not financed with a Revolving LC Loan because an Event of Default under Section 7.1(a) or Section 6.1(i) (Bankruptcy) of the First Lien Common Terms Agreement (with respect to Borrower) has occurred and is continuing, such Revolving LC Reimbursement Obligation shall be due and payable on demand (together with interest) and shall bear interest as provided in Section 2.4(c). The Revolving LC Loans made pursuant to this Section 2.2(a)(ii)(A) shall initially be Base Rate Loans.

(B)
If Borrower fails to reimburse any Drawing Payment not covered or financed by Revolving LC Loans as contemplated by clause (A), then Administrative Agent shall promptly notify the applicable Revolving Issuing Bank(s) of the applicable Drawing Payment and the payment then due from Borrower. Promptly following receipt by Administrative Agent of any payment from Borrower pursuant to this paragraph, Administrative Agent shall distribute such payment to the applicable Revolving Issuing Bank(s).

(C)
On the Revolving Maturity Date, the Borrower shall repay to Administrative Agent, for the account of each applicable Revolving LC Lender, the aggregate unpaid principal amount of the Revolving LC Loans (including all fees, interest and other amounts accrued in connection therewith).

(b)
DSR LC Commitments; Issuance of DSR Letters of Credit. The initial Dollar amount of each Lender’s DSR LC Commitment on the Closing Date is set forth under the caption “DSR LC Commitments” on Schedule 2.2(a). The aggregate amount of the DSR LC Commitments on the Closing Date is $53,000,000 (the “Total DSR LC Commitment”, and each Lender holding such DSR LC Commitments, a “DSR LC Lender”). Subject to the terms and conditions set forth in this Agreement, Borrower may request the issuance of an irrevocable letter of credit substantially in the form of Exhibit B-6 (the “DSR Letter of Credit”) for its own account, at any time and from time to time prior to the applicable DSR Maturity Date. The Stated Amount of the DSR Letters of Credit shall never exceed the Total DSR LC Commitment.

(i)	Notice of Issuance of DSR Letter of Credit, Amendment, Renewal, Extension; Certain Conditions.

(A)
To request the issuance of a DSR Letter of Credit (or the amendment, renewal (other than an automatic renewal in accordance with clause (B) below) or extension of an outstanding DSR Letter of Credit), Borrower shall hand deliver or transmit by telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable DSR Issuing Bank) to such DSR Issuing Bank and Administrative Agent (three Banking Days in advance of the requested date of issuance, amendment, renewal or extension or, with respect to any issuance to take place on the Closing Date, one Banking Day in advance of the Closing Date) a Notice of LC Activity requesting the issuance of a DSR Letter of Credit, or identifying the DSR Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Banking Day at least three Banking Days after the form of such DSR Letter of Credit or amendment, renewal or extension has been agreed by Borrower, the applicable DSR Issuing Bank and Administrative Agent or, with respect to any issuance to take place on the Closing Date, one Banking Day in advance of the Closing Date), the date on which such DSR Letter of Credit is to expire and such other information as shall be necessary to issue, amend, renew or extend such DSR Letter of Credit. If requested by a DSR Issuing Bank, Borrower also shall submit a DSR Letter of Credit application on such DSR Issuing Bank’s standard form in connection with any request for a DSR Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by Borrower to, or entered into by Borrower with, the applicable DSR Issuing Bank relating to a DSR Letter of Credit, the terms and conditions of this Agreement shall control.

(B)
A DSR Letter of Credit shall be issued, amended, renewed or extended only if, after giving effect to such issuance, amendment, renewal or extension, the total DSR LC Exposure shall not exceed the Total DSR LC Commitment and the DSR LC Exposure of such DSR Issuing Bank shall not exceed the DSR LC Commitments of such DSR Issuing Bank.

(C)
Each DSR Letter of Credit shall expire at or prior to the close of business on the earlier of (x) the date one year after the date of the issuance of such DSR Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension), and (y) the applicable DSR Maturity Date; provided that any DSR Letter of Credit with a one-year tenor may provide for the automatic renewal thereof for additional one-year periods (which, in no event, shall extend beyond the date referred to in clause (y) of this clause (C)); provided, further, that upon the date of such expiry (taking into account the preceding proviso), each such DSR Letter of Credit shall be surrendered by the beneficiary or transferee of such DSR Letter of Credit to the applicable DSR Issuing Bank for cancellation, all DSR LC Loans (including all fees, interest and other amounts accrued in connection therewith) made or deemed to have been made with respect to such DSR Letter of Credit shall be repaid in full, and all DSR LC Commitments of such DSR Issuing Bank shall be terminated.

(ii)	DSR LC Loans

(A)
If a DSR Issuing Bank makes any Drawing Payment, Borrower shall reimburse such Drawing Payment by paying to Administrative Agent an amount equal to such Drawing Payment in Dollars, not later than 12:00 p.m., New York City time, on the Banking Day immediately following the date Borrower receives notice of such Drawing Payment; provided, that so long as no Event of Default under Section 7.1(a) or Section 6.1(i) (Bankruptcy) of the First Lien Common Terms Agreement has occurred and is continuing any Drawing Payment shall be deemed to be a request by Borrower for a Borrowing in an aggregate amount equal to the amount of DSR LC Reimbursement Obligations with respect to the DSR Letters of Credit (a “DSR LC Loan”) and, to the extent so financed, such DSR LC Reimbursement Obligations shall be discharged and replaced by the resulting DSR LC Loan owing to the DSR LC Lender which issued the Letter of Credit giving rise to such DSR LC Reimbursement Obligation in its capacity as the DSR Issuing Bank. Such requested amount shall be reduced, if necessary, such that the aggregate amount of applicable DSR LC Exposure does not exceed the aggregate applicable Total DSR LC Commitments of such DSR Issuing Bank, with the amount of such Drawing Payment that is not covered by DSR LC Loans becoming due and payable on demand. With respect to any DSR LC Reimbursement Obligation that is not financed with a DSR LC Loan because an Event of Default under Section 7.1(a) or Section 6.1(i) (Bankruptcy) of the First Lien Common Terms Agreement has occurred and is continuing, such DSR LC Reimbursement Obligation shall be due and payable on demand (together with interest) and shall bear interest as provided in Section 2.4(c). The DSR LC Loans made pursuant to this Section 2.2(b)(ii)(A) shall initially be Base Rate Loans.

(B)
If Borrower fails to reimburse any Drawing Payment not covered or financed by DSR LC Loans as contemplated by Section 2.2(b)(ii)(A), then Administrative Agent shall promptly notify the applicable DSR Issuing Bank(s) of the applicable Drawing Payment and the payment then due from Borrower. Promptly following receipt by Administrative Agent of any payment from Borrower pursuant to this paragraph, Administrative Agent shall distribute such payment to the applicable DSR Issuing Bank(s).

(C)
In the event that multiple DSR Issuing Banks have issued DSR Letters of Credit, Administrative Agent shall allocate any DSR LC Loan in respect of the DSR Letters of Credit among the DSR Letters of Credit such that such DSR LC Loan is borne pro rata among the DSR Issuing Banks based on the relative Stated Amount (immediately prior to the making of such DSR LC Loan) of DSR Letters of Credit held by each such DSR Issuing Bank.

(D)
On the Maturity Date, the Borrower shall repay to Administrative Agent, for the account of each applicable DSR LC Lender, the aggregate unpaid principal amount of the DSR LC Loans (including all fees, interest and other amounts accrued in connection therewith).

(c)
PPA LC Commitments; Issuance of PPA Letters of Credit. The initial Dollar amount of each Lender’s PPA LC Commitment on the Closing Date is set forth under the caption “PPA LC Commitments” on Schedule 2.2(a). The aggregate amount of the PPA LC Commitments on the Closing Date is $16,378,000 (the “Total PPA LC Commitment”, and each Lender holding such PPA LC Commitments, a “PPA LC Lender”, and together with the Revolving LC Lenders and the DSR LC Lenders, the “LC Lenders”). Subject to the terms and conditions set forth in this Agreement, Borrower may request the issuance of an irrevocable letter of credit substantially in the form of Exhibit B-5 or otherwise reasonably satisfactory to such PPA Issuing Bank (the “PPA Letter of Credit”, and together with the Revolving Letters of Credit and the DSR Letters of the Credit, the “Letters of Credit”) for its own account, at any time and from time to time prior to the applicable PPA Maturity Date.

(i)	Notice of Issuance of PPA Letter of Credit, Amendment, Renewal, Extension; Certain Conditions.

(A)
To request the issuance of a PPA Letter of Credit (or the amendment, renewal (other than an automatic renewal in accordance with clause (B) below) or extension of an outstanding PPA Letter of Credit), Borrower shall hand deliver or transmit by telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable PPA Issuing Bank) to the PPA Issuing Bank and Administrative Agent (three Banking Days in advance of the requested date of issuance, amendment, renewal or extension or, with respect to any issuance to take place on the Closing Date, one Banking Day in advance of the Closing Date) a Notice of LC Activity requesting the issuance of a PPA Letter of Credit, or identifying the PPA Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Banking Day at least three Banking Days after the form of such PPA Letter of Credit or amendment, renewal or extension has been agreed by Borrower, the PPA Issuing Bank and Administrative Agent or, with respect to any issuance to take place on the Closing Date, one Banking Day in advance of the Closing Date), the date on which such PPA Letter of Credit is to expire and such other information as shall be necessary to issue, amend, renew or extend such PPA Letter of Credit. If requested by the PPA Issuing Bank, Borrower also shall submit a PPA Letter of Credit application on the PPA Issuing Bank’s standard form in connection with any request for a PPA Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by Borrower to, or entered into by Borrower with, the PPA Issuing Bank relating to a PPA Letter of Credit, the terms and conditions of this Agreement shall control.

(B)
A PPA Letter of Credit shall be issued, amended, renewed or extended only if, after giving effect to such issuance, amendment, renewal or extension, the PPA LC Exposure shall not exceed the Total PPA LC Commitment and the PPA LC Exposure of the PPA Issuing Bank shall not exceed the PPA LC Commitments of the PPA Issuing Bank.

(C)
Each PPA Letter of Credit shall expire at or prior to the close of business on the earlier of (1) the date one year after the date of the issuance of such PPA Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) or such other date as the PPA Issuing Bank may agree, and (2) the applicable PPA Maturity Date; provided that any PPA Letter of Credit with a one-year tenor may provide for the automatic renewal thereof for additional one-year periods (which, in no event, shall extend beyond the date referred to in clause (2) of this clause (C)); provided, further, that a PPA Letter of Credit may expire after the PPA Maturity Date to the extent that such PPA Letter of Credit is Cash Collateralized to a mutually agreed level as between the Borrower and such PPA Issuing Bank or back-stopped pursuant to arrangements acceptable to the relevant PPA Issuing Bank during the period commencing on such PPA Maturity Date until such later stated expiry date occurring after such PPA Maturity Date.

(ii)	PPA LC Loans

(A)
If the PPA Issuing Bank makes any Drawing Payment, Borrower shall reimburse such Drawing Payment by paying to Administrative Agent an amount equal to such Drawing Payment in Dollars, not later than 12:00 p.m., New York City time, on the second Banking Day following the date Borrower receives notice of such Drawing Payment; provided, that so long as no Event of Default under Section 7.1(a) or Section 6.1(i) (Bankruptcy) of the First Lien Common Terms Agreement has occurred and is continuing, any Drawing Payment shall be deemed to be a request by Borrower for a Borrowing in an aggregate amount equal to the amount of PPA LC Reimbursement Obligations with respect to the PPA Letters of Credit (a “PPA LC Loan”) and, to the extent so financed, such PPA LC Reimbursement Obligations shall be discharged and replaced by the resulting PPA LC Loan owing to the PPA LC Lender which issued the Letter of Credit giving rise to such PPA LC Reimbursement Obligation in its capacity as the PPA Issuing Bank. Such requested amount shall be reduced, if necessary, such that the aggregate amount of applicable PPA LC Exposure does not exceed the aggregate applicable Total PPA LC Commitments of the PPA Issuing Bank, with the amount of such Drawing Payment that is not covered by PPA LC Loans becoming due and payable on demand. With respect to any PPA LC Reimbursement Obligation that is not financed with a PPA LC Loan because an Event of Default under Section 7.1(a) or Section 6.1(i) (Bankruptcy) of the First Lien Common Terms Agreement has occurred and is continuing, such PPA LC Reimbursement Obligation shall be due and payable on demand (together with interest) and shall bear interest as provided in Section 2.4(c). The PPA LC Loans made pursuant to this Section 2.2(c)(ii)(A) shall initially be Base Rate Loans.

(B)
If Borrower fails to reimburse any Drawing Payment not covered or financed by PPA LC Loans as contemplated by Section 2.2(c)(ii)(A), then Administrative Agent shall promptly notify the PPA Issuing Bank of the applicable Drawing Payment and the payment then due from Borrower. Promptly following receipt by Administrative Agent of any payment from Borrower pursuant to this paragraph, Administrative Agent shall distribute such payment to the PPA Issuing Bank.

(C)
On the Maturity Date, the Borrower shall repay to Administrative Agent, for the account of the PPA LC Lender, the aggregate unpaid principal amount of the PPA LC Loans (including all fees, interest and other amounts accrued in connection therewith).

(d)
Reimbursement Obligations Absolute. The obligation of Borrower to reimburse any Drawing Payment as provided in Section 2.2 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, (iv) any amendment or waiver of or any consent to departure from all or any terms of any of the Credit Documents, (v) the existence of any claim, setoff, defense or other right which Borrower may have at any time against the beneficiary of such Letter of Credit (or any Persons for whom such beneficiary may be acting), the applicable Issuing Bank, Administrative Agent, any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby, by any other Credit Document or by any unrelated transaction, (vi) any breach of contract or dispute among or between Borrower, an Issuing Bank, Administrative Agent, any Lender or any other Person, (vii) any non‑application or misapplication by the beneficiary of a Letter of Credit of the proceeds of any Drawing Payment or any other act or omission of such beneficiary in connection with such Letter of Credit, (viii) any failure to preserve or protect any Collateral, any failure to perfect or preserve the perfection of any Lien thereon, or the release of any of the Collateral securing the performance or observance of the terms of this Agreement or any of the other Credit Documents, or (ix) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.2(d), constitute a legal or equitable discharge of, or provide a right of setoff against, Borrower’s obligations hereunder; provided, that in each case, payment by an Issuing Bank shall not have constituted gross negligence or willful misconduct. Neither Administrative Agent, the Lenders nor the applicable Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of an Issuing Bank; provided, that nothing contained herein shall be construed to excuse an Issuing Bank from liability to Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by Borrower to the extent permitted by applicable law) suffered by Borrower that are determined by a court having jurisdiction to have been caused by (x) such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof, or (y) such Issuing Bank’s refusal to issue a Letter of Credit in accordance with the terms of this Agreement. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank, such Issuing Bank shall be deemed to have exercised care in each such determination and each refusal to issue a Letter of Credit. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(e)
Disbursement Procedures. An Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Each Issuing Bank shall promptly notify Administrative Agent and Borrower by telephone (confirmed by telecopy or other electronic transmission) of such demand for payment and whether such Issuing Bank has made or shall make a Drawing Payment thereunder; provided, that any failure to give or delay in giving such notice shall not relieve Borrower of its obligation to reimburse the applicable Issuing Bank with respect to any such Drawing Payment.

(f)
Interim Interest. If an Issuing Bank shall make any Drawing Payment, then, unless Borrower shall reimburse such Drawing Payment in full by 4:00 p.m. (New York time) on the second Banking Day after the date such Drawing Payment is made, the unpaid amount thereof shall bear interest, for each day from and including the date such Drawing Payment is made to but excluding the date that Borrower reimburses such Drawing Payment (including by the making of a Borrowing), at the rate per annum then applicable to Base Rate LC Loans or LIBOR LC Loans, at the election of Borrower, for Drawing Payments under a Letter of Credit; provided, that if such Drawing Payment is not reimbursed by Borrower when due or otherwise discharged pursuant to Section 2.22.2(c)(a)(ii), (b)(ii) or (c)(ii), then Section 2.4(c) shall apply. Interest accrued pursuant to this Section 2.2(f) shall be for the account of the applicable Issuing Bank.

(g)
Additional Issuing Banks. From time to time, Borrower may by notice to Administrative Agent designate one or more other Lenders or other financial institutions (in addition to the Issuing Banks and their respective Affiliates) that agree (in their sole discretion) to act in such capacity and is reasonably satisfactory to Administrative Agent as a Revolving Issuing Bank, DSR Issuing Bank or PPA Issuing Bank, as applicable. Each such additional Issuing Bank shall execute a counterpart of this Agreement in such capacity upon the approval of Administrative Agent (which approval shall not be unreasonably withheld or delayed) and shall thereafter be a Revolving Issuing Bank, DSR Issuing Bank or PPA Issuing Bank, as applicable, hereunder for all purposes. The Register shall be updated following such execution.

(h)
Reporting. Unless otherwise requested by Administrative Agent, each Issuing Bank shall (i) provide to Administrative Agent copies of any notice received from Borrower pursuant to Section 2.2 no later than the next Banking Day after receipt thereof, and (ii) report in writing to Administrative Agent (A) on or prior to each Banking Day on which such Issuing Bank expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the aggregate face amount of the Letters of Credit to be issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension occurred (and whether the amount thereof changed), and such Issuing Bank shall be permitted to issue, amend, renew or extend such Letter of Credit if Administrative Agent shall not have advised such Issuing Bank that such issuance, amendment renewal or extension would not be in conformity with the requirements of this Agreement, (B) on each Banking Day on which such Issuing Bank makes any Drawing Payment, the date of such Drawing Payment and the amount of such Drawing Payment, and (C) on any other Banking Day, such other information as Administrative Agent shall reasonably request, including but not limited to prompt verification of such information as may be requested by Administrative Agent.

(i)
Replacement of an Issuing Bank. An Issuing Bank may be replaced at any time by written agreement among Borrower, Administrative Agent and the successor Issuing Bank. Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.3(c), (f) or (h), as applicable, and any unreimbursed obligations and other First Lien Obligations owed to such Issuing Bank in its capacity as such. From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter by such successor Issuing Bank, and (ii) references herein to the term “Issuing Bank”, and, as applicable, “Revolving Issuing Bank,” “DSR Issuing Bank” or “PPA Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. Upon the replacement of an Issuing Bank hereunder, (x) all outstanding Letters of Credit issued by the replaced Issuing Bank shall be cancelled and returned to the replaced Issuing Bank and (y) any Cash Collateral pledged to the First Lien Collateral Agent for the account of any such Issuing Bank shall be released by the First Lien Collateral Agent upon written confirmation from the Issuing Bank of the Issuing Bank’s receipt of originals of all Letters of Credit and any and all amendments thereto issued by such Issuing Bank and payment by the Borrower of all First Lien Obligations owing to such Issuing Bank as contemplated by this Section 2.2(i).

(j)
Non-Fronted Obligations. For certainty, each of the PPA Letters of Credit and the DSR Letters of Credit are intended to be non-fronted letters of credit, such that the PPA LC Lender or the DSR LC Lender, as applicable, with respect to any PPA Letter of Credit or DSR Letter of Credit, as applicable, is the same entity as, or an Affiliate of, the PPA Issuing Bank or DSR Issuing Bank, as applicable, that has issued such PPA Letter of Credit or such DSR Letter of Credit.

2.3	Fees

(a)
Agents’ and Arranger’s Fees. Borrower shall pay to Administrative Agent, First Lien Collateral Agent, and Depositary Agent, as applicable, solely for (i) Administrative Agent’s account the fees and other amounts described in the Agency Fee Letter, and (ii) Depositary

Agent’s and First Lien Collateral Agent’s account the fees and other amounts described in the schedule of fees agreed among Borrower, First Lien Collateral Agent and Depositary Agent (the “Depositary and Collateral Agency Fee Letter”).

(b)
Revolving LC Commitment Fees. On each Quarterly Date, Borrower shall pay to Administrative Agent the following commitment fees, in each case, payable quarterly in arrears, and for the benefit of the Revolving LC Lenders, accruing from the Closing Date or the first day of the Payment Period, as the case may be, a commitment fee for such quarter (or portion thereof) then ending equal to 0.50% per annum on the average daily balance of the aggregate undrawn Revolving LC Commitments (calculated on an actual/360-day basis).

(c)
Revolving LC Fees. On each Quarterly Date, Borrower shall pay to Administrative Agent, for the benefit of the Revolving LC Lenders, accruing from the Closing Date or the first day of the Payment Period, as the case may be, a letter of credit participation fee on all outstanding Revolving Letters of Credit (the “Revolving LC Fee”) for such quarter (or portion thereof) then ending at a per annum rate equal to the Applicable Margin then in effect with respect to LIBOR Loans under the Revolving LC Commitments, on the face amount of each such Revolving Letter of Credit. Such fee shall be shared ratably among the Revolving LC Lenders holding Revolving LC Commitments (other than Defaulting Lenders) and calculated on an actual/360-day basis, payable quarterly in arrears.

(d)
Revolving Letter of Credit Fronting Fee. The Borrower shall pay to the Administrative Agent for the account of each Issuing Bank a fronting fee (the “Revolving Letter of Credit Fronting Fee”) until the Revolving Maturity Date, payable quarterly in arrears on each Quarterly Date occurring after the Closing Date, and the Revolving Maturity Date at the rate per annum on the difference between the average daily Stated Amount of all undrawn Revolving Letters of Credit issued by such Issuing Bank for such quarter (or portion thereof), minus such Issuing Bank’s pro rata portion of such Stated Amount that corresponds to its pro rata portion of the Revolving LC Commitments, as agreed to between the Borrower and such Issuing Bank.

(e)
DSR LC Commitment Fees. On each Quarterly Date, Borrower shall pay to Administrative Agent the following commitment fees, in each case, payable quarterly in arrears, and for the benefit of the DSR LC Lenders, accruing from the Closing Date or the first day of the Payment Period, as the case may be, a commitment fee for such quarter (or portion thereof) then ending equal to 0.50% per annum on the average daily balance of the aggregate undrawn DSR LC Commitments (calculated on an actual/360-day basis).

(f)
DSR LC Fees. On each Quarterly Date, Borrower shall pay to Administrative Agent, for the benefit of the DSR LC Lenders, accruing from the Closing Date or the first day of the Payment Period, as the case may be, a letter of credit participation fee on all outstanding DSR Letters of Credit (the “DSR LC Fee”) for such quarter (or portion thereof) then ending at a per annum rate equal to the Applicable Margin then in effect with respect to LIBOR Loans under the DSR LC Commitments, on the face amount of each such DSR Letter of Credit. Such fee shall be shared ratably among the DSR LC Lenders holding DSR LC Commitments (other than Defaulting Lenders) and calculated on an actual/360-day basis, payable quarterly in arrears.

(g)
PPA LC Commitment Fees. On each Quarterly Date, Borrower shall pay to Administrative Agent the following commitment fees, in each case, payable quarterly in arrears, and for the benefit of the PPA LC Lenders, accruing from the Closing Date or the first day of the

Payment Period, as the case may be, a commitment fee for such quarter (or portion thereof) then ending equal to 0.50% per annum on the average daily balance of the aggregate undrawn PPA LC Commitments (calculated on an actual/360-day basis).

(h)
PPA LC Fees. On each Quarterly Date, Borrower shall pay to Administrative Agent, for the benefit of the PPA LC Lender, accruing from the Closing Date or the first day of the Payment Period, as the case may be, a letter of credit participation fee on all outstanding PPA Letters of Credit (the “ PPA LC Fee”) for such quarter (or portion thereof) then ending at a per annum rate equal to the Applicable Margin then in effect with respect to LIBOR Loans under the PPA LC Commitments, on the face amount of each such PPA Letter of Credit. Such fee shall be shared ratably among the PPA LC Lenders holding PPA LC Commitments (other than Defaulting Lenders) and calculated on an actual/360-day basis, payable quarterly in arrears.

2.4	Other Payment Terms

(a)
Place and Manner. Except as otherwise provided in the Agency Fee Letter, Depositary and Collateral Agency Fee Letter or any other provision contained in any of the Credit Documents, Borrower shall make all payments due to any Lender, any Issuing Bank, First Lien Collateral Agent, Depositary Agent or Administrative Agent hereunder to Administrative Agent, for the account of such Lender, such Issuing Bank, First Lien Collateral Agent, Depositary Agent or Administrative Agent (as the case may be), to the account in the name of MUFG Bank, Ltd., Bank Name: MUFG Bank, Ltd., ABA No. 026-009-632, Account No: 9777-0191, Account Name: Loan Operations Department, Attention: Agency Desk, Reference: Geysers or such other account as Administrative Agent shall notify Borrower from time to time, in Dollars and in immediately available funds not later than 12:00 p.m., New York City time, on the date on which such payment is due. Any payment made after such time on any day shall be deemed received on the Banking Day after such payment is received. Administrative Agent shall disburse to each Lender, each Issuing Bank, First Lien Collateral Agent or Depositary Agent (as the case may be) each such payment received by Administrative Agent for such Lender, such Issuing Bank or First Lien Collateral Agent (as the case may be), such disbursement to occur on the day such payment is received if received by 12:00 p.m., New York City time, or if otherwise reasonably possible, or otherwise on the next Banking Day.

(b)
Date. Whenever any payment due hereunder shall fall due on a day other than a Banking Day, such payment shall be made on the next succeeding Banking Day, and such extension of time shall be included in the computation of interest or fees, as the case may be, without duplication of any interest or fees so paid in the next subsequent calculation of interest or fees payable.

(c)
Default Interest. Notwithstanding anything to the contrary herein, upon the occurrence and during the continuation of any Event of Default, the outstanding principal amount of overdue Loans and amounts due under outstanding Letters of Credit (without duplication) and, to the extent permitted by applicable Legal Requirements, any accrued and overdue but unpaid interest payments thereon and any accrued and overdue but unpaid fees, and other overdue amounts hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under applicable Bankruptcy Laws) payable upon demand, and the LC Fees shall be increased, at a rate that is (i)  2% per annum in excess of the interest rate or LC Fee, as applicable, then otherwise payable under this Agreement with respect to the LC Loans, or (ii) in the case of any such fees and other amounts, at a rate that is 2% per annum in excess of the interest rate then otherwise payable under this Agreement for Base Rate Loans (the “Default Rate”); provided, that in the case of LIBOR Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective, such LIBOR Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate that is 2% per annum in excess of the interest rate then otherwise payable under this Agreement for Base Rate Loans, (it being understood that from and after the date on which all continuing Events of Default have been waived by the Lenders pursuant to Section 9.9, the Default Rate shall no longer apply).

(d)	Net of Taxes, Etc.

(i)
Taxes. Any and all payments to or for the benefit of any Lender Party by or on behalf of any Obligor hereunder or under any other Credit Document shall be made free and clear of and without deduction or withholding, setoff or counterclaim of any kind whatsoever, except as required by applicable law. If any Taxes are required to be deducted or withheld from or in respect of any sum payable by or on behalf of any Obligor hereunder or under any other Credit Document to any Lender Party, (A) if such Tax is an Indemnified Tax, the sum payable shall be increased as may be necessary so that after all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section 2.4(d)), such Lender Party receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (B) the relevant Obligor shall make (or cause to be made) such deductions or withholdings, and (C) the relevant Obligor shall pay (or cause to be paid) the full amount deducted or withheld to the relevant taxation authority or other authority in accordance with applicable Legal Requirements. In addition, Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(ii)
Tax Indemnity. Borrower shall indemnify each Lender Party for and hold it harmless against the full amount of Indemnified Taxes and Other Taxes (including any Indemnified Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.4(d)) paid by any Lender Party or its Affiliates, or any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally asserted. Payments by Borrower pursuant to this indemnification shall be made within thirty days from the date such Lender Party makes written demand therefor (submitted through Administrative Agent), which demand shall be accompanied by a certificate describing in reasonable detail the basis thereof.

(iii)
Notice. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by or on behalf of Borrower pursuant to this Section 2.4(d), Borrower shall furnish to Administrative Agent, at its address referred to in Section 11.1, the original or a certified copy of a receipt evidencing payment thereof or, if such receipt is not obtainable, other evidence of such payment reasonably satisfactory to Administrative Agent.

(iv)
Conduit Financing. Notwithstanding anything to the contrary contained in this Section 2.4(d), if a Lender Party is a conduit entity participating in a conduit financing arrangement (as defined in Section 7701(l) of the Code and the Treasury Regulations issued thereunder) with respect to any payments made by Borrower under this Agreement and under any Note, Borrower shall not be obligated to pay additional amounts to such Lender Party pursuant to this Section 2.4(d) to the extent that the amount of Indemnified Taxes exceeds the amount that would have otherwise been payable were such Lender Party not a conduit entity participating in a conduit financing arrangement.

(v)
Reimbursement by Lender Parties. If any Lender Party receives an indemnification payment pursuant to Section 2.4(d)(ii) and if such Lender Party is able, in its sole discretion exercised in good faith, to apply or otherwise take advantage of any refund or tax credit arising out of or in conjunction with any Indemnified Taxes or Other Taxes which give rise to such indemnification, such Lender Party shall, to the extent that in its sole discretion exercised in good faith, it can do so without prejudice to the retention of the amount of such refund or credit and without any other adverse tax consequences for such Lender Party, reimburse to Borrower at such time as such tax refund or credit shall have actually been received by such Lender Party such amount as the Lender Party shall, in its sole discretion exercised in good faith, have determined to be attributable to the relevant Taxes or Other Taxes and as will leave such Lender Party in no better or worse position than it would have been in if the payment of such Taxes or Other Taxes had not been required; provided, that if the Lender Party is required to repay all or any portion of any refund or any interest thereon to such Governmental Authority or to forfeit all or any portion of such credit, then, upon the request of such Lender Party, Borrower agrees to repay such Lender Party, as soon as reasonably practicable, the amount of the refund required to be paid to such Governmental Authority by such Lender Party or the amount of such credit that is required to be forfeited, in each case plus any penalties, interest or other charges imposed by such Governmental Authority with respect to such refund or credit, as the case may be. Nothing in this Section 2.4(d)(v) shall oblige any Lender Party to disclose to Borrower or any other Person any information regarding its tax affairs or tax computations, or shall interfere with Lender Party’s absolute discretion to arrange its tax affairs in whatever manner it thinks fit. In particular, no Lender Party shall be under any obligation to claim relief from its corporate profits or similar tax liability in credits or deductions available to it and, if it does claim, the extent, order and manner in which it does so shall be at its absolute discretion.

(vi)	Survival of Obligations. The obligations of Obligors under this Section 2.4(d) shall survive the termination of this Agreement and the repayment of Borrower’s First Lien Obligations hereunder.

(e)
Application of Payments. Except as otherwise expressly provided herein or in the other Credit Documents, payments made under this Agreement or the other Credit Documents and other amounts received by Administrative Agent, First Lien Collateral Agent, Depositary Agent, the Issuing Banks or the Lenders under this Agreement or the other Credit Documents shall first be applied to any fees, costs, charges or expenses payable to Administrative Agent, First Lien Collateral Agent, Depositary Agent, the Issuing Banks or the Lenders hereunder or under the other Credit Documents, next to any accrued but unpaid interest then due and owing, then to outstanding principal then due and owing or otherwise to be prepaid, and to all ordinary course settlement payments and termination payments then due and payable under any Interest Rate Agreement and Cash Collateralize outstanding LC Exposure (in each case, such application to be made on a pro rata basis among such applicable Persons), and any surplus then remaining shall be paid to Borrower or its successors or assigns or to whomsoever may be lawfully entitled to receive the same, or as a court of competent jurisdiction may direct.

(f)	Withholding Exemption Certificates.

(i)
Any Lender Party that is entitled to an exemption from or reduction of withholding tax with respect to payments made under any Credit Document shall deliver to Borrower and the Administrative Agent, at the time or times reasonably requested by Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender Party, if reasonably requested by Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Legal Requirements or reasonably requested by Borrower or the Administrative Agent as will enable Borrower or the Administrative Agent to determine whether or not such Lender Party is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.4(f)(ii)(A), 2.4(f)(ii)(B), and 2.4(f)(ii)(D) below) shall not be required if in the Lender Party’s reasonable judgment such completion, execution or submission would subject such Lender Party to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)	Without limiting the generality of the foregoing,

(A)
any Lender Party that is a U.S. Person shall deliver to Borrower and the Administrative Agent on or prior to the date on which such Lender Party becomes a Lender Party under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender Party is exempt from U.S. federal backup withholding tax;

(B)
any Non-U.S. Lender Party shall, to the extent it is legally entitled to do so, deliver to Borrower and the Administrative Agent (in such number of copies as shall be requested by the Recipient) on or prior to the date on which such Non-U.S. Lender Party becomes a Lender Party under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Administrative Agent), whichever of the following is applicable:

(1)
in the case of a Non-U.S. Lender Party claiming the benefits of an income tax treaty to which the United States is a party (I) with respect to payments of interest under any Credit Document, executed copies of IRS Form W‑8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “interest” article of such tax treaty, and (II) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN or W‑8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)	executed copies of IRS Form W-8ECI;

(3)
in the case of a Non-U.S. Lender Party claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (I) a certificate substantially in the form of Exhibit H-1 to the effect that such Non-U.S. Lender Party is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower (or if the Borrower is an entity that is disregarded as separate from its regarded owner for U.S. federal income tax purposes, such regarded owner) within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”), and (II) executed copies of IRS Form W-8BEN or W-8BEN-E; or

(4)
to the extent a Non-U.S. Lender Party is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W‑8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided, that if the Non-U.S. Lender Party is a partnership and one or more direct or indirect partners of such Non-U.S. Lender Party are claiming the portfolio interest exemption, such Non-U.S. Lender Party may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(C)
any Lender Party shall, to the extent it is legally entitled to do so, deliver to Borrower and the Administrative Agent (in such number of copies as shall be requested by the Recipient) on or prior to the date on which such Lender Party becomes a Lender Party under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)
if a payment made to a Lender Party under any Credit Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender Party were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender Party shall deliver to Borrower and the

Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or the Administrative Agent as may be necessary for Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender Party has complied with such Lender Party’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender Party agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)
Defaulting Lender. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)
Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii)
Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 7 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.2 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to Cash Collateralize each Issuing Bank’s LC Exposure (if any) with respect to such Defaulting Lender in accordance with Section 2.4(g)(iii); third, as Borrower may request (so long as no Default or Event of Default exists), to the funding of any Term Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fourth, if so determined by the Administrative Agent and Borrower, to be held in a deposit account and released pro rata in order to (A) satisfy such Defaulting Lender’s potential future funding obligations with respect to Term Loans under this Agreement and (B) Cash Collateralize any Issuing Bank’s future LC Exposure (if any) with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement; fifth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; sixth, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and seventh, to such

Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, that if such payment is a payment of the principal amount of any Term Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, such payment shall be applied solely to pay the Term Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Term Loans are held by the Lenders pro rata in accordance with the Term Loan Commitments. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)
Cash Collateral. At any time that there shall exist a Defaulting Lender, within one Banking Day following the written request of the Administrative Agent or a Issuing Bank (with a copy to the Administrative Agent) the Borrower shall Cash Collateralize each Issuing Bank’s LC Exposure (other than the LC Exposure of any Issuing Bank that is the Defaulting Lender or its Affiliate) with respect to such Defaulting Lender (determined after giving effect to Section 2.4(g)(iii)(B) and any Cash Collateral provided by such Defaulting Lender).

(A)
Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the First Lien Collateral Agent, for the benefit of the applicable Issuing Bank, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of Letters of Credit, to be applied pursuant to clause (B) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the First Lien Collateral Agent and an Issuing Bank as herein provided, or that the total amount of such Cash Collateral is less than 102.5% of the Stated Amount of such Letters of Credit, the Borrower shall, promptly upon demand by the Administrative Agent, pay or provide to the First Lien Collateral Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(B)
Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.4(g) in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letters of Credit (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(C)
Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce the applicable Issuing Bank’s LC Exposure shall not be held as Cash Collateral pursuant to this Section 2.4(g) following (1) the elimination of the LC Exposure (including by the termination of Defaulting Lender status of the applicable Lender) or (2) the determination by the Administrative Agent and the applicable Issuing Bank that there exists excess Cash Collateral; provided, that, subject to the other provisions of this Section 2.4(g), the Person providing Cash Collateral and the applicable Issuing Bank may agree that Cash Collateral shall be held to support future anticipated LC Exposure or other obligations; provided, further, that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Credit Documents.

(iv)
Certain Fees. Notwithstanding anything herein to the contrary, no Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(v)
Termination or Transfer of Interest Rate Agreements. During the period that any Lender is a Defaulting Lender, such Lender (or any of its Affiliates) shall, at Borrower’s option, not be permitted to be a Hedge Bank with respect to any Permitted Interest Rate Agreement, and to the extent such Lender (or its Affiliate) is a Hedge Bank, Borrower may, at its sole option, require such Hedge Bank to terminate or transfer its Permitted Interest Rate Agreements to an existing Lender (or its Affiliate). Any transfer of a Permitted Interest Rate Agreement, if required by the Borrower, shall be subject to the following conditions: (A) the Lender (or its Affiliate) as Hedge Bank and as transferor (the “Transferor Hedge Provider”) and the transferee (the “Transferee Hedge Provider”) shall enter into a novation agreement (based on the ISDA standard form novation agreement); (B) the calculation of the pricing of such novation (including any payment to be made between the Transferor Hedge Provider and the Transferee Hedge Provider) shall be acceptable to the Transferor Hedge Provider (unless it, or its Affiliates is a Defaulting Lender) and Transferee Hedge Provider in their reasonable discretion; and (C) the Transferor Hedge Provider shall bear all costs and expenses (including legal costs and expenses) in relation to any such transfer.

(vi)
Defaulting Lender Cure. If Borrower, the Administrative Agent and each Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Term Loans to be held pro rata by the Lenders in accordance with the Term Loan Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided, that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.5	Pro Rata Treatment

(a)
Borrowings, Commitment Reductions, Etc. Except as otherwise provided herein, (i) each Borrowing consisting of Loans or each Drawing Payment under any Letters of Credit or each reduction of Commitments shall be made or allocated among the Lenders pro rata according to their respective Proportionate Shares of such Loans or Commitments, as the case may be, (ii) each payment of principal of and interest on Term Loans and LC Loans shall be made or shared among the Lenders holding such Loans pro rata according to their respective unpaid principal amounts of such Loans held by such Lenders, (iii) each payment of commitment fees shall be shared among the Lenders pro rata according to (A) their respective Proportionate Shares of the Commitments held by such Lenders to which such fees apply, and (B) in respect of each Lender which becomes a party to this Agreement hereunder after the Closing Date, the date upon which such Lender so became a party hereunder, and (iv) each payment of LC Fees shall be made or shared among the Lenders holding such Loans pro rata according to their respective Proportionate Shares of the Commitments held by such Lenders to which such fees apply.

(b)
Sharing of Payments, Etc. If any Lender or Issuing Bank shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of its Loans or participations in Drawing Payments resulting in such Lender or Issuing Bank receiving payment of a greater proportion of the aggregate amount of its Loans or participations in Drawing Payments and accrued interest thereon under the applicable facility than the proportion received by any other Lender or Issuing Bank with respect to such facility (other than the application of funds arising from the existence of a Defaulting Lender), then the Lender or Issuing Bank receiving such greater proportion shall forthwith purchase from the other Lenders or Issuing Bank such participations in the Loans or Drawing Payments, as the case may be, as shall be necessary to cause such purchasing Lender or Issuing Bank to share the excess payment ratably with each of them; provided, that (i) the foregoing shall not apply to any assignments by a Lender or Issuing Bank in accordance with Section 9.14, (ii) the foregoing shall not apply to any upfront fees, arranging fees or agency fees and (iii) if all or any portion of such excess payment is thereafter recovered from such purchasing Lender or Issuing Bank, such purchase from such Lender or Issuing Bank shall be rescinded and each other Lender or Issuing Bank shall repay to the purchasing Lender of Issuing Bank the purchase price to the extent of such recovery together with an amount equal to such other Lender’s or Issuing Bank’s proportionate share of the applicable facility (according to the proportion of (A) the amount of such other Lender’s or Issuing Bank’s required repayment to (B) the total amount so recovered from the purchasing Lender or Issuing Bank) of any interest or other amount paid or payable by the purchasing Lender or Issuing Bank in respect of the total amount so recovered. Borrower agrees that any Lender or Issuing Bank so purchasing a participation from another Lender or Issuing Bank pursuant to this Section 2.5(b) may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender or Issuing Bank was the direct creditor of Borrower in the amount of such participation.

2.6	Change of Circumstances

(a)	Inability to Determine Rates; Effect of Benchmark Transition Event.

(i)	Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Credit Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Administrative Agent and the Borrower may, by mutual agreement, amend this Agreement by replacing the LIBO Rate with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth Banking Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders accept such amendment. No replacement of the LIBO Rate with a Benchmark Replacement pursuant to this Section 2.6(a) will occur prior to the applicable Benchmark Transition Start Date.

(ii)
Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent, with the written consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed), will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(iii)
Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (A) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (B) the implementation of any Benchmark Replacement, (C) the effectiveness of any Benchmark Replacement Conforming Changes and (D) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or Lenders pursuant to this Section 2.6(a), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their commercially reasonable discretion, except, in each case, as expressly required pursuant to this Section 2.6(a).

(iv)
Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a LIBOR Loan of, conversion to or continuation of LIBOR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During any Benchmark Unavailability Period, the component of Base Rate based upon the LIBO Rate will not be used in any determination of Base Rate.

(b)
Illegality. If any Lender reasonably determines that, after the Closing Date, the adoption of any Governmental Rule, any change in any Governmental Rule or the application or requirements thereof (whether such change occurs in accordance with the terms of such Governmental Rule as enacted, as a result of amendment, or otherwise), any change in the interpretation or administration of any Governmental Rule by any Governmental Authority, or compliance by any Lender or Borrower with any request or directive (whether or not having the force of law, but if not having the force of law, being of a type with which a Lender customarily complies) of any Governmental Authority; provided, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, (regardless of the date enacted, adopted or issued, a “Change in Law”) shall make it unlawful or impossible for any Lender to make or maintain any LIBOR Loan, or results in a Governmental Authority imposing material restrictions on the authority of the Lenders to purchase, sell or take deposits of Dollars in the pursuant to the preceding sentence prior to the notice thereof by such Lender to Borrower through Administrative Agent, (1) Borrower’s right to request the making of or conversion to, and the Lender’s obligations to make or convert to, LIBOR Loans shall be suspended until such Lender notifies Borrower and Administrative Agent that the circumstances giving rise to such determination no longer exist, and (2) Borrower shall, upon demand from such Lender (with a copy to Administrative Agent), either (I) pursuant to Section 2.1(g) convert any then outstanding LIBOR Loans into Base Rate Loans at the end of the current Interest Periods for such Loans, or (II) immediately repay LIBOR Loans pursuant to Section 2.1(h) or convert LIBOR Loans into Base Rate Loans if such Lender shall notify Borrower that such Lender may not lawfully continue to fund and maintain such Loans. Upon any such conversion, Borrower shall also pay accrued interest on the amount so converted. Any conversion or prepayment of LIBOR Loans made pursuant to the preceding sentence prior to the last day of an Interest Period for such Loans shall be deemed a prepayment thereof for purposes of Section 2.7.

(c)	Increased Costs. If any Change in Law shall:

(i)
impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement) or any Issuing Bank; or

(ii)
impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letters of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost (other than any cost relating to any Taxes) to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, such Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letters of Credit (or of maintaining its obligation to participate in or to issue any Letters of Credit), or to reduce the amount of any sum received or receivable by such Lender, Issuing Bank or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, Issuing Bank or other Recipient, Borrower shall pay to such Lender, Issuing Bank or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, Issuing Bank or other

Recipient, as the case may be, for such additional costs incurred or reduction suffered (without duplication and after netting out the effect of any benefits resulting therefrom).

(d)	Capital Requirements.

(i)
If any Lender or Issuing Bank reasonably determines that any Change in Law affecting such Lender or Issuing Bank or any Lending Office of such Lender or such Lender’s or Issuing Bank’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by any Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy), then from time to time Borrower shall pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered (without duplication and after netting out the effect of any benefits resulting therefrom).

(ii)
Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including eurocurrency funds or deposits (currently known as “Eurocurrency Liabilities” in Regulation D), additional interest on the unpaid principal amount of each LIBOR Loan equal to the actual costs of such reserves allocated to such Loan by such Lender; provided, that such costs shall be applied consistently across all other similar loans of such Lender, as determined by such Lender in good faith, which determination shall be conclusive absent manifest error. Such additional interest shall be due upon the occurrence of event giving rise to, or the imposition of, as applicable, the reserve requirement, and payable on each date on which interest is payable on such Loan; provided, that such Lender shall provide Borrower at least ten days’ prior notice (with a copy to the Administrative Agent) of such additional interest. If a Lender fails to give notice ten days prior to the relevant interest payment date, such failure shall not excuse Borrower’s obligation to pay such additional interest, however, such additional interest shall be only payable ten days from receipt of such notice.

(e)
Notice; Participating Lenders’ Rights. Each Lender shall notify Borrower of any event occurring after the date of this Agreement that will entitle such Lender to compensation pursuant to this Section 2.6(e), promptly, and in no event later than 180 days after the principal officer of such Lender responsible for administering this Agreement obtains knowledge thereof; provided, that any Lender’s failure to notify Borrower within such 180 day period shall not relieve Borrower of its obligation under this Section 2.6(e) with respect to claims arising prior to the end of such period, but shall relieve Borrower of its obligations under this Section 2.6(e) with respect to the time between the end of such period and such time as Borrower receives notice from the applicable Lender as provided herein; and provided, further, that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof. No Person purchasing from a Lender a participation in any Commitment (as opposed to an assignment) shall be entitled to any payment from or on behalf of Borrower pursuant to Section 2.6(c) or Section 2.6(d) which would be in excess of the applicable proportionate amount (based on the portion of the Commitment in which such Person is participating) which would then be payable to such Lender if such Lender had not sold a participation in that portion of the Commitment.

2.7	Funding Losses
If Borrower shall (a) repay or prepay any LIBOR Loans on any day other than the last day of an Interest Period for such Loans (whether an Optional Prepayment or a Mandatory Prepayment), (b) fail to convert any Loans into LIBOR Loans in accordance with a Notice of Conversion of Loan Type delivered to Administrative Agent (whether as a result of the failure to satisfy any applicable conditions or otherwise) after such Notice of Conversion of Loan Type has become irrevocable, (c) fail to continue a LIBOR Loan in accordance with a Confirmation of Interest Period Selection delivered to Administrative Agent, or (d) fail to make any prepayment in accordance with any notice of prepayment delivered to Administrative Agent, then Borrower shall, within ten days after demand by any Lender, reimburse such Lender for all reasonable costs and losses incurred by such Lender as a result of such repayment, prepayment or failure (“Liquidation Costs”). Borrower understands that such costs and losses may include losses incurred by a Lender as a result of funding and other contracts entered into by such Lender to fund LIBOR Loans (other than non‑receipt of the margin applicable to such LIBOR Loans). Each Lender demanding payment under this Section 2.7 shall deliver to Borrower a certificate setting forth in reasonable detail the basis for and the amount of costs and losses for which demand is made. Such a certificate so delivered to Borrower shall, in the absence of manifest error, be conclusive and binding as to the amount of such loss for purposes of this Agreement.

2.8	Alternate Office; Minimization of Costs; Replacement of Lenders

(a)
To the extent reasonably possible, each Lender shall designate an alternative Lending Office with respect to its LIBOR Loans and otherwise take any reasonable actions to reduce any liability of Borrower to any Lender under Sections 2.4(d), 2.6(c), 2.6(d) or Section 2.7, or to avoid the unavailability of any Type of Loans under Section 2.6(b) so long as (in the case of the designation of an alternative Lending Office) such Lender, in the reasonable judgment of such Lender, determines that (i) such designation would not subject the Lender to any unreimbursed cost or otherwise be disadvantageous to such Lender in any material respect, and (ii) such actions would eliminate or reduce liability to such Lender; provided, that no Lender shall be required to designate an alternative Lending Office if such designation requires internal credit approval until such time as such Lender receives such internal credit approval. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or actions within ten Banking Days of demand thereof to Borrower.

(b)
If and with respect to each occasion that any Lender has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 9.9 requires the consent of all of the Lenders affected and with respect to which the Required Lenders shall have granted their consent, a Lender either makes a demand for compensation pursuant to Sections 2.4(d), 2.6(c) or 2.6(d) or is unable to fund LIBOR Loans pursuant to Section 2.6(b) or is a Defaulting Lender, then Borrower may, upon at least five Banking Days’ prior irrevocable written notice to each of such Lender and Administrative Agent, in whole permanently replace the Loans and Commitments of such Lender. Such replacement

Lender shall upon the effective date of replacement purchase Borrower’s First Lien Obligations hereunder owed to such replaced Lender for the aggregate amount thereof and shall thereupon for all purposes become a “Lender” hereunder. Such notice from Borrower shall specify an effective date for the replacement of such Lender’s Loans and Commitments, which date shall not be later than the fourteenth day after the day such notice is given. On the effective date of any replacement of such Lender’s Loans and Commitments pursuant to this Section 2.8(b), Borrower shall pay to Administrative Agent for the account of such Lender (i) any fees due to such Lender to the date of such replacement, (ii) the principal of and accrued interest on the principal amount of outstanding Loans held by such Lender to the date of such replacement (such amount to be represented by the purchase of Borrower’s First Lien Obligations hereunder of such replaced Lender by the replacing Lender and not as a prepayment of such Loans), and (iii) the amount or amounts due to such Lender pursuant to each of Sections 2.4(c), 2.6(c) or 2.6(d), as applicable, and any other amount then payable hereunder to such Lender. Borrower shall remain liable to such replaced Lender for any Liquidation Costs that such Lender sustains or incurs as a consequence of the purchase of such Lender’s Loans (unless such Lender has defaulted on its obligation to fund a Loan hereunder). Upon the effective date of the purchase of any Lender’s Loans owed to such Lender and termination of such Lender’s Commitments pursuant to this Section 2.8(b), such Lender shall cease to be a Lender hereunder. No such termination of any such Lender’s Commitments and the purchase of such Lender’s Loans pursuant to this Section 2.8(b) shall affect (x) any liability or obligation of Borrower or any other Lender to such terminated Lender, or any liability or obligation of such terminated Lender to Borrower or any other Lender, which accrued on or prior to the date of such termination, or (y) such terminated Lender’s rights hereunder in respect of any such liability or obligation. Nothing in this Section 2.8(b) shall be deemed to prejudice any rights that Borrower may have against any Lender that is a Defaulting Lender.

(c)
Upon written notice to Administrative Agent, any Lender may designate a Lending Office other than the Lending Office most recently designated to Administrative Agent and may assign all of its interests under the Credit Documents and its Notes (if any) to such Lending Office; provided, that, such designation and assignment do not at the time of such designation and assignment increase the reasonably foreseeable liability of Borrower under Sections 2.4(d), 2.6(c) or 2.6(d) or make an Interest Rate option unavailable pursuant to Section 2.6(b).

3.    CONDITIONS PRECEDENT

3.1	Conditions Precedent to the Closing Date
The obligation of the Lenders to make the Term Loans or LC Loans on the Closing Date, as applicable, under this Agreement, and the obligation of any Issuing Bank to issue any Letter of Credit hereunder on the Closing Date is subject to the prior satisfaction of each of the following conditions (unless waived in writing by Administrative Agent with the consent of the Lenders) (the date such conditions precedent are so satisfied or waived being referred to as the “Closing Date”):

(a)
Resolutions. Delivery to the Administrative Agent of a copy of one or more resolutions or other authorizations, in form and substance reasonably satisfactory to the Administrative Agent, of the Obligors certified by a Responsible Officer of Holdings or Borrower, as applicable, as being in full force and effect on the Closing Date, authorizing, as applicable and among other things, the Borrowings herein provided for, the granting or continuation of the Liens under the First Lien Collateral Documents, delivery and performance of this Agreement and the other Closing Date Credit Documents and any instruments or agreements required hereunder or thereunder to which any of the Obligors is a party.

(b)
Incumbency. Delivery to the Administrative Agent and the Depositary Agent of a certificate, in form and substance reasonably satisfactory to the Administrative Agent, from the Obligors, signed by the appropriate authorized officer or manager of the Obligors and dated as of the Closing Date, as to the incumbency of the natural Persons authorized to execute and deliver this Agreement and the other Closing Date Credit Documents and any instruments or agreements required hereunder or thereunder to which an Obligor is a party.

(c)
Formation Documents. Delivery to the Administrative Agent of (i) copies of the articles of incorporation, certificate of incorporation, charter or other state certified constituent documents of each Obligor, certified by the secretary of state of such Obligor’s state of formation, and (ii) copies of the limited liability company operating agreement or other comparable constituent documents, if applicable, of each Obligor, certified by an authorized officer of such Obligor, as applicable, as being true, correct and complete on the Closing Date.

(d)
Good Standing Certificates. Delivery to the Administrative Agent of good standing certificates in a form customarily issued by (i) the secretary of state of the state in which the Obligors are formed or incorporated, as applicable, and (ii) in the case of Borrower, the Secretary of State of the State of California.

(e)
Third Party Approvals. Delivery to the Administrative Agent of copies of any approval by any Governmental Authority reasonably required in connection with any transaction herein contemplated or contemplated in any other Credit Document, which the Administrative Agent may reasonably have requested in connection herewith.

(f)
Credit Documents and Major Project Contracts. Delivery to the Administrative Agent of (i) executed copies of this Agreement, the First Lien Common Terms Agreement, and each other Credit Document (other than the Interest Rate Agreements) to be executed on the Closing Date and any supplements or amendments thereto and (ii) a certified list of, and true, correct and complete copies of, each Major Project Contract executed on or prior to the Closing Date (together with any supplements or amendments thereto), in the case of each of clauses (i) and (ii), all of which shall have been duly authorized, executed and delivered by the parties thereto, and all of which shall be certified by a Responsible Officer of Borrower as being true, complete and correct and in full force and effect (to the extent provided therein) on the Closing Date pursuant to the certificate delivered pursuant to Section 3.1(g).

(g)	Closing Certificate. Delivery to the Administrative Agent of a certificate, dated as of the Closing Date, duly executed by a Responsible Officer of Borrower, in substantially the form of Exhibit F-1.

(h)
Legal Opinions. Delivery to the Administrative Agent of legal opinions of counsel to the Obligors entering into Financing Documents entered into as of the Closing Date, in each case in form and substance reasonably satisfactory to the Administrative Agent.

(i)	Insurance. Insurance complying with terms and conditions set forth in Exhibit K shall be in full force and effect and the Administrative Agent and the Insurance Consultant shall have received (i) a certificate from Borrower’s insurance broker(s), dated as of the Closing Date, in form and substance reasonably satisfactory to the Administrative Agent, (A) identifying underwriters, type of insurance, insurance limits and policy terms, (B) listing the special provisions required as set forth in Exhibit K, (C) describing the insurance obtained, and (D) stating that such insurance is in full force and effect and that all premiums then due thereon have been paid and that, in the opinion of such broker(s), such insurance complies with the terms and conditions set forth in Exhibit K, and (ii) certified copies of all policies evidencing such insurance (or a binder, commitment or certificates signed by the insurer or a broker authorized to bind the insurer).

(j)
Consultant Reports. Delivery to the Administrative Agent of the Independent Engineer, Insurance Consultant, Reserve Consultant, Environmental Consultant and Market Consultant’s reports, together with a reliance letter from each such Person in form and substance reasonably satisfactory to the Administrative Agent.

(k)
Depositary Accounts. The Depositary Accounts shall have been established and the Debt Service Reserve Account and shall have been funded in an amount equal to the Debt Service Reserve Requirement, with cash or a letter of credit.

(l)
Payment of Taxes, Interest and Fees. All taxes, fees and other costs payable in connection with the execution, delivery, recordation and filing of the documents and instruments referred to in this Section 3.1 and due on the Closing Date shall have been paid in full or, as approved by the Lenders, provided for. Borrower shall have paid (or caused to be paid) all outstanding amounts due, as of the Closing Date, and owing to (i) the Lenders, Administrative Agent, First Lien Collateral Agent, the Issuing Banks, Coordinating Lead Arrangers or the Joint Lead Arrangers under any fee or other letter, including without limitation the Agency Fee Letter, the Depositary and Collateral Agency Fee Letter or pursuant to Section 2.3(a), (ii) the Lenders’ attorneys and consultants (including the Independent Consultants) for all services rendered and billed at least one Banking Day prior to the Closing Date, (iii) the Depositary Agent under the Depositary Agreement and the Depositary and Collateral Agency Fee Letter and (iv) Administrative Agent for any other amounts required to be paid or deposited by Borrower on the Closing Date. In addition, Borrower shall have provided, to any Lender that has so requested in writing at least one Banking Day prior to the Closing Date, documentation reasonably satisfactory to Borrower and such Lender regarding the description or designation of any fees payable to such Lender pursuant to the foregoing clause (i); provided, that Borrower shall not be responsible for making any determination or verification with respect to the description or designation of fees requested by any such Lender, and shall not have any liability to any such Lender as a result of the delivery of such documentation.

(m)
Financial Statements. Delivery to the Administrative Agent of (i) accurate and complete copies of (A) the audited balance sheets of the Borrower for the years ended December 31, 2017, December 31, 2018 and December 31, 2019, and (B) audited statements of cash flows of the Borrower for the years ended December 31, 2016, December 31, 2017, December 31, 2018 and December 31, 2019, and (ii) together with a certificate from the appropriate Responsible Officer of Borrower, dated as of the Closing Date, stating that, since December 31, 2019, there has occurred no event or circumstance which could reasonably be expected to have a Material Adverse Effect.

(n)
UCC Reports. Delivery to the Administrative Agent of a UCC report of a date no less recent than ten days before the Closing Date for each of the jurisdictions in which the UCC‑1 financing statements and the fixture filings are intended to be filed in respect of the Collateral, showing that upon due filing or recordation (assuming such filing or recordation occurred on the date of such respective reports), as the case may be, the security interests created under the First Lien Collateral Documents, with respect to such Collateral, will be prior to all other financing statements, future filings or other security documents wherein the security interest is perfected by filing or recording in respect of the Collateral, together with evidence of release of the Projects from all liens other than Permitted Liens and payoff of any debt for borrowed money of the Obligors.

(o)
Base Case Projections. Delivery to the Administrative Agent of the Base Case Projections of operating expenses and cash flow for the Projects in the form of Schedule 3.1(o), which Base Case Projections shall be in form and substance satisfactory to the Administrative Agent.

(p)
Reorganization. Delivery to the Administrative Agent of a certificate by the Borrower certifying that the structure set forth in Schedule 3.1(p) is the Obligor’s corporate structure as of the Closing Date, together with documents evidencing that such corporate structure has been effectuated.

(q)
Flood Determination. Delivery to the Administrative Agent of a completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination for the real property relating to each of the Projects.

(r)
Representations and Warranties. Each representation and warranty of Borrower and each other Obligor under the Credit Documents shall be true and correct as of the Closing Date, except to the extent that such representations and warranties are stated to be made as of a specific date, in which case they shall be true and correct as of such date.

(s)
Absence of Litigation. The absence of any action, suit, investigation or proceeding pending or, to the knowledge of the Borrower, threatened in any court or before any arbitrator or Governmental Authority that could reasonably be expected to have a Material Adverse Effect.

(t)	No Default. No Default or Event of Default shall have occurred and be continuing as of the Closing Date.

(u)	Annual Operating Budget. The Lenders shall have received a copy of the Annual Operating Budget for calendar year 2020.

(v)	Notice of Borrowing. Borrower shall have delivered the Notice of Borrowing to Administrative Agent in accordance with the procedure specified in Section 2.1(a)(ii).

(w)
Know-your-Customer. At least three Banking Days prior to the Closing Date, the Agents and the Lenders shall have received (i) all documentation and other information required by bank regulatory authorities or reasonably requested by any Agent or any Lender, at least seven Banking Days prior to the Closing Date, under or in respect of applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act and (ii) to the extent that Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, Borrower shall deliver a Beneficial Ownership Certification.

(x)	Release Letter. Substantially concurrently with the transactions contemplated hereby, all Indebtedness of the Obligors (other than Permitted Debt), together with all accrued and unpaid interest thereon and all applicable make-whole or other premiums payable in connection therewith, concurrently with the consummation of the transactions contemplated hereby, has been prepaid, redeemed or defeased in full or otherwise satisfied and extinguished, in each case, on terms reasonably satisfactory to the Administrative Agent, and all commitments relating thereto terminated and all Liens on security interests related thereto shall have been terminated or released, in each case, on terms reasonably satisfactory to the Administrative Agent.

(y)
Consents. Delivery to the Administrative Agent of executed copies of the Consent for the (i) Administrative Services Agreement, dated as of the date hereof, between Calpine Administrative Services Company, Inc. and the Borrower, Geysers Company, Wild Horse and Calistoga, (ii) the O&M Agreement, and (iii) the Third Amended and Restated Power Purchase and Sale Agreement.

3.2	Conditions Precedent to Credit Events
The obligation of any Lenders to make the LC Loans after the Closing Date or to issue, amend or renew Letters of Credit after the Closing Date is subject to the prior satisfaction of each of the following conditions (unless waived in writing by Administrative Agent with the consent of the Lenders) (any date such conditions precedent are so satisfied or waived being referred to as a “Borrowing Date”):

(a)
Representations and Warranties. Each representation and warranty made by or on behalf of Borrower or any Obligor in any of the Credit Documents shall be true and correct in all material respects (or, in the case of any such representations and warranties qualified as to materiality, in all respects) as if made on the date of such Credit Event, unless such representation or warranty expressly relates solely to an earlier date; provided, that this Section 3.2(a) shall not be a condition to reinstating the Stated Amount of any Letter of Credit upon remibursement thereof.

(b)	No Default. No Event of Default shall have occurred and be continuing or shall result from such Credit Event.

(c)
Borrowing Notice; Notice of LC Activity. In respect of any Borrowing of Term Loans, Borrower shall have delivered a Notice of Borrowing to Administrative Agent in accordance with the procedures specified in Section 2.1(a)(ii). In respect of any Letter of Credit issuance, amendment or renewal, Borrower shall have delivered a Notice of LC Activity to Administrative Agent in accordance with the procedures specified in Section 2.2.

4.    REPRESENTATIONS AND WARRANTIES
Each Obligor makes each representation and warranty set forth in Article 3 (Representations and Warranties) of the First Lien Common Terms Agreement and each of the following supplemental representations and warranties set forth in this Article 4, on the Closing Date and as of the date of each Credit Event (unless such representation and warranty is stated to be made as of a specific date), in favor of, the First Lien Collateral Agent, each of the Lender Parties and each other party hereto:

4.1	Organization

(a)
Each Obligor is (i) a limited liability company duly formed, validly existing and in good standing under the laws of the state of its formation, and (ii) is duly qualified as a foreign limited liability company, in each other jurisdiction in which such qualification is required by law in light of the business it conducts and the property it owns or leases and in light of the transactions contemplated by this Agreement, except where the failure to be so qualified or be in good standing could not reasonably be expected to have a Material Adverse Effect.

(b)
Borrower and each Obligor has all requisite limited liability company power and authority to (i) own or hold under lease and operate the property it purports to own or hold under lease, (ii) carry on its business as now being conducted and as now proposed to be conducted in respect of the Projects, and (iii) execute, deliver and perform each Credit Document to which it is a party and perform its obligations thereunder.

4.2	Authorization; No Conflict
Each Obligor has duly authorized, executed and delivered each Credit Document to which such Obligor is a party (or such Credit Documents have been duly and validly assigned to such Obligor and such Obligor has authorized the assumption thereof, and has assumed the obligations of the assignor thereunder) and neither any Obligor’s execution and delivery thereof nor its consummation of the transactions contemplated thereby nor its compliance with the terms thereof

(a)	violate in any material respect any of its Governing Documents,

(b)	violate any Legal Requirement applicable to or binding on such Obligor or any of such Obligor’s properties in a manner which could reasonably be expected to result in a Material Adverse Effect,

(c)
violate in any respect or result in any breach of or constitute any default under, or result in or require the creation of any Lien (other than Permitted Liens) upon any of its property under, any agreement or instrument to which it is a party or by which it or any of its properties may be bound or affected which, in each case, could reasonably be expected to result in a Material Adverse Effect, or

(d)
require any consent or approval of any Person, and with respect to any Governmental Authority, does or will require any registration with, or notice to, or any other action of, with or by any applicable Governmental Authority, in each case which has not already been obtained and disclosed in writing to Administrative Agent (except (i) any Permits that are not yet Applicable Permits, (ii) for those that are required by securities, regulatory or applicable law in connection with an exercise of remedies, (iii) as set forth on Schedule 3.2(d) of the First Lien Common Terms Agreement and the filing of any required continuation statements, (iv) for those that, by the terms of the First Lien Collateral Documents, are not required to be obtained or completed or are required to be obtained or completed only after the Closing Date, or (v) for those the absence of which could not reasonably be expected to have a Material Adverse Effect).

4.3	Enforceability
Each of the Credit Documents and, except as otherwsie permitted by Section 6.2, the Major Project Contracts to which each Obligor is a party is a legal, valid and binding obligation of such Obligor, enforceable against such Obligor in accordance with its terms, except to the extent that enforceability may be limited by (a) applicable bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting the enforcement of creditors’ rights, (b) the effect of general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law), or (c) implied covenants of good faith and fair dealing.

4.4	Energy Regulatory

(a)
Each of the Obligors is in compliance with the FPA and PUHCA, except to the extent such Obligor is not subject to, or is exempt from, the FPA or PUHCA or where failure to be in such compliance could not reasonably be expected to have a Material Adverse Effect. Borrower is a “public utility” within the meaning of the FPA, and has authorization from FERC under Section 205 of the FPA to engage in wholesale sales of electric energy, capacity, and certain ancillary services at market-based rates and has received such waivers and authorizations as are customarily granted to market-based rate sellers by FERC, including blanket authorization to issue securities and assume liabilities pursuant to Section 204 of the FPA. No Obligor is, nor solely as a result of the execution, delivery and performance of, and the consummation of the transactions contemplated by the Credit Documents shall be or become, a “public utility,” a “transmitting utility,” or an “electric utility” within the meaning of the FPA. No Obligor is, nor solely as a result of the execution, delivery and performance of, and the consummation of the transactions contemplated by the Credit Documents shall be or become, subject to state regulation of rates or to state financial or organizational requirements for utilities.

(b)
Borrower is an Exempt Wholesale Generator with respect to its ownership and operation of all of the Projects and such status remains in effect. Each of the Obligors is not a “holding company” under PUHCA or is a “holding company” under PUHCA solely with respect to one or more Exempt Wholesale Generators, “qualifying facilities” (as defined in 18 C.F.R § 292.101(b)(1)) or “foreign utility companies” (as defined under PUHCA), and each of the Obligors is not subject to, or is exempt from, regulation under the federal access to books and records, accounting and recordkeeping and reporting requirements under PUHCA.

(c)
None of the Lender Parties or any of their respective “affiliates” (as defined in PUHCA and applicable FERC regulations), solely by virtue of the Obligors’ or any of their respective Subsidiaries’ ownership or operation of the Projects, the sale or transmission of electricity therefrom or the execution, delivery and performance of or the consummation of the transactions contemplated by any Credit Document or Major Project Contracts, shall be or become subject to, or not exempt from, regulation under PUHCA, the FPA or any state law or regulation respecting the rates of electric utilities or the financial and organizational regulation of electric utilities; provided, that any exercise of remedies under the First Lien Collateral Documents that results in the direct or indirect ownership or control of the Projects or of a Project by any Lender Party or any of its “affiliates” (as defined in PUHCA and applicable FERC regulations) may subject such Lender Party and its “affiliates” (as defined in PUHCA and applicable FERC regulations) to regulation under PUHCA, the FPA or any state law or regulation respecting the rates of electric utilities or the financial and organizational regulation of electric utilities.

4.5	Adverse Change
As of the Closing Date, since December 31, 2019 there has occurred no event or circumstance which could reasonably be expected to have a Material Adverse Effect.

4.6	Investment Company Act
Borrower is not an investment company or a company controlled by an investment company, within the meaning of the Investment Company Act of 1940, as amended. Borrower is not a “covered fund” under Section 13 of the Bank Holding Company Act of 1956, as amended, as such term is defined in the final regulations issued on December 10, 2013 implementing Section 619 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (commonly known as the “Volcker Rule”).

4.7	ERISA
As of the Closing Date, except as would not (individually or in the aggregate) reasonably be expected to have a Material Adverse Effect, no ERISA Event has occurred or is reasonably expected to occur. Except as would not (individually or in the aggregate) reasonably be expected to have a Material Adverse Effect, (a) neither Holdings or its Subsidiaries has incurred or reasonably expect to incur liability under Title IV of ERISA with respect to the termination of or withdrawal from any ERISA Plan or Multiemployer Plan and (b) each ERISA Plan that is intended to be qualified under Section 401 of the Code is so qualified and nothing has occurred, whether by action or failure to act, which would reasonably be expected to result in the loss of such qualification.

4.8	Permits

(a)
As of the Closing Date, other than the Permits required under Section 3.2(d) of the First Lien Common Terms Agreement, the Obligors currently have all material Permits under existing Legal Requirements.

(b)	Each Obligor is in compliance with all of its Applicable Permits except to the extent such noncompliance could not reasonably be expected to have a Material Adverse Effect.

4.9	Environmental Matters
Except as set forth in Schedule 4.9 and as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, Holdings, and each of its Subsidiaries are in compliance with all applicable Environmental Laws and Applicable Permits required under Environmental Laws to conduct their businesses and operations as currently conducted.

4.10	Litigation

(a)
Except as set forth on Schedule 4.10(a), as of the Closing Date, no action, suit, proceeding or investigation has been instituted or, to Borrower or any Obligor’s knowledge, threatened in writing against Borrower or any Obligor that could reasonably be expected to have a Material Adverse Effect.

(b)
Except as set forth on Schedule 4.10(b), Borrower has no knowledge of any order, judgment or decree that has been issued or proposed to be issued by any Governmental Authority that, as a result of the leasing, ownership, operation or maintenance of the Projects by any Obligor, the sale of electricity or steam therefrom by any Obligor or the entering into of any Credit

Document or any transaction contemplated hereby or thereby, could reasonably be expected to cause or deem the Lenders, Administrative Agent, First Lien Collateral Agent, the Issuing Banks, Coordinating Lead Arrangers, Joint Lead Arrangers or any Affiliate of any of them to be subject to, or not exempted from, regulation under PUHCA, the FPA or treated as a public utility under the laws of the State of California as presently constituted and as construed by the courts of California respecting the rates or the financial or organizational regulation of electric utilities.

(c)
As of the date of each Credit Event occurring after the Closing Date, no action, suit, proceeding or investigation has been instituted or, to Borrower’s knowledge, threatened in writing against any Obligor, which could reasonably be expected to have a Material Adverse Effect and which have not been disclosed by Borrower to Administrative Agent.

4.11	Labor Disputes.
No labor dispute with the employees of the Borrower or any Subsidiary exists or, to the knowledge of the Borrower, is imminent that would reasonably be expected to have a Material Adverse Effect.

4.12	Major Project Contracts
As of the Closing Date, copies of all of the Major Project Contracts executed on or prior to such date have been delivered to Administrative Agent. As of the Closing Date, there are no services or materials required for development, construction, operation and maintenance of the Projects in accordance with the Specified Major Project Contracts, other than those (a) to be provided under the Project Contracts, (b) that are not material to the development, construction, operation and maintenance of the Projects or (c) that can reasonably be expected to be commercially available at or for delivery to the Projects on commercially reasonable terms. As of the Closing Date, there is no default or event of default under the Material Project Contracts (other than any such default or event of default arising from or relating to the bankruptcy filing by Pacific Gas & Electric Company in the Northern District of California under Chapter 11 of the Bankruptcy Law), which could reasonably be expected to have a Material Adverse Effect.

4.13	Disclosures

(a)
None of this Agreement, the other Credit Documents, any certificate or other information or documentation (other than the Annual Operating Budget or the Base Case Projections and other forward-looking statements, the Market Consultant’s report, the conclusions drawn by the Independent Engineer in its report, the conclusions drawn by the Insurance Consultant in its report and the information contained in any other reports provided by the Coordinating Lead Arrangers’ consultants (it being understood and agreed that Borrower will be solely responsible for the contents of any information, documentation or other materials delivered by it or on its behalf to the preparers of such study and/or reports) and any other forward-looking statements) furnished or verified by Borrower to the Coordinating Lead Arrangers, Joint Lead Arrangers, Administrative Agent, First Lien Collateral Agent, or the Lenders, or to any consultant submitting a report to Administrative Agent, Coordinating Lead Arrangers, Joint Lead Arrangers or the Lenders, by or, to Borrower’s knowledge, on behalf of Borrower with respect to the Projects, in connection with the transactions contemplated by this Agreement or the other Credit Documents, contained (when taken as a whole and at the time of delivery or verification thereof) any untrue statement of a material fact or omitted (when taken as a whole and at the time of delivery or verification thereof) to state a material fact necessary in order to make the statements contained herein or therein not misleading under the circumstances in which they were made at the time such statements were made (other than any information that was corrected or updated in writing to the Coordinating Lead Arrangers, or Joint Lead Arrangers prior to the Closing Date).

(b)
The Annual Operating Budget or the Base Case Projections and the other forward-looking statements and pro forma financial information contained in the materials provided by the Borrower and referenced in paragraph (a) above (other than, in each case, any assumptions or projections therein provided by any third-party consultant) are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable in light of the conditions existing at the time they were made, it being recognized by the Coordinating Lead Arrangers, Joint Lead Arrangers, Administrative Agent, First Lien Collateral Agent, or the Lenders, that such information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

4.14	Taxes
Holdings and its Subsidiaries have accurately prepared and timely filed all federal, state and other tax returns that are required to be filed by them and have paid or made provision for the payment of all taxes, assessments, governmental or other similar charges, including without limitation, all sales and use taxes and all taxes which they are obligated to withhold from amounts owing to their respective employees, creditors and third parties, with respect to the periods covered by such tax returns (whether or not such amounts are shown as due on any tax return), except any amounts that an Obligor is contesting in good faith for which appropriate reserves have been provided in accordance with GAAP or where the failure to so accurately prepare, file or pay would not reasonably be expected to have a Material Adverse Effect. No deficiency assessment with respect to a proposed adjustment of the Borrower’s or any of the Subsidiaries’ federal, state, or other taxes is pending or, to the Borrower’s knowledge, threatened, which would reasonably be expected to have a Material Adverse Effect. There is no material tax Lien, whether imposed by any federal, state, or other taxing authority, outstanding against the assets, properties or business of the Borrower or any of its Subsidiaries, which would reasonably be expected to have a Material Adverse Effect.
As of the date hereof, Borrower is an entity that is disregarded as separate from its regarded owner for U.S. federal income tax purposes.

4.15	Governmental Regulation
No consent, approval, authorization or order of, or registration, qualification or filing with any court or regulatory authority or other governmental agency or instrumentality (including but not limited to, prior authorization from FERC under Sections 203 or 204 of the FPA) is required in connection with the consummation by the Borrower and the other Obligors of the transactions contemplated by the Credit Documents, except such consents, approvals, authorizations, registrations or qualifications (a) as have been obtained or made, (b) as may be required under state securities or “blue sky” laws in connection with the transactions contemplated by the Credit Documents, (c) as may be required in connection with an exercise of remedies under the First Lien Collateral Documents, or (d) the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect.

4.16	Regulation U, Etc.
No Obligor is engaged principally, or as one of its principal activities, in the business of extending credit for the purpose of “buying”, “carrying” or “purchasing” margin stock (each as defined in Regulations T, U or X of the Federal Reserve Board), and no part of the proceeds of the Loans shall be used by any Obligor for the purpose of “buying”, “carrying” or “purchasing” any such margin stock or for any other purpose which violates the provisions of the regulations of the Federal Reserve Board.

4.17	Projections
Borrower has prepared the Annual Operating Budget and the Base Case Projections and is responsible for developing the assumptions on which such Annual Operating Budget and the Base Case Projections are based; and such Annual Operating Budget and the Base Case Projections (a) as of the date delivered, updated or supplemented are based on reasonable assumptions (including as to all legal and factual matters material to the estimates set forth therein), and (b) as of the date delivered, updated or supplemented are consistent in all material respects with the provisions of the Project Contracts executed on or prior to such date (it being understood that such Annual Operating Budget and the Base Case Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of Borrower, and Borrower makes no representation or warranty as to (a) the attainability of such Annual Operating Budget and the Base Case Projections or as to whether such Annual Operating Budget and the Base Case Projections shall be achieved and (b) any assumptions or projections therein provided by any third-party consultant).

4.18	Financial Statements
In the case of each financial statement of Holdings and its Subsidiaries and accompanying information delivered by Borrower under (a) Section 3.1(m), each such financial statement and information has been prepared in conformity with GAAP and fairly presents, in all material respects, the financial position of Holdings and its Subsidiaries described therein for each of the periods then ended, subject, if applicable, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments, the absence of footnote disclosure and the exclusion of income tax impacts, and (b) Section 5.3, each such financial statement and information has been prepared in conformity with GAAP and fairly presents, in all material respects, the financial position of Holdings and its Subsidiaries described therein for each of the periods then ended, subject, if applicable, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments, the absence of footnote disclosure and the exclusion of income tax impacts.

4.19	No Default
No Default or Event of Default which has not been disclosed to Administrative Agent in writing has occurred and is continuing.

4.20	Title and Liens
The Obligors have good title in fee simple to all real property owned by them and good title to all personal property owned by them, in each case free and clear of all liens, encumbrances and defects (other than Permitted Liens), except where the failure to possess such title would not reasonably be expected to have a Material Adverse Effect. The Obligors have a good leasehold interest in any real property held under lease by the Obligors, in each case free and clear of all liens, encumbrances and defects (other than Permitted Liens), except where the failure to possess such interests would not reasonably be expected to have a Material Adverse Effect. The Borrower and the Guarantors have a good and valid interest in any real property held by the Borrower and the Guarantors under easements, rights-of-way, permits or licenses, in each case free and clear of all liens, encumbrances and defects (other than Permitted Liens), except where the failure to possess such interests would not reasonably be expected to have a Material Adverse Effect. The Borrower and the Guarantors possess all real property rights and interests necessary to operate and maintain all of the electrical generation facilities of the Borrower and the Guarantors as currently operated and maintained, except where the failure to possess such rights and interests would not reasonably be expected to have a Material Adverse Effect.

4.21	Intellectual Property
Except as disclosed in Schedule 4.21, Holdings and its Subsidiaries own or possess sufficient trademarks, trade names, patent rights, copyrights, licenses, approvals, trade secrets and other similar rights (collectively, “Intellectual Property Rights”) reasonably necessary to conduct their businesses as now conducted, in each case, except where the failure to own or possess such Intellectual Property Rights would not reasonably be expected to have a Material Adverse Effect, and the expected expiration of any of such Intellectual Property Rights would not reasonably be expected to have a Material Adverse Effect. Neither Holdings nor any of its Subsidiaries has received any notice of infringement or conflict with asserted Intellectual Property Rights of others, which could reasonably be expected to have a Material Adverse Effect.

4.22	Collateral
The respective liens and security interests granted to First Lien Collateral Agent (for the benefit of the First Lien Secured Parties) pursuant to the First Lien Collateral Documents (a) constitute as to personal property included in the Collateral a valid security interest, and (b) constitute as to real property included in the Collateral, upon the execution of the Mortgages in accordance with Section 4.13 (Post-Closing Covenant) of the First Lien Common Terms Agreement and the recording of the Mortgages in the appropriate filing office, a valid lien of record and security interest in such Collateral. The security interest granted to First Lien Collateral Agent (for the benefit of the First Lien Secured Parties) pursuant to the First Lien Collateral Documents in the Collateral consisting of personal property shall be perfected (x) with respect to any property that can be perfected by filing, upon the filing of financing statements in the filing offices identified in Schedule 4.22, (y) with respect to any property that can be perfected by control, upon execution of the Control Agreements (as defined in the Depositary Agreement) or the Depositary Agreement, as applicable, and (z) with respect to any property (if any) that can be perfected by possession, upon First Lien Collateral Agent receiving possession thereof, and in each case such security interest shall be, as to Collateral perfected under the UCC or otherwise as aforesaid and to the extent provided therein, superior and prior to the rights of all third Persons now existing or hereafter arising whether by way of mortgage, lien, security interests, encumbrance, assignment or otherwise, except for Permitted Liens. Except to the extent possession of portions of the Collateral is required for perfection and except for the Collateral covered by the Mortgages, all such action as is necessary has been taken to establish and perfect First Lien Collateral Agent’s rights in and to the Collateral in existence on such date to the extent First Lien Collateral Agent’s security interest can be perfected by filing, including any recording, filing, registration, giving of notice or other similar action. As of the Closing Date, no filing, recordation, re-filing or re‑recording other than those listed on Schedule 4.22 hereto is necessary to perfect and maintain the perfection of the interest, title or Liens of the First Lien Collateral Documents, and as soon as reasonably practicable after the Closing Date all such filings or recordings shall have been made to the extent First Lien Collateral Agent’s security interest can be perfected by filing except for the Collateral secured by the Mortgages, which filings in respect of the Mortgages shall be made in accordance with Section 4.13 (Post-Closing Covenant) of the First Lien Common Terms Agreement. Borrower has properly delivered or caused to be delivered, or provided control (to the extent providing control is possible using commercially reasonable efforts), to First Lien Collateral Agent with respect to all Collateral that permits perfection of the Lien and security interest described above by possession or control.

4.23	Sanctions and Anti-Corruption Laws

(a)
Neither Holdings nor any of its Subsidiaries, nor any director, officer, employee or, to the knowledge of the Borrower or any of its Subsidiaries, an Affiliate of the same is an individual or entity (i) located, organized or resident in a country or territory that is the subject of Sanctions (including, currently, Crimea, Cuba, Iran, North Korea and Syria (each a “Sanctioned Country”)); (ii) on any applicable U.S. sanctions list administered or enforced by the Office of Foreign Assets Control of the U.S. Department of Treasury; (iii) currently listed by the European Union sanctions laws and regulations as they appear in the following link (as the same may be updated from time to time upon ten days’ notice from the Administrative Agent to Borrower if such link no longer displays such then-current European Union sanctions laws and regulations): https://eeas.europa.eu/topics/common-foreign-security-policy-cfsp/8442/consolidated-list-of-sanctions_en; (iv) currently listed by United Nations sanctions laws and regulations as they appear in the following link (as the same may be updated from time to time upon ten days’ notice from the Administrative Agent to Borrower if such link no longer displays such then-current United Nations sanctions laws and regulations): https://www.un.org/securitycouncil/content/un-sc-consolidated-list, or on any applicable U.S. sanctions list administered or enforced by the Office of Foreign Assets Control of the U.S. Department of Treasury (collectively, “Sanctions”); or (v) individually or in the aggregate owned 50% or greater by or, as relevant under applicable Sanctions, controlled by the foregoing ((i) through (v) collectively, “Sanctioned Persons”).

(b)
(i) None of Holdings nor its Subsidiaries or Affiliates, nor any of their respective officers, directors or employees, in their capacities as such, or any representative or agent thereof, have violated, and the Borrower’s and Guarantors’ participation in the transactions contemplated by the Credit Documents shall not violate, the Foreign Corrupt Practices Act of 1977 (the “FCPA”) as amended, the Bribery Act 2010 of the United Kingdom, any law, rule, or regulation promulgated to implement the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed on December 17, 1997, or any other applicable anti-bribery or anti-corruption law (collectively, the “Anti‑Corruption Laws”); (ii) Holdings and its Subsidiaries have instituted, maintain and enforce, and shall continue to maintain and enforce, policies and procedures designed to promote and ensure compliance with Anti-Corruption Laws; and (iii) neither Holdings nor its Subsidiaries shall use, directly or indirectly the proceeds of the offering in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value to any person in violation of any applicable Anti-Corruption Laws. The operations of Holdings and its Subsidiaries are and have been conducted at all times in material compliance with all applicable anti-money laundering laws, including applicable federal, state, international, foreign or other laws or regulations regarding anti‑money laundering, including Title 18 U.S. Code Sections 1956 and 1957, the Patriot Act and the Bank Secrecy Act, as amended by Title III of the Patriot Act (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving Holdings or any of its

Subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to Holdings or any of its Subsidiaries’ knowledge, threatened.

4.24	Solvency
Immediately after giving effect to the transactions to occur on the Closing Date and immediately following the occurrence of each other Credit Event, (a) the fair value of the assets of the Obligors, on a consolidated basis, shall exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Obligors, (b) the present fair saleable value of the property of the Obligors shall be greater than the amount that will be required to pay the probable liability, on a consolidated basis, of the Obligors on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) the Obligors shall, on a consolidated basis, be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured (after giving effect to any guarantees and credit support), and (d) the Obligors shall, on a consolidated basis, not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted following the Closing Date. For purposes of this Section 4.24 (x) “able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured (after giving effect to any guarantees and credit support)” means that such Person shall be able to generate enough cash from operations, asset dispositions or refinancings, or a combination thereof, to meet its obligations as they become due, and (y) the amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

4.25	Insurance
Holdings has caused its Subsidiaries to have insurance coverage in at least the amounts and against such risks as required by Section 4.11 (Maintenance of Insurance) of the First Lien Common Terms Agreement.

4.26	Beneficial Ownership Regulation
To the extent that Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the information included in the Beneficial Ownership Certification is true and correct.

5.	AFFIRMATIVE COVENANTS
Each Obligor covenants and agrees that until the Discharge of First Lien Obligations under this Agreement and the other Credit Documents (other than those contingent First Lien Obligations that are intended to survive the termination of this Agreement and the other applicable Credit Documents), it shall perform or observe or cause to be performed or observed (as applicable) each of the obligations set forth in Article 4 (Affirmative Covenants) of the First Lien Common Terms Agreement and each of the following supplemental obligations set forth in this Article 5:

5.1	Use of Proceeds and Letters of Credit

(a)
Borrower shall not request any Credit Event, and Borrower shall not use, and shall take reasonable steps to ensure that its directors, officers, and employees shall not use, the proceeds of any Credit Event, directly or indirectly (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in material violation of any Anti-Corruption Laws and Anti-Money

Laundering Laws or (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person or in any Sanctioned Country in violation of any applicable Sanctions.

(b)
The Obligors will use the net proceeds from the Term Loans to (i) make a distribution to the Sponsor, including to repay existing Indebtedness of the Sponsor in order to cause the release of Liens on Holdings, Borrower, the Project Companies (other than Permitted Liens), (ii) pay costs and expenses incurred in connection with the Loan Transactions, (iii) working capital and general corporate purposes of the Obligors (including to purchase the CoBank Service Share) and (iv) fund the Debt Service Reserve Account and the Major Maintenance Reserve Account.

(c)
Revolving Letters of Credit shall be available to provide credit support in respect of the working capital needs of any Obligors and the other obligations of the Obligors associated with the Projects (including credit support obligations of the Obligors under the PPAs) and fund the Debt Service Reserve Account and the Major Maintenance Reserve Account.

(d)	DSR Letters of Credit shall be available to fund the Debt Service Reserve Account.

(e)
PPA Letters of Credit shall be available to provide credit support in respect of the working capital needs of any Obligors and the other obligations of the Obligors associated with the Projects (including credit support obligations of the Obligors under the PPAs).

5.2	Special Purpose Entity

(a)
Each Obligor shall conduct in all material respects its business solely in its own name (or the name of another Obligor) through its duly authorized directors, officers or agents so as not to mislead others as to the identity of such Obligor with which those other entities (other than any Obligor) are concerned, and particularly shall avoid the appearance of conducting business on behalf of any other entity (other than any other Obligor) or that such Obligor’s assets are available to pay the creditors of such other entity (other than any other Obligor) or the assets of any other entity (other than any other Obligor) are available to pay the creditors of such Obligor. Without limiting the generality of the foregoing, all material written communications of each Obligor shall be made solely in the name of such Obligor (or another Obligor).

(b)
Each Obligor shall comply in all material respects with all organizational formalities to maintain its existence separate from that of the Sponsor, each Affiliate of the Sponsor and any unaffiliated entity.

(c)	Except to the extent provided in the Depositary Agreement, each Obligor shall keep its assets and its liabilities wholly separate from those of all other entities (other than any other Obligor).

5.3	Operating Plan and Reports

(a)
On the Closing Date (as delivered pursuant to Section 3.1(u) (in the case of the calendar year 2020), and on or before sixty days prior to the beginning of each calendar year commencing on calendar year 2021), Borrower shall submit a budget to the Administrative Agent, detailed by month, of anticipated revenues and anticipated expenditures under all applicable waterfall levels set forth in clauses First through Fourth of Section 3.1(b)

(Revenue Account Waterfall) of the Depositary Agreement, each such budget to include Debt Service, proposed dividend distributions, Major Maintenance, Capital Expenditures, reserves and all anticipated O&M Costs (including reasonable allowance for contingencies) for the ensuing calendar year (or, in the case of the initial Annual Operating Budget, partial calendar year) (each such annual operating plan and budget, including the initial Annual Operating Budget, an “Annual Operating Budget”). Notwithstanding the foregoing, this Agreement shall not restrict any deviation by the Obligors from the Annual Operating Budget.

(b)
Borrower shall deliver to Administrative Agent within sixty days of the end of each fiscal quarter, a summary operating report with respect to the Projects, which shall include, with respect to the period most recently ended, the information set forth on the Template Operating Report, which information shall include a level of detail on a month-by-month basis and consolidated revenue generated.

5.4	Financial Reports

(a)	The Borrower shall deliver to the Administrative Agent:

(i)
within 120 days after the end of each fiscal year (commencing with fiscal year ending on December 31, 2020), audited annual financial statements of Borrower and its consolidated Subsidiaries prepared in accordance with GAAP as in effect from time to time;

(ii)
within ninety days after the end of each of the first three fiscal quarters of each fiscal year (commencing on the fiscal quarter ending June 30, 2020), unaudited quarterly financial statements (comprised of a balance sheet, income statement, and cash flow statement) of the Borrower and its consolidated Subsidiaries (but, with respect to the fiscal quarter ending June 30, 2020, such financial statements may exclude the results of operations of, or the assets held by, Geysers Company, Wild Horse and Calistoga, which will become direct wholly owned Subsidiaries of the Borrower on the Closing Date) prepared in accordance with GAAP as in effect from time to time (subject to changes resulting from audit and normal year-end adjustments and the absence of footnote disclosure);

(iii)
at the time of providing the information required by Section 5.4(a)(i), a certificate signed by a Responsible Officer of the Borrower certifying that to such Responsible Officer’s knowledge, no Default, Event of Default, CTA Default or CTA Event of Default has occurred and is continuing or, if any Default, Event of Default, CTA Default or CTA Event of Default has occurred and is continuing, a brief description of the nature thereof and the corrective actions that the Borrower or Guarantor, as applicable, has taken or proposes to take with respect thereto (other than litigation strategy).

(b)
Notwithstanding the foregoing, the financial information and other documents referred to in the preceding paragraph may be those of any direct or indirect parent of the Borrower; provided, that if there are material differences (as determined in good faith by the Borrower) between the consolidated results of operations and financial condition of such parent and its consolidated Subsidiaries, on the one hand, and of the Borrower and its consolidated Subsidiaries, on the other hand, the quarterly and annual information required by the preceding paragraph will include a discussion of such material differences in reasonable detail as determined in good faith by the Borrower.

(c)
The Borrower shall be deemed to have satisfied its obligation to deliver information referred to in this Section 5.4 by (i) filing or furnishing such information with the SEC for public availability or (ii) posting such information on a website (which may be nonpublic and may be password-protected) hosted by the Borrower or by a third party, in each case within the applicable time periods specified herein.

(d)
To the extent that any information required by this Section 5.4 is not delivered to the Administrative Agent within the applicable time periods specified herein and such information is subsequently delivered, the Borrower will be deemed to have satisfied its obligations under this Section 5.4 with respect to such information and any CTA Default or CTA Event of Default with respect thereto shall be deemed to have been cured and any acceleration of any First Lien Obligations resulting therefrom shall be deemed to have been rescinded so long as such rescission would not conflict with any applicable judgment or decree.

5.5	Debt Service Coverage Ratio
No later than 45 days after each Principal Repayment Date, Borrower shall calculate and deliver to Administrative Agent the Debt Service Coverage Ratio for the Calculation Period of such Principal Repayment Date.

5.6	Additional Consents
The Borrower and the Guarantors shall use commercially reasonably efforts to obtain from each counterparty to each Major Project Contract that is in effect as of the Closing Date a Consent within ninety days following the Closing Date. Concurrently with or promptly after entering into any Replacement Major Project Contract that is also a Major Project Contract after the Closing Date, the Borrower or the Guarantor, as applicable, shall use commercially reasonable efforts to obtain from the counterparty under such Replacement Major Project Contract that is also a Major Project Contract, and deliver or cause to be delivered to the First Lien Collateral Agent, a Consent.

5.7	Lender Meetings
Borrower shall, upon the request of Administrative Agent or Required Lenders, participate in a meeting of Administrative Agent and Lenders (which, unless an Event of Default has occurred and is continuing, shall be limited to no more than once during each fiscal year) to be held telephonically at such time as may be agreed to by Borrower and Administrative Agent.

5.8	Interest Rate Hedging
From and after the date that is twenty Banking Days following the Closing Date, the Borrower shall, on each Principal Repayment Date until the Maturity Date, have in effect one or more Interest Rate Agreements with respect to an effective notional amount equal to at least 75% of the Projected Notional Principal Amount of the sum of Term Loans and Additional Ratio Indebtedness (excluding any Additional Ratio Indebtedness that bears interest at a fixed rate); provided, that if, at any time, Borrower incurs any Incremental Term Loan Facility or such Additional Ratio Indebtedness and, as a result of such incurrence, Borrower would not be in compliance with the terms of this Section 5.8, then Borrower shall be deemed not to be in default of this Section 5.8 so long as Borrower is in compliance with the terms of this Section 5.8 within twenty Banking Days of the incurrence of such Incremental Term Loan Facility. Interest Rate Agreements with respect to Term Loans shall be entered into with Hedge Banks pursuant to clause (a) of the definition thereof and Interest Rate Agreements with respect to Additional Ratio Indebtedness shall be entered into with Hedge Banks.

5.9	Insurance
Borrower shall maintain or cause to be maintained in all material respects on its behalf in effect at all times the types of insurance required pursuant to Exhibit K, in the amounts and on the terms and conditions specified therein, from the quality of insurers specified in such Exhibit or other insurance companies of recognized responsibility reasonably satisfactory to the Administrative Agent.

5.10	Notices
Borrower shall promptly, upon acquiring notice or giving notice (except as otherwise specified below), as the case may be, or obtaining knowledge thereof (except as otherwise specified below), give written notice (with copies of any underlying notices, papers, files or related documentation except as otherwise specified below) to Administrative Agent of:

(a)
any litigation pending or, to any Obligor’s knowledge, threatened in writing against any Obligor as to which an adverse determination is reasonably probable and which involves material claims against any Obligor or the Projects in excess of $10,000,000 individually or $50,000,000 in the aggregate per calendar year or which could reasonably be expected to have a Material Adverse Effect, such notice to include reasonable details about such litigation other than litigation strategy and related documentation subject to attorney-client-privilege;

(b)
any dispute or disputes for which written notice has been received by any Obligor which may exist between any Obligor and any Governmental Authority and which involve (a) claims which could reasonably be expected to have a Material Adverse Effect, or (b) revocation, modification, failure to renew or the like of any Applicable Permit which could reasonably be expected to have a Material Adverse Effect;

(c)
any Default, Event of Default, CTA Default or CTA Event of Default (together with a statement of a Responsible Officer of Borrower setting forth the details of such Default, Event of Default, CTA Default or CTA Event of Default and the action which the applicable Obligor has taken and proposes to take with respect thereto);

(d)
any casualty, damage or loss to the Projects, whether or not insured, through fire, theft, other hazard or casualty, or any act or omission of (a) any Obligor, its employees, agents, contractors, consultants or representatives for which a mandatory prepayment is required in respect of the First Lien Obligations or (b) to any Obligor’s knowledge, any other Person if such casualty, damage or loss could reasonably be expected to have a Material Adverse Effect;

(e)
any (i) early termination (other than expiration in accordance with its terms and any applicable Consent) or default of which any Obligor has knowledge or written notice thereof under any Major Project Contract which could reasonably be expected to have a Material Adverse Effect and (ii) material Project Contract Modification (with copies of all such Project Contract Modifications whether or not requiring approval of Administrative Agent or the Required Lenders pursuant to Section 6.2);

(f)
any written claim of events of force majeure under any Major Project Contract which could reasonably be expected to have a Material Adverse Effect together with reasonable details with respect to such claim;

(g)	initiation of any condemnation proceedings involving a portion of (i) the Projects or (ii) the Project Sites, in each case, which could reasonably be expected to have a Material Adverse Effect;

(h)	promptly, but in no event later than fifteen Banking Days after any Obligor has knowledge of the execution and delivery thereof, a copy of each Additional Major Project Contracts;

(i)
promptly, but in no event later than thirty days after the receipt thereof by any Obligor, copies of (i) any material amendment, supplement or other material modification to any material Applicable Permit received by any Obligor, and (ii) all notices relating to the Projects received by any Obligor from, or delivered by any Obligor to, any Governmental Authority (other than routine correspondence given or received in the ordinary course of business relating to routine aspects of owning, financing, operating, maintaining or using the Projects) which could reasonably be expected to have a Material Adverse Effect;

(j)	any unscheduled or forced outage of the Projects (taken as a whole) causing a reduction of at least 50 MW of capacity, which continues for more than twenty consecutive days;

(k)	the occurrence of any ERISA Event that, individually or together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect; and

(l)
the occurrence of any event or circumstance specific to any Obligor or the Projects that is not a matter of general public knowledge and that could reasonably be expected to have a Material Adverse Effect; provided, that, solely for purposes of this Section 5.10(l), clause (ii) of the proviso in the definition of Material Adverse Effect shall be disregarded.

In addition, Borrower shall provide, with reasonable promptness, to Administrative Agent any other material information (other than litigation strategy and related documentation subject to attorney-client-privilege) with respect to any Obligor or the Projects as is reasonably requested by Administrative Agent or any Lender (which request shall be made through Administrative Agent).
6.    NEGATIVE COVENANTS
Each Obligor covenants and agrees that until the Discharge of First Lien Obligations under this Agreement and the other Credit Documents (other than those contingent First Lien Obligations that are intended to survive the termination of this Agreement and the other applicable Credit Documents), it shall perform or observe or cause to be performed or observed (as applicable) each of the obligations set forth in Article 5 (Negative Covenants) of the First Lien Common Terms Agreement and each of the following supplemental obligations set forth in this Article 6:

6.1	Regulations
Borrower shall not directly or indirectly apply any part of the proceeds of any Loan, any cash equity contributions received by Borrower or other funds or revenues to the “buying”, “carrying” or “purchasing” of any margin stock within the meaning of Regulations T, U or X of the Federal Reserve Board, or any regulations, interpretations or rulings thereunder.

6.2	Amendments to Major Project Contracts

(a)
No Obligor shall, without the prior written consent of the Required Lenders, (such consent not to be unreasonably withheld, conditioned or delayed), amend or otherwise modify any Major Project Contract or give any consent, waiver or approval (other than consents, waivers or approvals in the ordinary course of business consistent with past practices, where applicable) (each such amendment or modification being referred to herein as a “Project Contract Modification”) thereunder (including any waiver of any default under or breach of any Major Project Contract), or agree in any manner to any other amendment, modification or change of any term or condition of any Major Project Contract; provided, that the foregoing shall not restrict any of the following: (i) the extension of the term of a Major Project Contract on substantially the same terms and conditions then in effect (or on more favorable terms and conditions to such Obligor), (ii) ministerial or administrative amendments, modifications, waivers, consents and approvals, (iii) replacement of any Major Project Contract as permitted by Section 6.2(d) or (iv) any Project Contract Modification that could not reasonably be expected to have a Material Adverse Effect (as certified by the Borrower in an officer’s certificate of a Responsible Officer).

(b)
No Obligor shall, without the prior written consent of Administrative Agent, such consent not to be unreasonably withheld, amend, supplement, waive or otherwise modify the organizational documents of such Obligor, if the result could reasonably be expected to have a Material Adverse Effect on the Lenders or their rights or remedies under the Credit Documents in any material respect.

(c)
If applicable, the Required Lenders and Administrative Agent shall use good faith efforts to respond to each request pursuant to this Section 6.2 as soon as possible and in all events within thirty days of its receipt of written notification thereof.

(d)
No Obligor shall without the prior written consent of the Required Lenders (acting in consultation with the Independent Engineer), such consent not to be unreasonably withheld, conditioned or delayed, enter into any Additional Major Project Contract; provided, that the foregoing shall not restrict the entry by an Obligor into an Additional Major Project Contract so long as the entry by the applicable Obligor into such Additional Major Project Contract could not reasonably be expected to have a Material Adverse Effect (as certified by the Borrower in an officer’s certificate signed by a Responsible Officer). In connection with the entry by a Obligor into any Additional Major Project Contract, the Obligor shall: (A) deliver copies of all such Additional Major Project Contracts to the Administrative Agent prior to entering into such Additional Major Project Contract and (B) (1) use commercially reasonable efforts to enter into a Consent as specified in Section 5.6 and (2) deliver copies of any such Consent to Administrative Agent and First Lien Collateral Agent following the execution thereof.

7.    EVENTS OF DEFAULT; REMEDIES

7.1	Events of Default
The CTA Events of Default set forth in Article 6 (Events of Default) of the First Lien Common Terms Agreement shall constitute Events of Default under this Agreement, subject to all of the provisions of such Article 6 (Events of Default) in the First Lien Common Terms Agreement, and each of the following events or occurrences set forth in this Article 7 shall be a supplemental Event of Default (each, an “Event of Default”) hereunder:

(a)
Failure to Make Payments. Borrower shall fail to pay, in accordance with the terms of this Agreement (a) any principal on any Loan on the date that such sum is due, (b) any interest on any Loan within five Banking Days after the date such sum is due, (c) any scheduled fee, cost, charge or sum due hereunder within five Banking Days of the date that such sum is due, or (d) any other fee, cost, charge or other sum due under this Agreement within thirty days after written notice to Borrower that such sum is due.

(b)
Cross-Payment Default. An event of default (howsoever defined) shall occur with respect to an Obligor which is caused by a failure to pay principal or interest beyond the applicable grace period in respect of (i) any Indebtedness for borrowed money of such Obligor, which would entitle the lender(s) under such Indebtedness to cause the principal amounts in excess of $50,000,000 in the aggregate to become immediately due or (ii) any Permitted Commodity Hedge Agreement or Permitted Interest Rate Agreement of such Obligor and, in the case of this clause (ii), which would entitle the counterparty under such agreement to demand an early termination amount (howsoever defined in such Commodity Hedge Agreement or Interest Rate Agreement) and such early termination amount that would result from a liquidation, acceleration or early termination of such Permitted Commodity Hedge Agreement or Permitted Interest Rate Agreement is in excess of $50,000,000.

(c)	Cross-Acceleration.

(i)
An event of default (howsoever defined) shall occur with respect to any Obligor under any Indebtedness for borrowed money of such Obligor, having drawn principal amounts in excess of $50,000,000 in the aggregate and shall have continued beyond the applicable grace period, the effect of which has been to cause the entire amount of such Indebtedness to become due and such Indebtedness remains unpaid or the acceleration of its stated maturity unrescinded.

(ii)
An event of default (howsoever defined) shall occur with respect to Any Permitted Commodity Hedge Agreement or Permitted Interest Rate Agreement and, after giving effect to any applicable notice requirement or grace period, such default results in a liquidation of, an acceleration of obligations under, or an early termination of, such Permitted Commodity Hedge Agreement or Permitted Interest Rate Agreement, and, in addition, the early termination amount (howsoever defined in such Permitted Commodity Hedge Agreement or Permitted Interest Rate Agreement) resulting from the occurrence of such liquidation, acceleration or early termination that is due and payable by Obligor (if any) is in excess of $50,000,000.

(d)	ERISA Event. One or more ERISA Events shall have occurred that, when taken together with any other ERISA Events that have occurred, would reasonably be expected to have a Material Adverse Effect;

(e)	Breach of Terms of Agreement.

(i)
Defaults without Cure Periods. Any Obligor shall fail to perform or observe any of the covenants set forth in Sections 5.1, 5.10(c) (but excluding any obligation thereunder in respect of any Default or CTA Default) or Article 6.

(ii)
Defaults with Cure Periods. Any Obligor shall fail to perform or observe any of the covenants set forth in (A) Section 5.9 and such failure shall continue unremedied for a period of fifteen Banking Days after Borrower receives written notice thereof from Administrative Agent or (B) Section 5.2 and such failure shall continue unremedied for a period of thirty days after Borrower receives written notice thereof from Administrative Agent.

(iii)
Other Defaults. Any Obligor shall fail to perform or observe any of its covenants set forth hereunder not otherwise specifically provided for in Section 7.1(e)(i), Section 7.1(e)(ii) or elsewhere in this Article 7, and such failure shall continue unremedied for a period of thirty days after such Obligor receives written notice thereof from Administrative Agent; provided, that if (A) such failure cannot be cured within such thirty-day period, (B) such failure is susceptible of cure within ninety days, (C) such Obligor is proceeding with diligence and in good faith to cure such failure, (D) the existence of such failure has not had and could not, after considering the nature of the cure, be reasonably expected to have a Material Adverse Effect, and (E) Administrative Agent shall have received an officer’s certificate signed by a Responsible Officer to the effect of clauses (i), (ii), (iii), and (F) above and stating what action such Obligor is taking to cure such failure, then such thirty-day cure period shall be extended to such date, not to exceed a total of ninety days, as shall be necessary for such Obligor diligently to cure such failure.

(f)	Regulatory Status.

(i)
Any Obligor shall become a public utility under the laws of the State of California as presently constituted and as construed by the courts of California, and in each case, such event could reasonably be expected to have a Material Adverse Effect.

(ii)
FERC has issued an order determining that any Obligor that is a “public utility” under the FPA is no longer entitled to make sales at wholesale of electric energy, capacity and certain ancillary services at market-based rates and/or is no longer entitled to associated waivers and blanket authorizations under FERC regulations, including blanket authorization to issue securities and assume liabilities pursuant to Section 204 of the FPA, if loss of such Obligor’s authorization from FERC under the FPA to make sales at wholesale of electric energy, capacity and certain ancillary services at market-based rates and/or associated waivers and blanket authorizations under FERC regulations, including blanket authorization to issue securities and assume liabilities pursuant to Section 204 of the FPA, could reasonably be expected to have a Material Adverse Effect.

(g)	Change of Control. A Change of Control shall have occurred.

(h)
Unenforceability. At any time after the execution and delivery thereof, any material provision of this Agreement shall cease to be in full force and effect (other than by reason of the satisfaction in full or release of Borrower’s First Lien Obligations hereunder or any other termination of this Agreement in accordance with the terms hereof) or this Agreement shall be declared null and void by a Governmental Authority of competent jurisdiction.

(i)
Misstatements; Omissions. Any representation or warranty made or deemed made by any Obligor in any Credit Document to which it is a party or in any separate written statement or certificate required to be delivered to Administrative Agent, Depositary Agent, First Lien

Collateral Agent, or any Lender hereunder or under any other Credit Document to which it is a party, shall be untrue in any material respect as of the time made; provided, that misrepresentations which are capable of being remedied, are made or deemed made after the Closing Date, the untruth of which could not reasonably be expected to have a Material Adverse Effect, shall not be deemed to be an Event of Default if such misrepresentation is cured, corrected or otherwise remedied within thirty days (or if such incorrect representation, warranty, written statement or certificate is not susceptible to cure within thirty days, and such Obligor is proceeding with diligence and in good faith to cure such default and such default is susceptible to cure, such thirty day cure period shall be extended as may be necessary to cure such incorrect representation, warranty, written statement or certificate, such extended period not to exceed ninety days in the aggregate (inclusive of the original thirty-day period)) from the date a Responsible Officer of Borrower acquires knowledge thereof such that such representation or warranty (as cured, corrected or remedied) has not resulted in a Material Adverse Effect, then such false or incorrect representation, warranty, written statement or certification shall not constitute a Default or an Event of Default for purposes of the Credit Documents.

(j)
Specified Major Project Contract Defaults. (i) Any Specified Major Project Contract shall terminate or shall be declared null and void (except (a) upon fulfillment of the parties’ obligations thereunder or (b) upon the scheduled expiration of the term of such Specified Major Project Contract) and such termination is reasonably expected to have a Material Adverse Effect, (ii) any provision in any Specified Major Project Contract shall for any reason cease to be valid and binding on any party thereto (other than Borrower), other than any such failure to be valid and binding which could not reasonably be expected to have a Material Adverse Effect or (iii) performance shall be breached under any Specified Major Project Contract and such breach is reasonably expected to have a Material Adverse Effect except, in the case of the foregoing clauses (i), (ii), or (iii) to the extent that (x) such provision is restored or replaced by a replacement provision in form and substance reasonably acceptable to Administrative Agent within a 120-day period thereafter, or (y) Borrower enters into a Replacement Major Project Contract within 120 days thereafter.

7.2	Remedies
Subject to the terms and conditions of the Intercreditor Agreement, upon the occurrence and during the continuation of an Event of Default, Administrative Agent shall, upon the direction of the Required Lenders, without further notice of default, presentment or demand for payment, protest or notice of non‑payment or dishonor, or other notices or demands of any kind, all such notices and demands (other than notices expressly required by the Credit Documents) being waived, exercise any or all of the following rights and remedies, in any combination or order that the Required Lenders may elect, in addition to such other rights or remedies as the First Lien Secured Parties may have hereunder, under the First Lien Collateral Documents or at law or in equity:

(a)
No Further Loans or Letters of Credit. Cancel all Commitments, refuse, and Administrative Agent, the Issuing Banks and the Lenders shall not be obligated, to continue any Loans, make any additional Loans, or make any payments, or permit the making of payments, from any Depositary Account or any Loan proceeds or other funds held by Administrative Agent or First Lien Collateral Agent under the Credit Documents or on behalf of Borrower; provided, that in the case of an Event of Default occurring under Section 6.1(i) (Bankruptcy) of the First Lien Common Terms Agreement, all such Commitments shall be cancelled and terminated without further act of Administrative Agent, First Lien Collateral Agent, or any First Lien Secured Party.

(b)
Cure by Agents. Without any obligation to do so, make disbursements or Loans to or on behalf of Borrower or disburse amounts from any Depositary Account to cure (i) any Default or Event of Default hereunder, and (ii) any default and render any performance under any Major Project Contract as the Required Lenders in their sole discretion may consider necessary or appropriate, whether to preserve and protect the Collateral or the First Lien Secured Parties’ interests therein or for any other reason. All sums so expended, together with interest on such total amount at the Default Rate (but in no event shall the rate exceed the maximum lawful rate), shall be repaid by Borrower to Administrative Agent or First Lien Collateral Agent, as the case may be, on demand and shall be secured by the Credit Documents, notwithstanding that such expenditures may, together with amounts advanced under this Agreement, exceed the aggregate amount of the Total Term Loan Commitment.

(c)
Acceleration. Declare and make all or a portion of the sums of accrued and outstanding principal and accrued but unpaid interest remaining under this Agreement, together with all unpaid fees, costs (including Liquidation Costs and Hedge Breaking Fees) and charges due hereunder or under any other Credit Document, immediately due and payable and require Borrower immediately, without presentment, demand, protest or other notice of any kind, all of which Borrower hereby expressly waives, to pay Administrative Agent or the First Lien Secured Parties an amount in immediately available funds equal to the aggregate amount of any outstanding First Lien Obligations of Borrower under this Agreement and the other Credit Documents; provided, that in the event of an Event of Default occurring under Section 6.1(i) (Bankruptcy) of the First Lien Common Terms Agreement, all such amounts shall become immediately due and payable without further act of Administrative Agent, the Issuing Banks, First Lien Collateral Agent, or the First Lien Secured Parties.

(d)	Cash Collateral; Letters of Credit.

(i)
Pursuant to the terms of the First Lien Common Terms Agreement and the Collateral and Intercreditor Agreement, vote in favor of the First Lien Collateral Agent taking action to declare, apply or execute upon any amounts on deposit in any Depositary Account, or any proceeds or any other moneys of Borrower on deposit with Administrative Agent, First Lien Collateral Agent, Depositary Agent or any First Lien Secured Party in the manner provided in the UCC and other relevant statutes and decisions and interpretations thereunder with respect to Cash Collateral; or draw upon any letter of credit held by First Lien Collateral Agent as security. Without limiting the foregoing, each of Administrative Agent, First Lien Collateral Agent and Depositary Agent shall have all rights and powers with respect to the Loan proceeds, draws upon any Letter of Credit, the Depositary Accounts and the contents of the Depositary Accounts as it has with respect to any other Collateral and may apply, or cause the application of, such amounts to the payment of interest, principal, fees, costs, charges or other amounts due or payable to Administrative Agent, First Lien Collateral Agent, Depositary Agent or the First Lien Secured Parties with respect to the Loans in such order as the Required Lenders may elect in their sole discretion. Borrower shall not have any rights or powers with respect to such amounts.

(ii)	Make demand upon the Borrower to, and forthwith upon such demand the Borrower shall, pay to the Administrative Agent on behalf of the Lenders in same day funds at the Administrative Agent’s account, to the extent not already funded, an amount equal to 102.5% of the aggregate LC Exposure; provided, that upon the occurrence of any Default or Event of Default under Section 6.1(i) (Bankruptcy) of the First Lien Common Terms Agreement, the Borrower shall be obligated to pay to the Administrative Agent on behalf of the Lenders in same day funds at the Administrative Agent’s account, to the extent not already funded, an amount equal to 102.5% of the aggregate LC Exposure, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

(e)
Possession of Projects. Pursuant to the terms of the First Lien Common Terms Agreement and the Collateral and Intercreditor Agreement, vote in favor of the First Lien Collateral Agent taking action to enter into possession of the Projects or operate and maintain the Projects, and all sums expended by Administrative Agent, First Lien Collateral Agent or Depositary Agent in so doing, together with interest on such total amount at the Default Rate, shall be repaid by Borrower to Administrative Agent, First Lien Collateral Agent or Depositary Agent, as the case may be, upon demand and shall be secured by the Credit Documents, notwithstanding that such expenditures may, together with amounts advanced under this Agreement, exceed the aggregate amount of the Total Term Loan Commitment.

(f)
Remedies under Credit Documents. Take (or vote in favor of the taking) other action at law or in equity as may appear necessary or desirable to collect the amounts then due and thereafter to become due, or to enforce performance and observance of any obligation, agreement or covenant of the Borrower under this Agreement and the other Credit Documents.

8.    SCOPE OF LIABILITY
Except as set forth in this Article 8, notwithstanding anything in this Agreement or the other Credit Documents to the contrary, none of the Lender Parties shall have any claims with respect to the transactions contemplated by the Credit Documents against Sponsor or any of its Affiliates (other than Borrower or any other Obligor), shareholders, officers, directors or employees (collectively, the “Non‑Recourse Persons”) and the Lender Parties’ recourse against Borrower and the Non‑Recourse Persons shall be limited to the Obligors, the Collateral, the Projects, all Project Revenues, all Loan proceeds, Insurance Proceeds, Eminent Domain Proceeds, and all income or revenues of the foregoing as and to the extent provided herein and in the First Lien Collateral Documents; provided, that the foregoing provision of this Article 8 shall not (a) constitute a waiver, release or discharge of any of the Indebtedness, or of any of the terms, covenants, conditions, or provisions of this Agreement or any other Credit Document and the same shall continue (but without personal liability to the Non-Recourse Persons) until fully paid, discharged, observed, or performed, (b) limit or restrict the right of Administrative Agent, First Lien Collateral Agent or any other Lender Party (or any assignee, beneficiary or successor to any of them) to name the Obligors or any other Person as a defendant in any action or suit for a judicial foreclosure or for the exercise of any other remedy under or with respect to this Agreement or any other Collateral Document or Credit Document, or for injunction or specific performance, so long as no judgment in the nature of a deficiency judgment shall be enforced against any Non-Recourse Person, except as set forth in this Article 8, (c) in any way limit or restrict any right or remedy of Administrative Agent, First Lien Collateral Agent or any other Lender Party (or any assignee or beneficiary thereof or successor thereto) with respect to, and each of the Non-Recourse Persons shall remain fully liable to the extent that it would otherwise be liable for its own actions with respect to, any fraud, willful misrepresentation (which shall not include innocent or negligent misrepresentation), or misappropriation of Project Revenues, Loan proceeds, Insurance Proceeds, Eminent Domain

Proceeds or any other earnings, revenues, rents, issues, profits or proceeds from or of the Collateral, that should or would have been paid as provided herein or paid or delivered to Administrative Agent, First Lien Collateral Agent or any other Lender Party (or any assignee or beneficiary thereof or successor thereto) towards any payment required under this Agreement or any other Credit Document, (d) affect or diminish or constitute a waiver, release or discharge of any specific written obligation, covenant, or agreement in respect of the transactions contemplated by the Credit Documents made by any of the Non-Recourse Persons or any security granted by the Non-Recourse Persons in support of the obligations of such Persons under any First Lien Collateral Document or Project Contract (or as security for the obligations of any Obligor), or (e) limit the liability of (i) any Person who is a party to any Project Contract or has issued any certificate or other statement in connection therewith with respect to such liability as may arise by reason of the terms and conditions of such Project Contract (but subject to any limitation of liability in such Project Contract), certificate or statement or (ii) any Person rendering a legal opinion pursuant to this Agreement (including Section 3.1(h)), in each case under this clause (e) relating solely to such liability of such Person as may arise under such referenced agreement, instrument or opinion. The limitations on recourse set forth in this Article 8 shall survive the termination of this Agreement, the termination of all Commitments and the Interest Rate Agreements to which any Lender Party is a party and the indefeasible payment in full in cash and performance in full of Borrower’s First Lien Obligations hereunder and under the other Credit Documents.
9.    AGENTS; SUBSTITUTION

9.1	Appointment, Powers and Immunities

(a)
In order to expedite the transactions contemplated by this Agreement, (i) CoBank, ACB, Coöperatieve Rabobank, U.A., New York Branch and ING Capital LLC are hereby appointed to act as the Joint Lead Arrangers, (ii) Mizuho Bank Ltd., National Bank of Canada and Sumitomo Mitsui Banking Corporation are hereby appointed to act as the Coordinating Lead Arrangers and Bookrunners, (iii) Crédit Agricole Corporate and Investment Bank and Natixis, New York Branch are hereby appointed to act as the Green Loan Coordinators, (iv) BNP Paribas is hereby appointed to act as the Syndication Agent, Coordinating Lead Arranger, and Bookrunner, (v) MUFG Bank, Ltd. is hereby appointed to act as the Administrative Agent (vi) MUFG Union Bank, N.A. is hereby appointed to act as the Coordinating Lead Arranger, Bookrunner and First Lien Collateral Agent. None of Administrative Agent, First Lien Collateral Agent, Coordinating Lead Arrangers, Joint Lead Arrangers nor any of their respective Related Parties shall have any duties or responsibilities except those expressly set forth in this Agreement or in any other Credit Document, or be a trustee or a fiduciary for any Lender Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into the Credit Documents or otherwise exist against any Agent, Coordinating Lead Arranger, or Joint Lead Arranger (other than those implied as a matter of applicable law that are not capable of being waived). Notwithstanding anything to the contrary contained herein, none of Administrative Agent, First Lien Collateral Agent, Coordinating Lead Arrangers, Joint Lead Arrangers or any of their respective Related Parties shall be liable as such for any action taken or omitted by any of them except for its or their own gross negligence or willful misconduct, or required to take any action which is contrary to this Agreement or any other Credit Documents or any Legal Requirement or exposes Administrative Agent, First Lien Collateral Agent, Coordinating Lead Arrangers, Joint Lead Arrangers or any of their respective Related Parties (as the case may be) to any liability. None of the Coordinating Lead Arrangers, Joint Lead Arrangers, First Lien Collateral Agent, Administrative Agent, the Lenders nor any of their respective Related Parties shall be required to ascertain or to make any inquiry concerning the performance or observance by the Obligors of any of the terms, conditions, covenants or agreements contained in any Credit Document, or be responsible for (x) any recitals, statements, representations or warranties made by any other Person contained in this Agreement or the contents of any document delivered in connection herewith, the other Credit Documents or in any certificate or other document referred to or provided for in, or received by the Coordinating Lead Arrangers, Joint Lead Arrangers, Administrative Agent, First Lien Collateral Agent or any other Lender Party under this Agreement or any other Credit Document, (y) any failure by any Obligor or its Affiliates to perform their respective obligations hereunder or thereunder, or (z) the failure, delay in performance or breach by any Lender or Issuing Bank of any of its obligations hereunder or as a result of any information provided by any Lender or Issuing Bank, or to any Lender or Issuing Bank on account of the failure of or delay in performance or breach by any other Lender or Issuing Bank or any Obligor of any of its obligations hereunder or in connection herewith. Each of Administrative Agent, First Lien Collateral Agent, Coordinating Lead Arranger, and Joint Lead Arranger may execute any and all duties hereunder by or through agents, employees or any sub-agent appointed by it, and neither shall be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care.

(b)
Without limiting the generality of the foregoing, (i) Administrative Agent may treat the payee of any Note as the holder thereof until Administrative Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to Administrative Agent, (ii) each of Administrative Agent and First Lien Collateral Agent may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by them in accordance with the advice of such counsel, accountants or experts, (iii) none of First Lien Collateral Agent, Administrative Agent, Syndication Agent, Bookrunners, Green Loan Coordinators, Coordinating Lead Arrangers, and Joint Lead Arrangers makes any warranty or representation to any other Lender Party for any statements, warranties or representations made in or in connection with any Credit Document, (iv) none of First Lien Collateral Agent, Administrative Agent, Syndication Agent, Bookrunners, Green Loan Coordinators, Coordinating Lead Arrangers, and Joint Lead Arrangers shall have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any Credit Document on the part of any party thereto, to inspect the property (including the books and records) of the Obligors or any other Person or to ascertain or determine whether a Material Adverse Effect exists or is continuing, and (v) none of First Lien Collateral Agent, Administrative Agent the Syndication Agent, Bookrunners, Green Loan Coordinators, Coordinating Lead Arrangers, or Joint Lead Arrangers shall be responsible to any other Lender Party for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of any Credit Document or any other instrument or document furnished pursuant hereto. Except as otherwise provided under this Agreement and the other Credit Documents, each of Administrative Agent and First Lien Collateral Agent shall take such action with respect to the Credit Documents as shall be directed by the Required Lenders or, if expressly so provided, all Lenders, and shall exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. The Lenders hereby acknowledge that no Agent shall be under any duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement unless it shall be requested in writing to do so by the Required Lenders. The Lenders further acknowledge and agree that so long as an Agent shall make any determination to be made by it hereunder or under any other Credit Document in good faith, such Agent shall have no liability in respect of such determination to any Person.

(c)
No Agent shall have, by reason hereof or of any of the other Credit Documents, a fiduciary relationship in respect of any Lender; and nothing herein or in any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or of any of the other Credit Documents except as expressly set forth herein or therein. Each Lender agrees to be bound by the terms and limitations of (i) any “use of work products” or similar agreement entered into by the Administrative Agent in connection with the Independent Consultant reports and reliance letters delivered in connection therewith or (ii) any reliance letter required to be countersigned by the Administrative Agent on behalf of the Lenders. In connection with any direction by the Lenders of the First Lien Collateral Agent under the Credit Documents, including but not limited to the Intercreditor Agreement, the First Lien Collateral Agent may request the Administrative Agent determine whether the Required Lenders (or other applicable requisite percentage of First Lien Secured Parties under the Intercreditor Agreement) have consented to any such direction or action of the First Lien Collateral Agent.

(d)
Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees, and may consult with the applicable Independent Consultants in the exercise of such powers, rights and remedies and the performance of such duties. To the extent of any conflict or inconsistencies between the functions, responsibilities, duties, obligations or liabilities of the Depositary Agent set forth in this Article 9 and those set forth in the Depositary Agreement, the terms of the Depositary Agreement shall govern.

(e)
Any Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Credit Document by or through any one or more sub-agents appointed by such Agent. Any such Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this Section 9.1(e) and of Section 9.5 shall apply to any of the Affiliates of each Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as an Agent. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 9.1(e) and of Section 9.5 shall apply to any such sub-agent and to the Affiliates of any such sub-agent and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by an Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Obligors and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, (iii) such sub-agent shall only have obligations to the applicable Agent and not to any Obligor, Lender or any other Person, and no Obligor, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent, and (iv) the applicable Agent shall not be responsible for the negligence or misconduct of any of its sub-agents except to the extent that a court of competent jurisdiction determines in a final, non-appealable judgment that such selecting Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.2	Reliance
Each of Administrative Agent, First Lien Collateral Agent, Coordinating Lead Arranger, and Joint Lead Arranger, shall be entitled to rely upon any certificate, notice or other document (including any cable, telegram, facsimile, electronic mail or telex) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by it. First Lien Collateral Agent, Administrative Agent, Coordinating Lead Arrangers, and Joint Lead Arrangers shall in all cases be fully protected in acting, or refraining from acting, in accordance with written instructions signed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided herein or under the other Credit Documents) or otherwise, and, except as otherwise specifically provided herein, such instructions and any action or inaction pursuant thereto shall be binding on all the Lenders. As to any other matters not expressly provided for by this Agreement, neither First Lien Collateral Agent nor Administrative Agent shall be required to take any action or exercise any discretion, but shall be required to act or to refrain from acting upon instructions of the Required Lenders or, where expressly provided, all Lenders (except that neither First Lien Collateral Agent nor Administrative Agent shall be required to take any action which exposes First Lien Collateral Agent or Administrative Agent (as the case may be) to personal liability or which is contrary to this Agreement, any other Credit Document or any Legal Requirement). Each of First Lien Collateral Agent and Administrative Agent shall in all cases (including when any action by First Lien Collateral Agent or Administrative Agent (as the case may be) alone is authorized hereunder, if First Lien Collateral Agent or Administrative Agent (as the case may be) elects in its sole discretion to obtain instructions from the Required Lenders) be fully protected in acting, or in refraining from acting, hereunder or under any other Credit Document in accordance with the instructions of the Required Lenders (or, where so expressly stated, all Lenders), and such instructions of the Required Lenders (or all Lenders, where applicable) and any action taken or failure to act pursuant thereto shall be binding on all of the Lender Parties.

9.3	Non‑Reliance
Each Lender represents that it has, independently and without reliance on the Coordinating Lead Arrangers, Joint Lead Arrangers, First Lien Collateral Agent, Administrative Agent, or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of the financial condition and affairs of the Obligors and its own decision to enter into this Agreement and agrees that it shall, independently and without reliance upon the Coordinating Lead Arrangers, Joint Lead Arrangers, First Lien Collateral Agent, Administrative Agent, or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own appraisals and decisions in taking or not taking action under this Agreement. Each of Administrative Agent, Coordinating Lead Arrangers, Joint Lead Arrangers, First Lien Collateral Agent and any Lender shall not be required to keep informed as to the performance or observance by any Obligor or its Affiliates under this Agreement or any other document referred to or provided for herein or to make inquiry of, or to inspect the properties or books of any Obligor or its Affiliates.

9.4	Defaults; Material Adverse Effect
None of the Coordinating Lead Arrangers, Joint Lead Arrangers, First Lien Collateral Agent and Administrative Agent shall be deemed to have knowledge or notice of the occurrence of any Default, Event of Default or Material Adverse Effect, unless such Person has received a notice from a Lender or Borrower, referring to this Agreement, describing such Default, Event of Default or Material Adverse Effect and indicating that such notice is a notice of the occurrence of such Default, Event of Default or Material Adverse Effect (as the case may be). If Administrative Agent receives such a notice of the occurrence of a Default, Event of Default or Material Adverse Effect, Administrative Agent shall give notice thereof to the Lenders. Each of First Lien Collateral Agent and Administrative Agent shall take such action with respect to such Default, Event of Default or Material Adverse Effect as is provided in Article 3, Article 7 or the terms of the Credit Documents, including but not limited to the Intercreditor Agreement, or if not provided for in Article 3, Article 7 or such Credit Documents, as the Administrative Agent or First Lien Collateral Agent shall be reasonably directed by the Required First Lien Secured Parties; provided, that unless and until Administrative Agent or First Lien Collateral Agent shall have received such directions, each of Administrative Agent and First Lien Collateral Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default, Event of Default or Material Adverse Effect as it shall deem advisable in the best interest of the First Lien Secured Parties.

9.5	Indemnification
Without limiting the First Lien Obligations of Borrower hereunder, each Lender severally agrees to indemnify the Coordinating Lead Arrangers, Joint Lead Arrangers, each Agent and their respective officers, directors, shareholders, controlling Persons, employees, agents and servants, ratably in accordance with their Proportionate Shares for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against such Agent, the Coordinating Lead Arrangers, Joint Lead Arrangers, or such Person in any way relating to or arising out of this Agreement or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or the enforcement of any of the terms hereof or thereof or of any such other documents, or any action taken or omitted by it or any of them under this Agreement or any other Credit Document, to the extent the same shall not have been reimbursed by Borrower; provided, that no Lender shall be liable to an Agent the Syndication Agent, Bookrunners, Coordinating Lead Arrangers, or Joint Lead Arrangers for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements found in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from the gross negligence or willful misconduct of such Agent, such Coordinating Lead Arrangers, Joint Lead Arrangers or any of their Related Parties. The obligations of the Lenders under this Section 9.5 shall survive payment of all First Lien Obligations and the resignation or replacement of any Agent. An Agent or any such Person shall be fully justified in refusing to take or to continue to take any action hereunder or under any other Credit Document unless it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Without limitation of the foregoing, each Lender agrees to reimburse each Agent, the Coordinating Lead Arrangers, Joint Lead Arrangers, or any such Person promptly upon demand for its Proportionate Share of any out‑of‑pocket expenses (including reasonable counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders, but limited in the case of legal expenses, to the actual and reasonable and documented expenses of one counsel for the Agents, and, if necessary, one firm of local counsel in each appropriate jurisdiction where any action to realize upon any part of the Collateral is necessary, in each case for the Agents (and, in the case of an actual or perceived conflict of interest where the Agents affected by such conflict informs the Borrower of such conflict, of another firm of counsel for such affected Agent) incurred by such Agent, Coordinating Lead Arrangers, Joint Lead Arrangers, or any such Person in connection with the preparation, execution, administration or enforcement of, or legal advice in respect of rights or responsibilities under, the Credit Documents, to the extent that such Agent, Coordinating Lead Arrangers, Joint Lead Arrangers, or any such Person is not reimbursed for such expenses by Borrower).

9.6	Successor Agent
Any Agent may resign at any time by notifying the Lenders and Borrower, in accordance with this Section 9.6 or the provisions of the Intercreditor Agreement, as applicable. Upon any such resignation of either Administrative Agent or First Lien Collateral Agent, the Required Lenders shall have the right, with the consent of Borrower (such consent not to be unreasonably withheld or delayed) to appoint a successor Administrative Agent or First Lien Collateral Agent (as the case may be). Subject to the provisions of the Intercreditor Agreement, if no successor Administrative Agent or First Lien Collateral Agent (as the case may be) shall have been so appointed by the Required Lenders and shall have accepted such appointment, within fifteen days after the retiring Administrative Agent’s or First Lien Collateral Agent’s (as the case may be) giving of notice of resignation or the Lenders’ removal of the retiring Administrative Agent or First Lien Collateral Agent (as the case may be), the retiring Administrative Agent and First Lien Collateral Agent (as the case may be) may, on behalf of the Lender Parties, with the consent of Borrower (such consent not to be unreasonably withheld or delayed), appoint a successor Administrative Agent or First Lien Collateral Agent (as the case may be) hereunder, which shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be a commercial bank having a combined capital and surplus of at least $500,000,000 or an Affiliate of any such bank. Upon the acceptance of any appointment as Administrative Agent or First Lien Collateral Agent (as the case may be) under the Credit Documents by a successor Administrative Agent or First Lien Collateral Agent (as the case may be), such successor Administrative Agent or First Lien Collateral Agent (as the case may be) shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent or First Lien Collateral Agent (as the case may be), and the retiring Administrative Agent or First Lien Collateral Agent (as the case may be) shall be discharged from its duties and obligations as Administrative Agent or First Lien Collateral Agent (as the case may be) only under the Credit Documents. After any retiring Administrative Agent’s or First Lien Collateral Agent’s resignation hereunder as Administrative Agent or First Lien Collateral Agent (as the case may be), the provisions of this Article 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent or First Lien Collateral Agent (as the case may be) under the Credit Documents. In addition to the foregoing, if a Lender becomes, and during the period it remains, a Defaulting Lender, an Issuing Bank may, upon prior written notice to Borrower and Administrative Agent, resign as an Issuing Bank effective at the close of business New York time on a date specified in such notice (which date may not be less than twenty Banking Days after the date of such notice); provided, that such resignation by the applicable Issuing Bank shall have no effect on the validity or enforceability of any Letter of Credit then outstanding or on the obligations of Borrower or any Lender under this Agreement with respect to any such outstanding Letter of Credit or otherwise to such Issuing Bank. Anything herein to the contrary notwithstanding, if at any time the Required Lenders determine that the Person serving as Administrative Agent is a Defaulting Lender, the Required Lenders (determined after giving effect to Section 9.9) may by notice to Borrower and such Person remove such Person as Administrative Agent and appoint a replacement Administrative Agent hereunder. Such removal shall, to the fullest extent permitted by applicable law, be effective on the earlier of (a) the date a replacement Administrative Agent is appointed, and (b) the date which is five Banking Days after the giving of such notice by the Required Lenders (regardless of whether a replacement Administrative Agent has been appointed).

9.7	Authorization
Each of the Lenders and each assignee of any such Lender hereby irrevocably authorizes each of Administrative Agent, First Lien Collateral Agent, the Coordinating Lead Arrangers, Joint Lead Arrangers, and Issuing Banks to take such actions on behalf of such Lender or assignee and to exercise such powers as are specifically delegated to such Person in such capacity by the terms and provisions hereof and of the other Credit Documents, together with such actions and powers as are reasonably incidental thereto, and each Lender and each assignee or any such Lender hereby agrees to be bound by any such actions. Without limiting the generality of the foregoing, Administrative Agent is hereby expressly authorized by the Lenders and Issuing Banks, without hereby limiting any implied authority, (a) to receive on behalf of the Lenders and the Issuing Banks all payments of principal of and interest on the Loans, all payments in respect of Drawing Payments and all other amounts due to the Lenders and the Issuing Banks hereunder, and promptly to distribute to each Lender or Issuing Bank its proper share of each payment so received (and any such payments not so distributed by Administrative Agent within one Banking Day of receipt thereof shall bear interest (at Administrative Agent’s expense) at a rate equal to the greater of (i) the Federal Funds Rate, and (ii) a rate reasonably determined by Administrative Agent in accordance with banking industry rules on interbank compensation); (b) to give notice on behalf of each of the Lenders of any Event of Default specified in this Agreement of which Administrative Agent has actual knowledge acquired in connection with the performance of its duties as Administrative Agent hereunder; (c) to distribute to each Lender copies of all notices, financial statements and other materials delivered by Borrower pursuant to this Agreement as received by Administrative Agent; and (d) to enter into (and each of the Lenders, Issuing Banks, Coordinating Lead Arrangers, and Joint Lead Arrangers hereby agree to be bound by the terms of and direct the Administrative Agent to enter into) a use of work product agreement in the form of Exhibit J on behalf of each Lender, Issuing Banks, Coordinating Lead Arrangers, and Joint Lead Arrangers. Each of Administrative Agent and First Lien Collateral Agent is further authorized by the Lender Parties to release Liens on property that the Obligors are permitted to sell or transfer pursuant to the terms of this Agreement or the other Credit Documents and to enter into agreements supplemental hereto for the purpose of curing any formal defect, inconsistency, omission or ambiguity in this Agreement or any Credit Document to which it is a party.

9.8	Other Roles
With respect to its Commitment, the Loans made by it and any Note issued to it, each of the Coordinating Lead Arrangers, Joint Lead Arrangers, First Lien Collateral Agent, Administrative Agent and Issuing Banks in its individual capacity shall have the same rights and powers under the Credit Documents as any other Lender and may exercise the same as though it were not a Coordinating Lead Arranger, Joint Lead Arranger, First Lien Collateral Agent, Administrative Agent or Issuing Bank. The term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include each of the Coordinating Lead Arrangers, Joint Lead Arrangers, First Lien Collateral Agent, Administrative Agent and Issuing Banks in its individual capacity. Each of the Coordinating Lead Arrangers, Joint Lead Arrangers, First Lien Collateral Agent, Administrative Agent, Issuing Banks and their respective Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with Borrower or any other Person, without any duty to account therefor to the Lenders. For the avoidance of doubt, MUFG Union Bank, N.A. may act as both First Lien Collateral Agent and as Depositary Agent, notwithstanding any potential or actual conflict of interest presented by the foregoing. Each of the Lenders hereby waives any claim against each of the Coordinating Lead Arrangers, Joint Lead Arrangers, First Lien Collateral Agent, Administrative Agent, Issuing Banks, Borrower and any of their respective Affiliates based upon any conflict of interest that such Coordinating Lead Arrangers, Joint Lead Arrangers, First Lien Collateral Agent, Administrative

Agent, Issuing Bank or any of their respective Affiliates may have with regard to acting as an agent, arranger or Issuing Bank hereunder and acting in such other roles.

9.9	Amendments; Waivers

(a)
Unanimous Consent. Subject to the provisions of this Section 9.9, unless otherwise specified in this Agreement or another Credit Document, the Required Lenders (or Administrative Agent or First Lien Collateral Agent upon written direction or consent of the Required Lenders) and the Obligors may enter into agreements, waivers or supplements hereto for the purpose of adding, modifying or waiving any provisions to the Credit Documents or changing in any manner the rights of the Lenders or the Obligors hereunder or thereunder or waiving any Default or Event of Default; provided, that notwithstanding anything to the contrary set forth herein, any amendment modification, termination or consent to, of or under any First Lien Collateral Document permitted pursuant to this Section 9.9 shall be subject to the applicable terms of the Intercreditor Agreement and no such supplemental agreement shall, without the consent of all of the Lenders affected thereby or, with respect to clauses (i) and (iii), all of the Lenders affected thereby and all of the Hedge Banks affected thereby:

(i)	increase the amount of the Commitment of any Lender hereunder;

(ii)	amend any provision of this Section 9.9;

(iii)
release (A) all or substantially all of the Collateral (other than (1) pursuant to Section 5.9 (Limitation on Asset Dispositions) of the First Lien Common Terms Agreement, (2) in respect of any Casualty Event or Event of Eminent Domain, or (3) as otherwise expressly permitted hereby or under any other Credit Document) from the Lien of any of the First Lien Collateral Documents or (B) release all or substantially all of the guaranties of the Guarantors pursuant to the Credit Documents (except as expressly permitted hereby or under any other Credit Document);

(iv)
extend the Maturity Dates or reduce the principal amount of any outstanding Loans or Notes or reduce the rate or change the time of payment of interest due on any Loan; provided, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” contained in Section 2.4(c) or to waive any obligation of Borrower to pay interest at the Default Rate;

(v)	reduce the amount or extend the payment date for any amount due, whether principal or interest (but not prepayment);

(vi)	add, modify or waive any provisions to the Credit Documents so as to subordinate the Loans to any other Indebtedness;

(vii)
amend or modify the definition of “Required First Lien Secured Parties” (as defined in the Intercreditor Agreement); provided, that, additional extensions of credit pursuant hereto (including any Incremental Term Loans) shall be included in the definition of “Required First Lien Secured Parties” on substantially the same basis as the Loans and Commitments included on the Closing Date; or

(viii)
modify the order of application of any prepayment of Term Loans or LC Loans from the application thereof set forth in the applicable provisions of Section 2.1(h) of this Agreement or Section 4.1 (Applications of Proceeds) of the Intercreditor Agreement; provided, that the Required Lenders may waive, in whole or in part, any prepayment so long as the application as between Loans, of any portion of such prepayment which is still required to be made is not altered.

(b)
Affected Party Consent. Notwithstanding anything to the contrary herein, no agreement, waiver or supplement hereto shall add, modify or waive any provisions to the Credit Documents, or change in any manner the rights of the Lenders, Hedge Banks or the Obligors hereunder or thereunder, so as to:

(i)
amend or modify any provision set forth in Sections 2.1(h)(i), 2.1(h)(ii), 2.1(h)(iii), 2.4(d)(i), 2.4(e), 2.5(a) or 2.5(b) in a manner that would alter the pro rata sharing of payments with respect to the applicable Loan facility without the prior written consent of each Lender adversely affected thereby;

(ii)
change the order of priority of payments set forth in Section 4.1 (Applications of Proceeds) of the Intercreditor Agreement or Section 3.1(b) (Revenue Account Waterfall) of the Depositary Agreement, without the prior written consent of each Lender adversely affected thereby;

(iii)
amend, modify or otherwise affect the rights or duties of Administrative Agent, First Lien Collateral Agent, Depositary Agent or an Issuing Bank without the prior written consent of Administrative Agent, Depositary Agent, First Lien Collateral Agent or such Issuing Bank, as applicable, acting as such at the effective date of such agreement;

(iv)
amend the definition of “Lenders” or reduce the percentage specified in the definition “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the prior written consent of each Lender adversely affected thereby;

(v)
change the relative priority or the extent of the security interest granted in favor of any Lender or Hedge Bank as compared to the priority or the extent of the security interest granted in favor of any other Lender or Hedge Bank, without the prior written consent of each Lender or Hedge Bank adversely affected thereby; or

(vi)
otherwise subordinate the First Lien Obligations of Borrower in respect of the Interest Rate Agreements to any other First Lien Obligations of Borrower hereunder, without the prior written consent of each Hedge Bank adversely affected thereby.

Notwithstanding the foregoing, without the consent of any Lender or Issuing Bank, the Administrative Agent may enter into amendments in connection with Incremental Term Loan Facilities as set forth in Section 2.1(b).

(c)
Defaulting Lenders. Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, to the fullest extent permitted by applicable law, such Lender shall not be entitled to vote in respect of amendments and waivers hereunder and the Commitment and the outstanding Loans or other extensions of credit of such Lender hereunder shall not be taken into account in determining whether the Required Lenders or all of the Lenders, as required, have approved any such amendment or waiver (and the definition of “Required Lenders” shall automatically be deemed modified accordingly for the duration of such period), except that (i)  without the consent of such Defaulting Lender (A) the Commitment of any Defaulting Lender may not be increased or extended, (B) any amount due to any Defaulting Lender, whether principal or interest, may not be reduced, and (C) the payment date for any amount due to such Defaulting Lender, whether principal or interest, may not be extended, and (ii) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

(d)
Minor Defects. Notwithstanding the other provisions of this Section 9.9, Borrower, Administrative Agent and First Lien Collateral Agent may (but shall have no obligation to) amend or supplement the Credit Documents without the consent of any other Lender Party for the purpose of (i) curing any ambiguity, defect or inconsistency, (ii) making any change that would provide any additional rights or benefits to the Lender Parties or that does not adversely affect the legal rights hereunder of any Lender Party, and (iii) making, completing or confirming any grant of Collateral permitted or required by this Agreement, any of the Credit Documents or the Intercreditor Agreement or any release of any Collateral that is otherwise permitted under the terms of this Agreement and the Credit Documents.

9.10	Withholding Tax
Each Lender Party shall severally indemnify the Administrative Agent, within ten days after demand therefor, for (a) any taxes (including any interest, additions to tax or penalties applicable thereto) attributable to such Lender Party for whatever reason (but, if such taxes are Indemnified Taxes and Other Taxes, only to the extent that Borrower has not already indemnified the Administrative Agent for such taxes and without limiting the obligation of Borrower to do so), and (b) any taxes (including any interest, additions to tax or penalties applicable thereto) attributable to such Lender Party’s failure to comply with the provisions of Section 9.13 relating to the maintenance of a Participant Register (as defined in Section 9.13 below), in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender Party by the Administrative Agent shall be conclusive absent manifest error. Each Lender Party hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender Party under any Credit Document or otherwise payable by the Administrative Agent to the Lender Party from any other source against any amount due to the Administrative Agent under this Section 9.10. The obligations of the Lender Parties under this Section 9.10 shall survive the payment of all First Lien Obligations and the resignation or replacement of Administrative Agent.
If any Lender or Issuing Bank sells, assigns, grants participation in, or otherwise transfers its rights under this Agreement, the purchaser, assignee, Participant or transferee, as applicable, shall comply and be bound by the terms of Section 2.4(f) and this Section 9.10 as though it were such Lender or Issuing Bank.

9.11	General Provisions as to Payments

Administrative Agent shall promptly distribute to each Lender, subject to the terms of any separate agreement between Administrative Agent and such Lender, its pro rata share of each payment of principal and interest payable to the Lenders on the Loans and of fees hereunder received by Administrative Agent for the account of the Lenders and of any other amounts owing under the Loans. The payments made for the account of each Lender shall be made, and distributed to it, for the account of (a) its domestic Lending Office in the case of payments of principal of, and interest on, its Base Rate Loans, (b) its domestic or foreign Lending Office, as each Lender may designate in writing to Administrative Agent, in the case of LIBOR Loans, and (c) its domestic Lending Office, or such other Lending Office as it may designate for the purpose from time to time, in the case of payments of fees and other amounts payable hereunder.

9.12	Substitution of Lender
Should any Lender fail to make a Loan in violation of its obligations under this Agreement (a “Non‑Advancing Bank”), Administrative Agent shall (a) in its sole discretion fund the Loan on behalf of the Non‑Advancing Bank, or (b) cooperate and consult with Borrower or any other Lender to find another Person that shall be acceptable to Administrative Agent and that shall be willing to assume the Non‑Advancing Bank’s obligations under this Agreement (including the obligation to make the Loan which the Non‑Advancing Bank failed to make but without assuming any liability for damages for failing to have made such Loan or any previously required Loan). Subject to the provisions of the next following sentence, such Person shall be substituted for the Non‑Advancing Bank hereunder upon execution and delivery to Administrative Agent of an agreement acceptable to Administrative Agent by such Person assuming the Non‑Advancing Bank’s obligations (including its Commitments) under this Agreement, and all interest and fees which would otherwise have been payable to the Non‑Advancing Bank shall thereafter be payable to such Person. Nothing in (and no action taken pursuant to) this Section 9.12 shall relieve the Non‑Advancing Bank from any liability it might have to Borrower or to the other Lenders as a result of its failure to make any Loan.

9.13	Participation.
Any Lender may, without the consent of Borrower, Administrative Agent or any Issuing Bank, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans and Drawing Payments owing to it); provided, that (a) no such sale of a participation shall alter such Lender’s or Borrower’s obligations hereunder, (b) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (c) Borrower and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and (d) any agreement or instrument (oral or written) pursuant to which any Lender may grant a participation in its rights with respect to its Commitment (or Loans made hereunder) shall provide that, with respect to such Commitment (or Loans made hereunder), subject to the following proviso, such Lender shall retain the sole right and responsibility to exercise the rights of such Lender, and enforce the obligations of Borrower relating to such Commitment (or Loans made hereunder), including the right to approve any amendment, modification or waiver of any provision of this Agreement or any other Credit Document and the right to take action to have the First Lien Obligations hereunder (or any portion thereof) declared due and payable pursuant to Article 7; provided, that (e) such agreement may provide that the participant may have rights to approve or disapprove decreases in Loans, interest rates or fees, lengthening of maturity of any Loans, extending the payment date for any amount due under Article 2 or releasing all or a material portion of the Collateral (other than (i) pursuant to Section 5.9 (Limitation on Asset Dispositions) of the First Lien Common Terms Agreement, (ii) in respect of any Casualty Event or Event of Eminent Domain, or (iii) as otherwise expressly permitted hereby or under any other Credit Document), and (w) no other agreement (oral or written) with respect to such Participant may exist between such Lender and such Participant. Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.6, 2.7, and 2.4(d) (subject to the requirements and limitations therein, including the requirements under Section 2.4(f) (it being understood that the documentation required under Section 2.4(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.14; provided, that such Participant (x) agrees to be subject to the provisions of Section 2.8 as if it were an assignee under this Section 9.13; and (y) shall not be entitled to receive any greater payment under Sections 2.6, 2.7 and 2.4(d), with respect to any participation, than its participating Lender would have been entitled to receive. No recipient of a participation in any Commitment or Loans of any Lender shall have any rights under this Agreement or shall be entitled to any reimbursement for Indemnified Taxes, Other Taxes, increased costs or reserve requirements under Sections 2.6 or 2.7 or any other indemnity or payment rights against Borrower (but shall be permitted to receive from the Lender granting such participation a proportionate amount which would have been payable to the Lender from whom such Person acquired its participation as provided in this Section 9.13). Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Credit Documents (the “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Section 1.163-5(b) of the United States Proposed Treasury Regulations (or any amended or successor version). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

9.14	Transfer of Commitment

(a)
Notwithstanding anything else herein to the contrary, any Lender, after receiving Administrative Agent’s prior written consent (such consent not to be unreasonably withheld) and (so long as no Event of Default has occurred and is continuing) after receiving Borrower’s prior written consent (such consent not to be unreasonably withheld solely with respect to a sale, assignment, transfer, negotiation or disposal to a commercial bank, financial institution or an insurance company but such consent may be withheld in Borrower’s sole discretion with respect to a sale, assignment, transfer, negotiation or disposal to any other Eligible Assignee), may from time to time, at its option, sell, assign, transfer, negotiate or otherwise dispose of a portion of one or more of its Commitments (including, for purposes of this Section 9.14, Loans made hereunder) (including the Lender’s interest in this Agreement and the other Credit Documents) to one or more banks, financial institutions, or Eligible Assignees; provided, that (i) no Lender (including any assignee of any Lender) may assign any portion of its Commitment (including Loans) (A) in an amount less than $5,000,000 (unless to another Lender), or (B) in an amount which leaves the assigning Lender with a Commitment (including Loans) of less than $5,000,000 (in each case based on the original principal amount of the Commitment assigned) after giving effect to such assignment and all previous assignments (except that a Lender may be left with no

Commitment or Loans if it assigns its entire Commitment); (ii) without the consent of the Borrower or any other Party, any Lender may assign all or any portion of its Commitments to another Lender, an Affiliate of a Lender; (iii) no consent of the Borrower shall be required in the case of primary syndication of the Loans and Commitments within sixty days after the Closing Date, to institutions that have been identified by the Syndication Agent and accepted by the Borrower (in its reasonable discretion) prior to the Closing Date and (iv) Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten Banking Days after having received notice thereof. An assignee shall not be entitled to receive any greater payment under any of Sections 2.4(d), 2.6 and 2.7.

(b)
No such assignment shall be made to (i) Borrower or any of Borrower’s Affiliates or Subsidiaries, or (ii) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a Subsidiary thereof. In the event of any such assignment, (A) the assigning Lender’s Proportionate Share shall be reduced and its obligations hereunder released by the amount of the Proportionate Share assigned to the new Lender, (B) the parties to such assignment shall execute and deliver an appropriate agreement evidencing such sale, assignment, transfer or other disposition, in form and substance reasonably satisfactory to Administrative Agent and Borrower, (C) the parties to the sale, assignment, transfer or other disposition, excluding Borrower, shall collectively pay to Administrative Agent an administrative fee of $3,500; provided, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment, (D) at the assigning Lender’s option, Borrower shall execute and deliver, to such new Lender, Notes in the forms attached hereto as Exhibit B‑1, as requested, in a principal amount equal to such new Lender’s Commitment, but only if it shall also be executing and exchanging with the assigning Lender a replacement note for any Note in an amount equal to the Commitment retained by the assigning Lender, if any; provided, that Borrower shall have received for cancellation the existing Note held by such assigning Lender, and (E) Administrative Agent shall amend Schedule 2.2(a) to reflect the Proportionate Shares of the Lenders following such assignment. Thereafter, such new Lender shall be deemed to be a Lender and shall have all of the rights and duties of a Lender (except as otherwise provided in this Article 9), in accordance with its Proportionate Share, under each of the Credit Documents. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in Section 2.1(i).

(c)
Disqualified Institution. Any assignments and participations to Disqualified Institutions are void ab initio unless such assignment or participation, as the case may be, has been approved by the Borrower, in which case such assignee or participant shall not be considered a Disqualified Institutions solely for such particular assignment or participation, as the case may be. In case of such assignments not approved by the Borrower, the assignee who is a Disqualified Institutions shall be deleted from the Register upon written notification from the Borrower. Except for notifying the Lenders with a list of Disqualified Institutions, Administrative Agent shall have no responsibility or liability to monitor or enforce such list of Disqualified Institutions.

9.15	Laws
Notwithstanding the foregoing provisions of this Article 9, no sale, assignment, transfer, negotiation or other disposition of the interests of any Lender hereunder or under the other Credit Documents shall be allowed if it would require registration under the federal Securities Act of 1933, as then amended, any other federal securities laws or regulations or the securities laws or regulations of any applicable jurisdiction. Borrower shall, from time to time at the request and expense of Administrative Agent, execute and deliver to Administrative Agent, or to such party or parties as Administrative Agent may designate, any and all further instruments as may in the opinion of Administrative Agent be reasonably necessary or advisable to give full force and effect to such sale, assignment, transfer, negotiation or disposition which would not require any such registration.

9.16	Assignability as Collateral
Notwithstanding any other provision contained in this Agreement or any other Credit Document to the contrary, any Lender may assign all or any portion of the Loans or Notes held by it to the Federal Reserve Bank, any other central banking authorities in accordance with applicable law and the United States Treasury as collateral security; provided, that any payment in respect of such assigned Loans or Notes made by Borrower to or for the account of the assigning or pledging Lender in accordance with the terms of this Agreement shall satisfy Borrower’s obligations hereunder in respect of such assigned Loans or Notes to the extent of such payment. No such assignment shall release the assigning Lender from its obligations hereunder and in no event shall the Federal Reserve Bank, any other central banking authorities in accordance with applicable law or the United States Treasury be considered a “Lender” hereunder.

9.17	Notices to Lenders
Administrative Agent promptly shall deliver all material documents, instruments and notices that it receives hereunder and under the other Credit Documents to each Lender. Except as expressly provided in this Agreement or the other Credit Documents, Borrower shall not be required to deliver any documents, instruments or notices directly to the Lenders.

9.18	First Lien Collateral Agent
First Lien Collateral Agent shall: (a) forward promptly to Administrative Agent any notice delivered to First Lien Collateral Agent pursuant to any Consent; (b) have the right, but not the obligation, to (i) refuse any item for credit to any Depositary Account except as required by the terms of the Credit Documents, (ii) refuse to honor any request for transfer in relation to any Depositary Account that is not consistent with the Credit Documents, (iii) charge to any Depositary Account all applicable charges related to maintaining such Depositary Accounts, and (iv) pay fees, interest and other charges owing by the Obligors as provided herein and in the other Credit Documents; (c) except as otherwise provided herein and in the Depositary Agreement (including by the provision of standing instructions therein), take all actions and make all determinations with respect to the Collateral, the First Lien Collateral Documents (including as to the advisability of taking additional steps to perfect, or cause the perfection of, any security interest) and the other Credit Documents to which it is a party as directed in writing by Administrative Agent (acting in accordance with Section 9.7); and (d) have the right at any time to seek clarification and instructions concerning the administration of the Credit Documents from Administrative Agent, legal counsel selected by it in good faith with reasonable care or any court of competent jurisdiction and shall be fully protected in relying upon such instructions.

9.19	Right to Realize on Collateral
Notwithstanding anything contained in any of the Credit Documents to the contrary notwithstanding, the Obligors, the Administrative Agent, the First Lien Collateral Agent and each Lender hereby agree that: (a) no Lender or Agent shall have any right individually to realize upon any of the Collateral, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of Lenders, in accordance with the terms hereof, and all powers, rights and remedies under the First Lien Collateral Documents may be exercised solely by the First Lien Collateral Agent, on behalf of the First Lien Secured Parties and (b) in the event of a foreclosure by the First Lien Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the First Lien Collateral Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the First Lien Collateral Agent, as agent for and representative of the First Lien Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the First Lien Obligations as a credit on account of the purchase price for any Collateral payable by the First Lien Collateral Agent at such sale or other disposition.

9.20
Depositary AgentThe Depositary Agent is an intended third party beneficiary of, and entitled to enforce on its respective behalf and for its own benefit and, if applicable, the benefit of the other First Lien Secured Parties, the provisions of this Agreement that purport to grant the Depositary Agent rights, privileges and benefits, entitlements, immunities, indemnities and/or benefits. Each Lender hereby (a) acknowledges that it has received and reviewed a copy of the Depositary Agreement and agrees to be bound by the terms thereof, and (b) authorizes and directs (i) the appointment of MUFG Union Bank, N.A. to act as the initial depositary agent under the Credit Documents, and (ii) the Depositary Agent to execute the Depositary Agreement and to take such actions as are contemplated by the terms of the Depositary Agreement. The Depositary Agent has, and shall have, no obligations under this Agreement.

10.    INDEPENDENT CONSULTANTS

10.1	Removal and Fees
Administrative Agent, in its reasonable discretion, may remove from time to time, any one or more of the Independent Consultants (other than the Independent Engineer) and Administrative Agent may appoint replacements, which, so long as no Default or Event of Default shall have occurred and be continuing, shall be reasonably acceptable to Borrower. Notice of any replacement such Independent Consultant shall be given by Administrative Agent to Borrower, the Lenders and to the Independent Consultant being replaced. All reasonable fees and expenses of the Independent Consultants (whether the original ones or replacements) shall be paid by Borrower pursuant to agreements reasonably acceptable to Borrower; provided, that no such acceptance shall be required at any time an Event of Default shall have occurred and be continuing.

10.2	Certification of Dates
Administrative Agent will request that the Independent Consultants act diligently in the issuance of all letters required to be delivered by the Independent Consultants hereunder, if their issuance is appropriate. Borrower shall provide the Independent Consultants with reasonable notice of the expected occurrence of any dates or events requiring the issuance of such letters.

11.    MISCELLANEOUS

11.1	Addresses
Any communications between the parties hereto or notices provided herein to be given may be given to the following addresses:
If to Administrative Agent:

MUFG Bank, Ltd., as Administrative Agent
1221 Avenue of the Americas, 6th Floor
New York, NY 10020
Attention: Lawrence Blat / Peter Chi
Telephone: (212) 405-6621 / (213) 236-4128
E-mail: lawrence.blat@mufgsecurities.com; agencydesk@us.sc.mufg.jp
With a copy to: PChi@us.mufg.jp

If to First Lien Collateral Agent:

MUFG Union Bank, N.A.,
350 California Street, 17th Floor
San Francisco, CA 94104
Attention: Corporate Trust
Email: SFCT@unionbank.com,
Cc: sonia.flores@unionbank.com
If to Borrower:

Geysers Power Company, LLC
717 Texas Avenue, Suite 11.043C
Houston, Texas 77002
Telephone: (832) 325-1581
Facsimile: (832) 325-1582
Attn: Chief Legal Officer
If to Holdings:

Geysers Intermediate Holdings LLC
717 Texas Avenue, Suite 11.059C
Houston, Texas 77002
Telephone: (832) 325-5039
Facsimile: (832) 325-5040
Attn: Chief Legal Officer
If to Geysers Company:

Geysers Company, LLC
717 Texas Avenue, Suite 11.059A
Houston, Texas 77002

Telephone: (832) 325-5045
Facsimile: (832) 325-5046
Attn: Chief Legal Officer
If to Calistoga:

Calistoga Holdings, LLC
717 Texas Avenue, Suite 11.059B
Houston, Texas 77002
Telephone: (832) 325-5031
Facsimile: (832) 325-5032
Attn: Chief Legal Officer
If to Wild Horse:

Wild Horse Geothermal, LLC
717 Texas Avenue, Suite 11.050B
Houston, Texas 77002
Telephone: (832) 325-5063
Facsimile: (832) 325-5064
Attn: Chief Legal Officer
All such notices or other communications required or permitted to be given hereunder shall be in writing and shall be considered as properly given (a) if delivered in person, (b) if sent by overnight delivery service (including Federal Express, UPS, DHL and other similar overnight delivery services), (c) if mailed by first class United States mail, postage prepaid, registered or certified with return receipt requested, (d) if sent by facsimile with receipt confirmed by telephone, or (e) by Electronic Transmission (as defined below). Notice so given shall be effective upon receipt by the addressee, except that communication or notice so transmitted by facsimile or other direct written electronic means shall be deemed to have been validly and effectively given on the day (if a Banking Day and, if not, on the next following Banking Day) on which it is transmitted if transmitted before 4:00 p.m., recipient’s time, and if transmitted after that time, on the next following Banking Day; provided, that if any notice is tendered to an addressee and the delivery thereof is refused by such addressee, such notice shall be effective upon such tender. Any party shall have the right to change its address for notice hereunder to any other location within the continental United States by giving of thirty days’ notice to the other parties in the manner set forth above.
Borrower may deliver to Administrative Agent, First Lien Collateral Agent or Depositary Agent, as the case may be, any Borrowing certificate, collateral report or other material that Borrower is required to deliver to Administrative Agent, First Lien Collateral Agent or Depositary Agent (as the case may be) hereunder or under the other Credit Documents, by e‑mail or other electronic transmission.

11.2	Right to Set‑Off
If an Event of Default shall have occurred and be continuing, subject to the Intercreditor Agreement (which may limit the rights specified in this Section 11.2), each Lender Party is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Lender Party to or for the credit or the account of Borrower, against any and all obligations of Borrower, now or hereafter existing under this Agreement or any other Credit Document held by such Lender Party, irrespective of whether or not such Lender Party shall have made any demand under this Agreement or such other Credit Document and although the obligations may be unmatured; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.4(g) and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks, and the Lenders, and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the First Lien Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender Party under this Section 11.2 are in addition to other rights and remedies (including other rights of set-off) that such Lender Party may have.

11.3	Delay and Waiver
No delay or omission to exercise any right, power or remedy accruing to the Lender Parties upon the occurrence of any Default, Event of Default or Material Adverse Effect or any breach or Default of Borrower or any other Obligor or unsatisfied condition precedent under this Agreement or any other Credit Document shall impair any such right, power or remedy of the Lender Parties, nor shall it be construed to be a waiver of any such breach or Default or unsatisfied condition precedent, or an acquiescence therein, or of or in any similar breach or Default or unsatisfied condition precedent thereafter occurring, nor shall any waiver of any single Default, Event of Default, Material Adverse Effect or other breach or Default or unsatisfied condition precedent be deemed a waiver of any other Default, Event of Default, Material Adverse Effect or other breach or Default or unsatisfied condition precedent theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of Administrative Agent, First Lien Collateral Agent or any other Lender Party of any Default, Event of Default, Material Adverse Effect or other breach or default or unsatisfied condition precedent under this Agreement or any other Credit Document, or any waiver on the part of Administrative Agent, First Lien Collateral Agent or any other Lender Party of any provision or condition of this Agreement or any other Credit Document, must be in writing and shall be effective only to the extent in such writing specifically set forth. All remedies, either under this Agreement or any other Credit Document or by law or otherwise afforded to Administrative Agent, First Lien Collateral Agent, Issuing Banks or any other Lender Party, shall be cumulative and not alternative.

11.4	Costs, Expenses and Attorneys’ Fees; Syndication.
Borrower shall pay to each of the Agents, Coordinating Lead Arrangers, and Joint Lead Arrangers all of their respective actual, reasonable and documented out-of-pocket costs and expenses (net of any costs and expenses paid prior to the Closing Date), in connection with the preparation, negotiation, closing and administering of this Agreement and the documents contemplated hereby but limited, in the case of legal expenses, to the actual, reasonable and documented expenses of Latham & Watkins LLP (or in the case of an actual or perceived conflict of interest, such other counsel reasonably acceptable to the Required Lenders and, prior to the delivery of a notice of a Trigger Event that has not been withdrawn, reasonably acceptable to the Borrower) for all Agents, Coordinating Lead Arrangers, and Joint Lead Arrangers taken as a whole and, if necessary, one firm in the State of California for all Agents, Coordinating Lead Arrangers, and Joint Lead Arrangers taken as a whole (and, in the case of an actual or perceived conflict of interest where the Agent, Coordinating Lead Arranger, or Joint Lead Arranger affected by such conflict informs the Borrower of such conflict, of another firm of counsel for such affected Agent, Coordinating Lead Arranger, or Joint Lead Arranger); provided, that Borrower shall not be required to pay the fees of the other attorneys of the Agents, Coordinating Lead Arrangers, and Joint Lead Arrangers). Borrower shall reimburse the Agents for all costs and expenses, including actual, reasonable and documented attorneys’ fees and actual, reasonable and documented expert, consultant and advisor fees and expenses, expended or incurred by the Agents for their actual, reasonable and documented out-of-pocket expenses, but limited, in the case of legal expenses, to the actual, reasonable and documented expenses of Latham & Watkins LLP (or in the case of an actual or perceived conflict of interest, such other counsel reasonably acceptable to the Required Lenders and, prior to the delivery of a notice of a Trigger Event that has not been withdrawn, reasonably acceptable to the Borrower) for all Agents taken as a whole and, if necessary, one firm of local counsel in the State of California, in each case for all Agents taken as a whole (and, in the case of an actual or perceived conflict of interest where the Agent affected by such conflict informs the Borrower of such conflict, of another firm of counsel for such affected Agent), in enforcing this Agreement or the other Credit Documents in connection with a Default or Event of Default, in actions for declaratory relief in any way related to this Agreement, protecting its rights and interests under any First Lien Collateral Document, in collecting any sum which becomes due on the Notes or under the Credit Documents, in any restructuring of the Loans or otherwise relating to the occurrence of any Default or Event of Default.

11.5	Entire Agreement
This Agreement and any agreement, document or instrument attached hereto or referred to herein integrate all the terms and conditions mentioned herein or incidental hereto and supersede all oral negotiations and prior writings in respect to the subject matter hereof. Except as otherwise expressly provided, in the event of any conflict between the terms, conditions and provisions of this Agreement and any such agreement, document or instrument, the terms, conditions and provisions of this Agreement shall prevail.

11.6	Governing Law
THIS AGREEMENT AND ANY OTHER CREDIT DOCUMENT (UNLESS OTHERWISE EXPRESSLY PROVIDED FOR THEREIN), SHALL BE GOVERNED BY, AND CONSTRUED UNDER, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO CONFLICTS OF LAWS (OTHER THAN SECTIONS 5‑1401 AND 5‑1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

11.7	Severability
In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

11.8	Headings
Article, Section and Paragraph headings have been inserted in this Agreement as a matter of convenience for reference only and it is agreed that such headings are not a part of this Agreement and shall not be used in the interpretation of any provision of this Agreement.

11.9	Accounting Terms
All accounting terms not specifically defined herein shall be construed in accordance with GAAP and practices consistent with those applied in the preparation of the financial statements submitted by Borrower to Administrative Agent, and all financial data submitted pursuant to this Agreement shall be prepared in accordance with such principles and practices.

11.10	No Partnership, Etc.
Neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to any Obligor arising out of or in connection with this Agreement or any of the other Credit Documents, and the relationship between Administrative Agent and Lenders, on one hand, and Borrower, on the other hand, in connection herewith or therewith shall be solely that of creditor and debtor. Nothing contained in this Agreement, the Notes or in any of the other Credit Documents shall be deemed or construed to create a partnership, tenancy‑in‑common, joint tenancy, joint venture or co‑ownership by or between the Lenders and Borrower or any other Person. None of the Coordinating Lead Arrangers, Joint Lead Arrangers, Administrative Agent, First Lien Collateral Agent or the Lenders shall be in any way responsible or liable for the debts, losses, obligations or duties of Borrower or any other Person with respect to the Projects or otherwise. All obligations to pay real property or other taxes, assessments, insurance premiums, and all other fees and charges arising from the ownership, operation or occupancy of the Projects (if any) and to perform all obligations and other agreements and contracts relating to the Projects shall be the sole responsibility of the Obligors.

11.11	Mortgage/Collateral Documents
Certain guaranties of the Loans shall be secured in part by the Mortgages encumbering certain properties in the State of California solely to the extent provided therein. Reference is hereby made to the Mortgages and the other First Lien Collateral Documents for the provisions, among others, relating to the nature and extent of the security provided thereunder, the rights, duties and obligations of the Obligors and the rights of Administrative Agent, First Lien Collateral Agent and the other Lender Parties with respect to such security.

11.12	Limitation on Liability
No claim shall be made by any Obligor against the Coordinating Lead Arrangers, Joint Lead Arrangers, Green Loan Coordinators, Administrative Agent, First Lien Collateral Agent, Depositary Agent, the Lenders, Issuing Banks or any of their respective Affiliates, directors, employees, attorneys or agents for any loss of profits, business or anticipated savings, special or punitive damages or any indirect or consequential loss whatsoever in respect of any breach or wrongful conduct (whether or not the claim therefor is based on contract, tort or duty imposed by law), in connection with, arising out of or in any way related to the transactions contemplated by this Agreement or the other Credit Documents or any act or omission or event occurring in connection therewith, and each Obligor hereby waives, releases and agrees not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor, in each case, except to the extent such claim is based on gross negligence or willful misconduct of such Person. No claim shall be made by any Syndication Agent, Bookrunners, Green Loan Coordinator, Coordinating Lead Arranger, Joint Lead Arranger, Administrative Agent, First Lien Collateral Agent, Depositary Agent, Lender or Issuing Bank against any Obligor or any of their respective Affiliates, directors, employees, attorneys or agents for any loss of profits, business or anticipated savings, special or punitive damages or any indirect or consequential loss whatsoever in respect of any breach or wrongful conduct (whether or not the claim therefor is based on contract, tort or duty imposed by law), in connection with, arising out of or in any way related to the transactions contemplated by this Agreement or the other Credit Documents or any act or omission or event occurring in connection therewith, and each of the Syndication Agent, Bookrunner, Green Loan Coordinator, Coordinating

Lead Arranger, Joint Lead Arranger, Administrative Agent, First Lien Collateral Agent, Depositary Agent, the Lenders and Issuing Banks hereby waives, releases and agrees not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor, in each case, except to the extent such claim is based on gross negligence or willful misconduct of such Person.

11.13	Indemnity
Borrower agrees to indemnify the Coordinating Lead Arrangers, Joint Lead Arrangers, and the Agents, the Lenders, Issuing Banks and each of their respective directors, trustees, officers, employees, Affiliates, and agents (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (other than Taxes), including reasonable and documented counsel fees, charges and disbursements, but limited, in the case of legal expenses, to the actual, reasonable and documented expenses of one counsel for the Indemnitees taken as a whole, and, if necessary, one firm of local counsel in each material jurisdiction, in each case for the Indemnitees taken as a whole (and in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict informs the Borrower of such conflict, of another firm of counsel for such affected Indemnitee), incurred by or asserted against any Indemnitee (collectively, “Subject Claims”) arising out of, in any way connected with, or as a result of (a) the execution or delivery of this Agreement or any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations hereunder or thereunder or the consummation of the other transactions contemplated hereby, (b) the use of the proceeds of the Loans or the use of any Letter of Credit, or (c) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (other than claims solely as between the Indemnitees); provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that (i) the applicable Subject Claim results from the gross negligence or willful misconduct of such Indemnitee, as determined by the final judgment of a court of competent jurisdiction, or (ii) such Subject Claims arise out of any dispute solely among Indemnitees (other than claims against any Indemnitee in its capacity or in fulfilling its role as Agent under this Agreement and the other Credit Documents, and other than any claims involving any act or omission on the part of the Borrower or any Guarantor). Subject to and without limiting the generality of the foregoing sentence, Borrower agrees to indemnify each Indemnitee against, and hold each Indemnitee harmless from, any and all Subject Claims arising out of, in any way connected with, or as a result of (x) any claim or enforcement action under Environmental Laws alleging a violation of Environmental Laws issued to or against Obligors or the Projects, or (y) any Release or threatened Release of Hazardous Substances at, under, on or from the Projects, or, to the extent related in any way to any Project, any property to which any Obligor has sent Hazardous Substances for treatment, storage or disposal; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that the applicable Subject Claim results from (i) the gross negligence or willful misconduct of such Indemnitee or any of its Affiliates employees, or agents, as determined by the final judgment of a court of competent jurisdiction or (ii) any act or omission by any Indemnitee or any of its Affiliates, employees, or agents, occurring on or after the date of foreclosure on any Collateral. The provisions of this Section 11.13 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the First Lien Obligations under this Agreement or any other Credit Document, the invalidity or unenforceability of any term or provision of this Agreement or any other Credit Document, or any investigation made by or on behalf of any Indemnitee. All amounts due under this Section 11.13 shall be payable within thirty days at the written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested. This Section 11.13 shall not apply to Taxes. Each of the Indemnitees, on behalf of itself and its respective directors, trustees, officers, employees, Affiliates, and agents, agrees to provide Borrower with written notice of a proposed compromise or settlement of any Subject Claim specifying in detail the nature and amount of such proposed settlement or compromise. Each such Indemnitee shall consult with Borrower before compromising or settling such Subject Claim for at least thirty days after Borrower receives such notice of intended compromise or settlement and shall take into consideration any views or issues communicated by Borrower in connection with such compromise or settlement. Such Indemnitee shall act in good faith and reasonably, taking into account the interests of Borrower, in agreeing to any compromise or settlement.

11.14	Waiver of Jury Trial
ADMINISTRATIVE AGENT, FIRST LIEN COLLATERAL AGENT, THE LENDERS, THE HEDGE BANKS, THE ISSUING BANKS AND THE OBLIGORS HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF ADMINISTRATIVE AGENT, FIRST LIEN COLLATERAL AGENT, THE LENDERS, THE HEDGE BANKS, THE ISSUING BANKS, OR THE OBLIGORS. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE OBLIGORS, ADMINISTRATIVE AGENT, FIRST LIEN COLLATERAL AGENT, THE LENDERS, THE HEDGE BANKS AND THE ISSUING BANKS TO ENTER INTO THIS AGREEMENT.

11.15	Consent to Jurisdiction
Administrative Agent, First Lien Collateral Agent, the Lenders, the Hedge Banks, the Issuing Banks and the Obligors agree that any legal action or proceeding by or against any Obligor or with respect to or arising out of this Agreement, the Notes, or any other Credit Document may be brought in or removed to the courts of the State of New York, in and for the County of New York, or of the United States of America for the Southern District of New York, as Administrative Agent may elect. By execution and delivery of this Agreement, the Lenders, the Hedge Banks, the Issuing Banks, Administrative Agent, First Lien Collateral Agent and the Obligors accept, for themselves and in respect of their property, generally and unconditionally, the jurisdiction of the aforesaid courts. Administrative Agent, First Lien Collateral Agent, the Lenders, the Hedge Banks, the Issuing Banks and the Obligors irrevocably consent to the service of process out of any of the aforementioned courts in any manner permitted by law. Nothing herein shall affect the right of Administrative Agent to bring legal action or proceedings in any other competent jurisdiction, including judicial or non‑judicial foreclosure of the Mortgages. Administrative Agent, First Lien Collateral Agent, the Lenders, the Hedge Banks, the Issuing Banks and the Obligors further agree that the aforesaid courts of the State of New York and of the United States of America shall have exclusive jurisdiction with respect to any claim or counterclaim of any Obligor based upon the assertion that the rate of interest charged by the Lenders on or under this Agreement, the Loans or the other Credit Documents is usurious. Administrative Agent, First Lien Collateral Agent, the Lenders, the Hedge Banks, the Issuing Banks and the Obligors hereby waive any right to stay or dismiss any action or proceeding under or in connection with the Projects, this Agreement or any other Credit Document brought before the foregoing courts on the basis of forum non‑conveniens.

11.16	Knowledge and Attribution
References in this Agreement and the other Credit Documents to the “knowledge”, “best knowledge” or facts and circumstances “known to” the Obligors, and all like references, mean facts or circumstances of which a Responsible Officer of the applicable Obligor has actual knowledge.

11.17	Successors and Assigns
The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Borrower may not assign or otherwise transfer any of its rights under this Agreement, and the Lenders may not assign or otherwise transfer any of their rights under this Agreement except as provided in Article 9.

11.18	Counterparts
This Agreement and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in one or more duplicate counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. Delivery of an executed counterpart to this Agreement by facsimile transmission or electric transmission in “.pdf” format shall be as effective as delivery of a manually signed original.

11.19	Usury
Nothing contained in this Agreement or the Notes shall be deemed to require the payment of interest or other charges by Borrower or any other Person in excess of the amount which the holders of the Notes may lawfully charge under applicable usury laws. In the event that the Lenders shall collect moneys which are deemed to constitute interest which would increase the effective Interest Rate to a rate in excess of that permitted to be charged by applicable Legal Requirements, all such sums deemed to constitute interest in excess of the legal rate shall, upon such determination, at the option of the Lenders, be returned to Borrower or credited against the principal balance then outstanding.

11.20	Survival
All representations, warranties, covenants and agreements made herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement and the other Credit Documents shall be considered to have been relied upon by the parties hereto and shall survive the execution and delivery of this Agreement, the other Credit Documents and the making of the Loans. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of the Obligors set forth in Sections 2.1(f), 2.4(d), 2.6(c), 2.6(d), 11.4, 11.13 and 11.22 and the agreements of the Lenders set forth in Sections 9.1, 9.5, 9.8 and 11.22 shall survive the payment and performance of the Loans and the other First Lien Obligations under this Agreement and the other Credit Documents and the reimbursement of any amounts drawn hereunder, and the termination of this Agreement.

11.21	Patriot Act Notice
Each Lender, First Lien Collateral Agent (for itself and not on behalf of any other Person, including any Lender), Administrative Agent (for itself and not on behalf of any other Person, including any Lender) and Issuing Bank (for itself and not on behalf of any other Person, including any Lender)

hereby notifies the Obligors and Sponsor that, pursuant to the requirements of the USA Patriot Act (2001 H.R. 3162 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Obligors and Sponsor which information includes the name, address, the tax identification number and other identifying information that shall allow such Lender, First Lien Collateral Agent, Administrative Agent or Issuing Bank, as applicable, to identify the Obligors and Sponsor in accordance with the Patriot Act.

11.22	Treatment of Certain Information; Confidentiality
Each Lender, each Hedge Bank and each Agent agrees (on behalf of itself and each of its Affiliates, directors, officers, members, employees, agents and third party service providers and representatives) to keep confidential any nonpublic information supplied to it by Borrower or any other Obligor; provided, that nothing herein shall limit the disclosure of any such information: (a) to the extent such information is required to be disclosed by any Governmental Rule or judicial or administrative process, or to any Governmental Authority in connection with a tax audit or dispute or otherwise; (b) to counsel for any of the Lenders or any Agent; (c) to banking, securities exchange or other regulatory or supervisory authorities, auditors or accountants having proper jurisdiction and authority to require such disclosure; (d) to any Agent or any other Lender; (e) to any entity in connection with a securitization or proposed securitization of, among other things, all or a part of any amounts payable to or for the benefit of any Lender or its Affiliates under the Credit Documents so long as such entity agrees to keep such information confidential in a manner consistent with this Section 11.22; (f) in connection with the exercise of any remedies hereunder or under any of the other Credit Documents, including without limitation upon the occurrence of any Event of Default and any enforcement or collection proceedings resulting therefrom or in connection with the negotiation of any restructuring or “work-out”, whether or not consummated, of the obligations of Borrower under this Agreement or the obligations of any Obligor or Major Project Participant under any other Credit Document or any suit, action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, so long as such Major Project Participant agrees to keep such information confidential in a manner consistent with this Section 11.22; (g) to the Independent Engineer, the Market Consultant, the Reserve Consultant, the Insurance Consultant, the Environmental Consultant or to other experts engaged by Administrative Agent or any Lender in accordance with the provisions of this Agreement and in connection with the transactions contemplated hereby so long as such expert agrees to keep such information confidential in a manner consistent with this Section 11.22; (h) to any assignee or Participant (or prospective assignee or Participant) so long as such assignee or Participant (or prospective assignee or Participant) agrees to keep such information confidential in a manner consistent with this Section 11.22, (i) with the consent of Borrower or the relevant Obligor; (j) in connection with the collateral assignment of all or any portion of the Loans or Notes held by it to the Federal Reserve Bank, any other central banking authorities in accordance with applicable law and the United States Treasury as collateral security; or (k) to credit insurers of the Lenders in connection with the transactions contemplated hereby so long as such credit insurers agree to keep such information confidential in a manner consistent with this Section 11.22. In no event shall any Lender, Administrative Agent or First Lien Collateral Agent be obligated or required to return any materials furnished by Borrower. Notwithstanding the foregoing provisions of this Section 11.22, the foregoing obligation of confidentiality shall not apply to any such information that (x) was known to any Lender or Agent prior to the time it received such confidential information from Borrower or its Affiliates, (y) becomes part of the public domain independently of any act of any Lender or Agent not permitted hereunder (through publication or otherwise), or (z) is received by any Lender or any Agent, as applicable, without restriction as to its disclosure or use, from a Person other than an Obligor. Notwithstanding anything to the contrary set forth herein or in any other agreement to which the parties hereto are parties or by which they are bound, any obligations of confidentiality contained herein and therein, as they relate to the transactions contemplated by this Agreement (the “Loan Transactions”), shall not apply to the federal tax structure or federal tax treatment of the Loan Transactions, and each party hereto (and any employee, representative, or agent of any party hereto) may disclose to any and all Persons, without limitation of any kind, the federal tax structure and federal tax treatment of the Loan Transactions. The preceding sentence is intended to cause the Loan Transactions not to be treated as having been offered under conditions of confidentiality for purposes of Section 1.6011‑4(b)(3) (or any successor provision) of the Treasury Regulations promulgated under Section 6011 of the Code and shall be construed in a manner consistent with such purpose. In addition, each party hereto acknowledges that it has no proprietary or exclusive rights to any tax concept, tax matter or tax idea related to the Loan Transactions. Nothing herein shall permit the disclosure of such confidential information to Disqualified Institutions by any party under the Agreement (or any Person receiving information under this Section 11.22) unless agreed to by Borrower.

11.23	Communications

(a)	Delivery.

(i)
Each Obligor hereby agrees that it shall use all reasonable efforts to provide to Administrative Agent all information, documents and other materials that it is obligated to furnish to Administrative Agent pursuant to this Agreement and any other Credit Document, including all notices, requests, financial statements, financial and other reports, certificates and other information materials (collectively, the “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to Administrative Agent at the address referenced on Section 11.1. Nothing in this Section 11.23 shall prejudice the right of the Coordinating Lead Arrangers, Joint Lead Arrangers, any Lender or Borrower to give any notice or other communication pursuant to this Agreement or any other Credit Document in any other manner specified in this Agreement or any other Credit Document.

(ii)
Administrative Agent agrees that receipt of the Communications by Administrative Agent at the email address referenced in Section 11.1 shall constitute effective delivery of the Communications to Administrative Agent for purposes of the Credit Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform (as defined below) shall constitute effective delivery of the Communications to such Lender for purposes of the Credit Documents. Each Lender agrees (A) to notify Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s email address to which the foregoing notice may be sent by electronic transmission, and (B) that the foregoing notice may be sent to such email address.

(b)
Posting. Borrower further agrees that Administrative Agent may make the Communications available to the Lenders by posting the Communications on IntraLinks, SyndTrak or a substantially similar electronic transmission system (the “Platform”).

(c)
The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the accuracy or completeness of the Communications or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall Administrative Agent, Collateral Agent, Syndication Agent, any other Agent, Coordinating Lead Arranger, or Joint Lead Arrangers or any of their Affiliates or any of their respective officers, directors, employees, agents advisors or representatives (collectively, the “Agent Parties”) have any liability to any Obligor, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of such Obligor’s or such Person’s transmission of Communications through the internet, except to the extent the liability of any Agent Party is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Agent Party’s gross negligence or willful misconduct.

11.24	Acknowledgement and Consent to Bail-In of Affected Financial Institutions
Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)
the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)	the effects of any Bail-In Action on any such liability, including, if applicable:

(i)	a reduction in full or in part or cancellation of any such liability;

(ii)
a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership shall be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii)	the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

11.25	Certain ERISA Matters

(a)
Each Lender (x) represents and warrants, as of the date such Person became a Lender hereto, to, and (y) covenants, from the date such Person became a Lender hereto to the date such Person ceases being a Lender hereto, for the benefit of, the Administrative Agent and its Affiliates and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and shall be true:

(i)
such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) of one or more Benefit Plans in connection with the Loans, the Letters of Credit, the Commitments or this Agreement;

(ii)
the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from the prohibitions of Section 406 of ERISA and Section 4975 of the Code such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement;

(iii)
(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of sub-section (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or

(iv)	such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)
In addition, unless either (i) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (ii) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (A) represents and warrants, as of the date such Person became a Lender hereto, and (B) covenants, from the date such Person became a Lender hereto to the date such Person ceases being a Lender hereto, for the benefit of, the Administrative Agent and its Affiliates and not, for the avoidance of doubt, to or for the benefit of the Borrower, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Credit Document or any documents related hereto or thereto).

11.26	Keepwell
Each Qualified ECP Guarantor hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Obligor to honor all of its obligations to (a) the First Lien Secured Parties under the First Lien Collateral Documents in respect of Swap Obligations that are First Lien Obligations and (b) the guaranty provided within the Intercreditor Agreement; provided, that each Qualified ECP Guarantor shall only be liable under this Section 11.26 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 11.26, or otherwise under the First Lien Collateral Documents, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount. The obligations of each Qualified ECP Guarantor under this Section 11.26 shall remain in full force and effect until the termination of this Agreement. Each Qualified ECP Guarantor intends that this Section 11.26 constitute, and this Section 11.26 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Obligor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

11.27	Security Agreement and Intercreditor Agreement
Each Lender hereby acknowledges and agrees on behalf of itself that the Lien priorities and other matters related to the Credit Documents and the Collateral are subject to and governed by the Security Agreement, Intercreditor Agreement and the other First Lien Collateral Documents. Each Lender, by delivering its signature page hereto, funding its Loans on the Closing Date and/or executing an assignment and assumption agreement, in form and substance reasonably satisfactory to the Administrative Agent, (as applicable) shall be deemed to have (a) acknowledged receipt of, consented to and approved of the Security Agreement, the Intercreditor Agreement, the Depositary Agreement and the other First Lien Collateral Documents and (b) authorized and directed the Administrative Agent and the First Lien Collateral Agent to perform their respective obligations thereunder.

11.28	Acknowledgement Regarding Any Supported QFCs
To the extent that the Financing Documents provide support, through a guarantee or otherwise, for a Swap Obligation or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Financing Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party shall be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Financing Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Financing Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

11.29	Climate Bonds Standard and Certification Scheme
The Obligors will use commercially reasonable efforts to (a) obtain on or prior to the Closing Date certification of the Term Loans under the applicable standards of the Climate Bonds Standard and Certification Scheme and, within twelve months after the Closing Date, obtain a post-issuance certification of the Term Loans under the applicable standards of the Climate Bonds Standard and Certification Scheme and (b) comply in all material respects with the reporting requirements set forth in Section 2.4 of the Green Financing Framework; provided, that, notwithstanding the foregoing or anything in this Agreement or any other Financing Document to the contrary, no failure by any Obligor to comply with this Section 11.29, any terms of the Climate Bonds Standard and Certification Scheme or any reporting requirements or any other terms of the Green Financing Framework shall (i) constitute a Default, a CTA Default, an Event of Default or a CTA Event of Default under this Agreement or any other Financing Document, (ii) give rise to any claim, liability, remedy or other cause of action (including any remedy of specific performance), (iii) operate in any matter to limit, restrict or otherwise affect the use of proceeds of the Term Loans or (iv) otherwise affect Obligor’s right or ability to take any actions otherwise permitted under this Agreement or any other Financing Document.

11.30	Electronic Execution
The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation assignments, amendments or other Notices of Borrowing, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

11.31	Climate Loan Disclaimer
The certification of the Loans by the Climate Bonds Initiative is based solely on the Climate Bond Standard and Certification and does not, and is not intended to, make any representation or give any assurance with respect to any other matter relating to the Loans or any Project. The certification of the Loans by the Climate Bonds Initiative was addressed solely to the board of directors of the Borrower and is not a recommendation to any person to purchase, hold or sell the Loans and such certification does not address the market price or suitability of the Loans for a particular investor. The certification also does not address the merits of the decision by the Borrower or any third party to participate in any Project and does not express and should not be deemed to be an expression of an opinion as to the Borrower or any aspect of any Project (including but not limited to the financial viability of any Project). The Climate Bonds Initiative does not assume or accept any responsibility to any person for independently verifying (and it has not verified) any information received by it or to undertake (and it has not undertaken) any independent evaluation of any Project or the Borrower. In addition, the Climate Bonds Initiative does not assume any obligation to conduct (and it has not conducted) any physical inspection of any Project. The certification does not and is not in any way intended to address the likelihood of timely payment of interest when due on the Loans and/or the payment of principal at maturity or any other date. The certification may be withdrawn at any time in the Climate Bonds Initiative's sole and absolute discretion and there can be no assurance that such certification will not be withdrawn. References to Loans certified by the Climate Bonds Initiatives do not imply that the Loans and First Lien Obligations hereunder are a “security” and it is the intent of the parties to treat Loans hereunder as loans.

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first written.

GEYSERS POWER COMPANY, LLC,
a Delaware limited liability company,
as Borrower

By:	/s/ ZAMIR RAUF
Name: Zamir Rauf Title: Chief Financial Officer

GEYSERS INTERMEDIATE HOLDINGS LLC,
a Delaware limited liability company,
as Guarantor

By:	/s/ ZAMIR RAUF
Name: Zamir Rauf Title: Chief Financial Officer

GEYSERS COMPANY, LLC,
a Delaware limited liability company,
as Guarantor

By:	/s/ ZAMIR RAUF
Name: Zamir Rauf Title: Chief Financial Officer

WILD HORSE GEOTHERMAL, LLC,
a Delaware limited liability company,
as Guarantor

By:	/s/ ZAMIR RAUF
Name: Zamir Rauf Title: Chief Financial Officer

[Signature Page to Credit Agreement]

CALISTOGA HOLDINGS, LLC,
a Delaware limited liability company,
as Guarantor

By:	/s/ ZAMIR RAUF
Name: Zamir Rauf Title: Chief Financial Officer

[Signature Page to Credit Agreement]

MUFG BANK, LTD.,
as Administrative Agent

By:	/s/ LAWRENCE BLAT
Name: Lawrence Blat Title: Authorized Signatory

[Signature Page to Credit Agreement]

MUFG UNION BANK, N.A.,
as First Lien Collateral Agent

By:	/s/ SONIA N. FLORES
Name: Sonia N. Flores Title: Vice President

[Signature Page to Credit Agreement]

MUFG UNION BANK, N.A.,
as a Lender

By:	/s/ PASCAL UTTINGER
Name: Pascal Uttinger Title: Managing Director

[Signature Page to Credit Agreement]

MUFG BANK, LTD.,
as a Lender

By:	/s/ LAWRENCE BLAT
Name: Lawrence Blat Title: Authorized Signatory

[Signature Page to Credit Agreement]

COÖPERATIEVE RABOBANK U.A., NEW YORK BRANCH,
as a Lender

By:	/s/ CLAUS HERTEL
Name: Claus Hertel Title: Managing Director

By:	/s/ GREGORY HUTTON
Name: Gregory Hutton Title: Managing Director

[Signature Page to Credit Agreement]

SUMITOMO MITSUI BANKING CORPORATION,
as a Lender

By:	/s/ JUAN KREUTZ
Name: Juan Kreutz Title: Managing Director

[Signature Page to Credit Agreement]

BNP PARIBAS,
as a Lender

By:	/s/ TIMOTHY CHIN
Name: Timothy Chin Title: Managing Director

By:	/s/ FRANK DELANEY
Name: Frank DeLaney Title: Managing Director

[Signature Page to Credit Agreement]

CRÉDIT AGRICOLE CORPORATE & INVESTMENT BANK
as a Lender

By:	/s/ DEBORAH KROSS
Name: Deborah Kross Title: Managing Director

By:	/s/ KENNETH RICCIARDI
Name: Kenneth Ricciardi Title: Director

[Signature Page to Credit Agreement]

COBANK, ACB,
as a Lender

By:	/s/ JUSTIN MERKOWITZ
Name: Justin Merkowitz Title: Vice President

[Signature Page to Credit Agreement]

NATIXIS, NEW YORK BRANCH,
as a Lender

By:	/s/ JAMES KAISER
Name: James Kaiser Title: Managing Director Head of Infrastructure Finance, North America

By:	/s/ DAMIEN AUGUSTE
Name: Damien Auguste Title: Director Infrastructure Finance, Americas

[Signature Page to Credit Agreement]

MIZUHO BANK, LTD.,
as a Lender

By:	/s/ CHRISTOPHER STOLARSKI
Name: Christopher Stolarski Title: Managing Director

[Signature Page to Credit Agreement]

NATIONAL BANK OF CANADA
as a Lender

By:	/s/ RAHUL RAHUL
Name: Rahul Rahul Title: Authorized Signatory

By:	/s/ MARK WILLIAMSON
Name: Mark Williamson Title: Authorized Signatory

[Signature Page to Credit Agreement]

ING CAPITAL LLC,
as a Lender

By:	/s/ SCOTT HANCOCK
Name: Scott Hancock Title: Director

By:	/s/ STEFANO PALOMBO
Name: Stefano Palombo Title: Director

[Signature Page to Credit Agreement]

TRUST BANK,
as a Lender

By:	/s/ MICHAEL CANAVAN
Name: Michael Canavan Title: Managing Director

[Signature Page to Credit Agreement]

DZ BANK AG DEUTSCHE ZENTRAL- GENOSSENSCHAFTSBANK, NEW YORK
as a Lender

By:	/s/ STEVEN L BISSONNETTE
Name: Steven L Bissonnette Title: Director

By:	/s/ JUDSON HORN
Name: Judson Horn Title: Vice President

[Signature Page to Credit Agreement]

SCHEDULE 2.2(a)
to Credit Agreement

LENDERS; PROPORTIONATE SHARES

Lender/ Issuing Bank	Term Loan Commitments	Revolving LC Commitments	DSR LC Commitments	PPA LC Commitments	Totals
MUFG Union Bank, N.A.	76,250,000	20,000,000	—	—	96,250,000
MUFG Bank, Ltd.	20,000,000	—	—	—	20,000,000
BNP Paribas	116,250,000	—	—	—	116,250,000
Crédit Agricole Corporate & Investment Bank	68,750,000	21,405,500	6,094,500	—	96,250,000
Mizuho Bank, Ltd.	68,750,000	21,405,500	6,094,500	—	96,250,000
National Bank of Canada	68,750,000	21,405,500	6,094,500	—	96,250,000
Natixis, New York Branch	68,750,000	21,405,500	6,094,500	—	96,250,000
Sumitomo Mitsui Banking Corporation	96,250,000	—	—	—	96,250,000
Truist Bank	86,250,000	—	10,000,000	—	96,250,000
Coöperatieve Rabobank U.A., New York Branch	70,000,000	—	8,622,000	16,378,000	95,000,000
CoBank, ACB	85,000,000	—	—	—	85,000,000
ING CAPITAL LLC	50,000,000	15,000,000	10,000,000	—	75,000,000
DZ BANK AG Deutsche Zentral-Genossenschaftsbank, New York Branch	25,000,000	10,000,000	—	—	35,000,000
Total	$900,000,000	$130,622,000	$53,000,000	$16,378,000	$1,100,000,000

Debtor(s) First Lien Secured Party Granting Document Filing Office

Schedule 2.2(a)-1

SCHEDULE 2.1(b)(ii)(C)
to Credit Agreement

AMORTIZATION SCHEDULE

[Attached.]

Schedule 2.1(b)(ii)(C)-1

Geysers Power Company, LLC
Amortization Schedule

Period End	Beginning Balance	Ending Balance	Amortization	Amortization%	Cumulative Amortization %
6/30/2020	900,000,000.00	900,000,000.00	—	—%	—%
9/30/2020	900,000,000.00	881,665,223.45	18,334,776.55	2.04%	2.04%
12/31/2020	881,665,223.45	871,601,519.44	10,063,704.01	1.12%	3.16%
3/31/2021	871,601,519.44	854,090,356.49	17,511,162.95	1.95%	5.11%
6/30/2021	854,090,356.49	851,453,601.15	2,636,755.34	0.29%	5.39%
9/30/2021	851,453,601.15	839,915,308.38	11,538,292.77	1.28%	6.68%
12/31/2021	839,915,308.38	823,518,284.31	16,397,024.07	1.82%	8.50%
3/31/2022	823,518,284.31	810,647,944.33	12,870,339.98	1.43%	9.93%
6/30/2022	810,647,944.33	801,018,947.33	9,628,997.00	1.07%	11.00%
9/30/2022	801,018,947.33	783,203,707.10	17,815,240.23	1.98%	12.98%
12/31/2022	783,203,707.10	773,169,345.06	10,034,362.04	1.11%	14.09%
3/31/2023	773,169,345.06	760,183,160.04	12,986,185.02	1.44%	15.54%
6/30/2023	760,183,160.04	750,736,849.28	9,446,310.76	1.05%	16.58%
9/30/2023	750,736,849.28	733,489,698.47	17,247,150.81	1.92%	18.50%
12/31/2023	733,489,698.47	723,729,118.99	9,760,579.48	1.08%	19.59%
3/31/2024	723,729,118.99	705,188,415.16	18,540,703.83	2.06%	21.65%
6/30/2024	705,188,415.16	689,965,621.76	15,222,793.40	1.69%	23.34%
9/30/2024	689,965,621.76	665,918,899.20	24,046,722.57	2.67%	26.01%
12/31/2024	665,918,899.20	649,653,276.25	16,265,622.95	1.81%	27.82%
3/31/2025	649,653,276.25	631,350,993.60	18,302,282.65	2.03%	29.85%
6/30/2025	631,350,993.60	616,348,086.68	15,002,906.92	1.67%	31.52%
9/30/2025	616,348,086.68	592,420,507.33	23,927,579.35	2.66%	34.18%
12/31/2025	592,420,507.33	576,331,633.00	16,088,874.33	1.79%	35.96%
3/31/2026	576,331,633.00	557,988,875.32	18,342,757.68	2.04%	38.00%
6/30/2026	557,988,875.32	542,997,086.40	14,991,788.92	1.67%	39.67%
9/30/2026	542,997,086.40	519,831,621.11	23,165,465.29	2.57%	42.24%
12/31/2026	519,831,621.11	504,881,691.26	14,949,929.85	1.66%	43.90%
3/31/2027	504,881,691.26	487,017,983.92	17,863,707.34	1.98%	45.89%
6/9/2027	487,017,983.92	472,499,999.99	14,517,983.93	1.61%	47.50%

SCHEDULE 3.1(o)
to Credit Agreement

BASE CASE PROJECTIONS

Shared separately as the Excel document entitled “Geysers TLA Model_Syndications v6.4.20 v2”

Schedule 3.1(o)-1

SCHEDULE 3.1(p)
to Credit Agreement

POST-REORGANIZATION STRUCTURE CHART

Schedule 3.1(p)-1

SCHEDULE 4.9
to Credit Agreement

NON-COMPLIANCES WITH ENVIRONMENTAL LAW

None.

Schedule 4.9-1

SCHEDULE 4.10(a)
to Credit Agreement

PENDING LITIGATION

None.

Schedule 4.10(a)-1

SCHEDULE 4.10(b)
to Credit Agreement

Order, Judgement, and Decrees

None.

Schedule 4.10(b)-1

SCHEDULE 4.21
to Credit Agreement

INTELLECTUAL PROPERTY

None.

Schedule 4.21-1

SCHEDULE 4.22
to Credit Agreement

SCHEDULE OF SECURITY FILINGS

KEY TO ABBREVIATIONS

The abbreviations and words listed below when used herein have the meanings assigned to them below:

“First Lien        = MUFG Union Bank, N.A.
Collateral Agent”

“DSS”             = The Office of the Delaware Secretary of State

“CSS”             = The Office of the California Secretary of State

“Holdings”         = Geysers Intermediate Holdings LLC, a Delaware limited liability company

“Borrower”         = Geysers Power Company, LLC, a Delaware limited liability company

“Geysers        = Geysers Company, LLC, a Delaware limited liability company
Company”

“Wild Horse”         = Wild Horse Geothermal, LLC, a Delaware limited liability company

“Calistoga”         = Calistoga Holdings, LLC, a Delaware limited liability company

UCC FINANCING STATEMENTS

Debtor(s)	First Lien Secured Party	Granting Document	Filing Office
Holdings	First Lien Collateral Agent (on behalf of the First Lien Secured Parties)	Pledge and Security Agreement	DSS
Geysers Company	First Lien Collateral Agent (on behalf of the First Lien Secured Parties)	Pledge and Security Agreement	DSS
Wild Horse	First Lien Collateral Agent (on behalf of the First Lien Secured Parties)	Pledge and Security Agreement	DSS, CSS
Calistoga	First Lien Collateral Agent (on behalf of the First Lien Secured Parties)	Pledge and Security Agreement	DSS, CSS
Borrower	First Lien Collateral Agent (on behalf of the First Lien Secured Parties)	Pledge and Security Agreement, Depositary Agreement	DSS, CSS

Schedule 4.22-1

EXHIBIT A
to Credit Agreement
DEFINITIONS
“Additional Major Project Contract” has the meaning given in the First Lien Common Terms Agreement.
“Administrative Agent” has the meaning given in the preamble hereto.
“Administrative Services Agreement” has the meaning given in the First Lien Common Terms Agreement.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” has the meaning given in the Intercreditor Agreement.
“Agency Fee Letter” means that certain letter agreement regarding fees, dated June 9, 2020, by and among Administrative Agent and Borrower.
“Agent(s)” means the Administrative Agent, the First Lien Collateral Agent and the Depositary Agent.
“Agent Parties” has the meaning given in Section 11.23(c).
“Agreement” has the meaning given in the preamble hereto.
“Annual Operating Budget” has the meaning given in Section 5.3(a).
“Anti-Corruption Laws” has the meaning given in Section 4.23(b).
“Anti-Money Laundering Laws” has the meaning given in Section 4.23(b).
“Applicable Margin” means, for any period, in respect of Base Rate Loans and respect of LIBOR Loans, the applicable rate per annum set forth below in respect of such period.

Term Period	Base Rate Loans	LIBOR Loans
From the Closing Date until the third anniversary of the Closing Date	1.00%	2.00%
From the third anniversary of the Closing Date until the sixth anniversary of the Closing Date	1.125%	2.125%
From and after the sixth anniversary of the Closing Date	1.250%	2.250%

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the

implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Banking Day” means any day other than a Saturday, Sunday or other day on which commercial banks are or Administrative Agent is authorized or required to be closed in the State of California or the State of New York and, where such term is used in any respect relating to a LIBOR Loan, which is also a day on which dealings in U.S. Dollar deposits are carried out in the London interbank market
“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.
“Base Case Projections” means a projection of operating results for the Projects, showing at a minimum Borrower’s reasonable good faith estimates, as of the Closing Date, of revenues, O&M Costs, Major Maintenance, Capital Expenditures, the Debt Service Coverage Ratio, and sources and uses of revenues over the forecast period, which projection is attached as Schedule 3.1(o).
“Base Rate” means, for any day, the greatest of (a) the prime rate published in the Wall Street Journal, (b) the Federal Funds Rate for such day plus 0.50%, and (c) 1.00%. Any change in the Base Rate due to a change in the prime rate, bank prime rate or the Federal Funds Rate shall be effective from and including the effective date of such change in the prime rate, bank prime rate, the Federal Funds Rate, as the case may be.
“Base Rate LC Loan” means an LC Loan that shall bear interest at the rate set forth in Section 2.1(c)(i)(D).
“Base Rate Loans” means, collectively, the Base Rate Term Loans and the Base Rate LC Loans.
“Base Rate Term Loan” means a Term Loan which bears interest as provided in Section 2.1(c)(i)(A).
“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which may include Term SOFR) that has been selected and agreed by both the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the relevant Governmental Authority or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to LIBO Rate for both U.S. Dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided, that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.
“Benchmark Replacement Adjustment” means, with respect to any replacement of LIBO Rate with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected and agreed by both the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBO Rate with the applicable Unadjusted Benchmark Replacement by the relevant Governmental Authority or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBO Rate with the applicable Unadjusted Benchmark Replacement for U.S. Dollar-denominated syndicated credit facilities at such time.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent decides, with the consent of the Borrower (not to be unreasonably withheld, conditioned or delayed), may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides, with the consent of the Borrower (not to be unreasonably withheld, conditioned or delayed), is reasonably necessary in connection with the administration of this Agreement).
“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the LIBO Rate:

(a)
in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of the LIBO Rate permanently or indefinitely ceases to provide the LIBO Rate; or

(b)	in the case of clause (c) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the LIBO Rate:

(a)
a public statement or publication of information by or on behalf of the administrator of the LIBO Rate announcing that such administrator has ceased or will cease to provide the LIBO Rate, permanently or indefinitely; provided, that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBO Rate;

(b)
a public statement or publication of information by the regulatory supervisor for the administrator of the LIBO Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the LIBO Rate, a resolution authority with jurisdiction over the administrator for the LIBO Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the LIBO Rate, which states that the administrator of the LIBO Rate has ceased or will cease to provide the LIBO Rate permanently or indefinitely; provided, that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBO Rate; or

(c)	a public statement or publication of information by the regulatory supervisor for the administrator of the LIBO Rate announcing that the LIBO Rate is no longer representative.
“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the ninetieth day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than ninety days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent or the Required Lenders, as applicable, with the consent of the Borrower (not to be unreasonably withheld, conditioned or delayed), by notice to the Borrower, the Administrative Agent (in the case of such notice by the Required Lenders) and the Lenders.
“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the LIBO Rate and solely to the extent that the LIBO Rate has not been replaced with a Benchmark Replacement, the period (a) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the LIBO Rate for all purposes hereunder in accordance with Sections 2.6(a)(i) through 2.6(a)(iv) and (b) ending at the time that a Benchmark Replacement has replaced the LIBO Rate for all purposes hereunder pursuant to Sections 2.6(a)(i) through 2.6(a)(iv).
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Beneficially Owns” shall have the corresponding meaning to the term “Beneficial Owner” as defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Bona Fide Debt Fund” means any fund or investment vehicle that is primarily engaged in the making, purchasing, holding or otherwise investing in commercial loans, bonds and other similar extensions of credit or securities in the ordinary course.
“Bookrunner” means MUFG Union Bank, N.A., BNP Paribas, Crédit Agricole Corporate and Investment Bank, Mizuho Bank Ltd., Natixis, New York Branch, National Bank of Canada, SunTrust Robinson Humphrey, Inc. and Sumitomo Mitsui Banking Corporation, each acting in its capacity as a Bookrunner under this Agreement.
“Borrower” has the meaning given in the preamble hereto.
“Borrowing” means a borrowing by Borrower of any Loan.
“Borrowing Date” has the meaning given in Section 3.2.
“Calculation Period” has the meaning given in the First Lien Common Terms Agreement.
“Calistoga” has the meaning given in the preamble hereto.
“Capital Expenditures” has the meaning given in the First Lien Common Terms Agreement.
“Cash Collateralize” means, with respect to any Letter of Credit or any other First Lien Obligation, the deposit of immediately available funds into a cash collateral account maintained with (or on behalf of) the applicable Issuing Bank on terms reasonably satisfactory to such Issuing Bank in an amount equal to

102.5% of the Stated Amount of such Letter of Credit or such other First Lien Obligation. “Cash Collateral”, “Cash Collateralized”, and “Cash Collateralization” shall have correlative meanings.
“Casualty Event” has the meaning given in the First Lien Common Terms Agreement.
“Change in Law” has the meaning given in Section 2.6(b).
“Change of Control” means the occurrence of one or more of the following events:

(a)	the Borrower ceases to Beneficially Own 100% of the Equity Interests of the Project Companies on a fully diluted basis (except as permitted by the Financing Documents);

(b)	the Sponsor ceases to own, directly or indirectly, at least 20% of the Equity Interests in the Borrower on a fully diluted basis;

(c)	the Sponsor ceases to maintain, directly or indirectly, day-to-day operational control of the Borrower; or

(d)	Holdings ceases to own, directly, 100% of the Equity Interests in the Borrower on a fully diluted basis;
provided, that no Change of Control will be deemed to have occurred in the case of clauses (b) or (c) above if the Borrower (x) is directly or indirectly controlled by one or more Persons, at least one of which (i) either (A) is a Qualified Operator or (B) has engaged the Sponsor or another Qualified Operator to operate the Projects; and (ii) has a tangible net worth (or has an Affiliate that has a tangible net worth) of at least $750,000,000); (y) obtains a ratings reaffirmation of at least two of the then-current ratings of any then-outstanding First Lien Secured Bond Debt in the capital markets (or, if such First Lien Secured Bond Debt has a rating at such time that is higher than the lowest Investment Grade rating, confirmation by at least two of S&P, Fitch, and Moody’s that after such giving effect to the transaction such indebtedness has an Investment Grade rating); provided, that this clause (y) shall only apply if the Borrower has incurred First Lien Secured Bond Debt in the capital markets which requires such ratings reaffirmation, and (z) shall have provided the Administrative Agent with all information reasonably necessary for the Lenders and Issuing Banks to identify the Qualified Operator in accordance with the requirements of the PATRIOT Act (including applicable, and uniformly applied, “know your customer” regulations) and all other applicable anti-money laundering laws and anti-terrorism laws.
“Climate Bonds Standard and Certification Scheme” means a labelling scheme for bonds, loans and other debt instruments under the Climate Bonds Standard V2.1, published by the Climate Bonds Initiative and as in effect on the Closing Date.
“Closing Date” has the meaning given in Section 3.1.
“Closing Date Credit Document” means any Credit Document to be entered into on the Closing Date.
“Collateral” has the meaning given in the Intercreditor Agreement.
“Collateral Agents” has the meaning given in the Intercreditor Agreement.
“Commitments” means, with respect to each Lender, such Lender’s Term Loan Commitment, Revolving LC Commitment, PPA LC Commitment, DSR LC Commitment and Incremental Term Loan Commitment and with respect to all Lenders, the Total Term Loan Commitment, the Total Revolving LC

Commitment, the Total PPA LC Commitment, the Total DSR LC Commitment and the total Incremental Term Loan Commitments.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Communications” has the meaning given in Section 11.23(a).
“Confirmation of Interest Period Selection” has the meaning given in Section 2.1(e)(iii)(B).
“Consent” means (a) the consents to collateral assignment entered into on the Closing Date pursuant to Section 3.1(y) and (b) the consents to collateral assignment entered into after the Closing Date from the counterparties to all Major Project Contracts, in each case, to the extent required by the Credit Documents and in substantially the form of Exhibit E, with such changes as are reasonably acceptable to Administrative Agent.
“Coordinating Lead Arrangers” means MUFG Union Bank, N.A., Mizuho Bank Ltd., National Bank of Canada, Sumitomo Mitsui Banking Corporation, SunTrust Robinson Humphrey, Inc., Crédit Agricole Corporate and Investment Bank, and Natixis New York Branch.
“Covered Entity” means any of the following:

(a)	a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(b)	a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(c)	a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Covered Party” has the meaning given in Section 11.28.
“Credit Document” means (a) the First Lien Common Terms Agreement, (b) this Agreement, (c) the First Lien Collateral Documents, (d) the other financing and security agreements, documents and instruments delivered in connection with this Agreement (excluding, for the avoidance of doubt, (A) any Permitted Interest Rate Agreements and any Permitted Commodity Hedge Agreements and (B) any Second Lien Documents (other than the Intercreditor Agreement and the Depositary Agreement)), and (e) each other document designated as a Credit Document by the Borrower and the Administrative Agent.
“Credit Event” means the making or continuation of Term Loans in accordance with Section 2.1 or the issuance, amendment, renewal or extension of a Letter of Credit.
“CTA Default” has the meaning given in the First Lien Common Terms Agreement.
“CTA Event of Default” has the meaning given in the First Lien Common Terms Agreement.
“Debt Service” has the meaning given in the First Lien Common Terms Agreement.
“Debt Service Coverage Ratio” has the meaning given in the First Lien Common Terms Agreement.
“Debt Service Reserve Account” has the meaning given in the Depositary Agreement.
“Debt Service Reserve Requirement” means, as of any date, an amount equal to the amount of interest and commitment fees, and required amortization payments in respect of the Term Loans (net of any ordinary course hedge payments to be made under the Permitted Interest Rate Agreements with respect to the Term Loans) reasonably anticipated to be payable over the next six-month period (other than the final principal payment of the Loans on the final Maturity Date and excluding, for the avoidance of doubt, any principal required to be repaid pursuant to Section 2.1(h)(iii)).
“Default” means any event that is, or with the passage of time or the giving of notice or both, would be, an Event of Default.
“Default Rate” has the meaning given in Section 2.4(c).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Defaulting Lender” means, subject to Section 2.4(g)(vi), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Banking Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Banking Days of the date when due, (b) has become the subject of a Bail-In Action, (c) has notified Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (d) has failed, within three Banking Days after written request by the Administrative Agent or Borrower, to confirm in writing to the Administrative Agent and Borrower that it shall comply with its prospective funding obligations hereunder; provided, that such Lender shall cease to be a Defaulting Lender pursuant to this clause (d) upon receipt of such written confirmation by the Administrative Agent and Borrower, or (e) has, or has a direct or indirect parent company that has, other than via an Undisclosed Administration, (i) become the subject of a proceeding under any Bankruptcy Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal or national regulatory authority acting in such a capacity; provided, that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (e) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.4(g)(vi) upon delivery of written notice of such determination to Borrower and each Lender).
“Depositary Accounts” has the meaning given in the Depositary Agreement.
“Depositary Agent” means MUFG Union Bank, N.A., not in its individual capacity but solely as depositary agent, bank and securities intermediary under the Depositary Agreement and its permitted successors and assigns.

“Depositary Agreement” has the meaning given in the Intercreditor Agreement and is substantially in the form of Exhibit D-2.
“Depositary and Collateral Agency Fee Letter” has the meaning given in Section 2.3(a).
“Discharge of First Lien Obligations” has the meaning given in the Intercreditor Agreement.
“Disqualified Institutions” means (a) those Persons identified by the Borrower or the Sponsor to the Administrative Agent in writing prior to the Closing Date (and such Persons’ Affiliates clearly identifiable as such solely on the basis of their names (other than an Affiliate that is a Bona Fide Debt Fund)), (b) competitors of any Obligor separately identified by the Borrower or the Sponsor to the Administrative Agent in writing from time to time and (c) any Affiliate of any competitor described in clause (b) that is identified by the Borrower or the Sponsor to the Administrative Agent in writing from time to time or clearly identifiable solely by name as an Affiliate of such Person, other than an Affiliate of such Person that is a Bona Fide Debt Fund; provided, that no updates to the Disqualified Institution list shall be deemed to retroactively disqualify any parties that have previously acquired an assignment or participation in respect of the Loans or Commitments from continuing to hold or vote such previously acquired assignments and participations on the terms set forth herein for Lenders that are not Disqualified Institutions. Any supplement to the list of Disqualified Institutions pursuant to clause (b) or (c) above shall be made by the Borrower to the Administrative Agent in writing (including by email) and such supplement shall take effect three Banking Days after such notice is received by the Administrative Agent. The list of Disqualified Institutions shall be made available to any Lender, any Participant, prospective Lender or prospective Participant upon request to the Administrative Agent, subject to customary confidentiality requirements.
“Division” means the division of a limited liability company into two or more limited liability companies pursuant to a “plan of division” or similar method within the meaning of the Delaware Limited Liability Company Act.
“Drawing Payment” means any payment by an Issuing Bank honoring a drawing under a Letter of Credit.
“DSR Issuing Bank” means each Lender listed on Schedule 2.2(a) holding DSR LC Commitments and each other Lender designated as DSR Issuing Bank pursuant to Section 2.2(g), in each case in its capacity as an issuer of any DSR Letter of Credit hereunder, and its successors in such capacity pursuant to Section 2.2(i). A DSR Issuing Bank may, in its discretion, arrange for any DSR Letter of Credit to be issued by an Affiliate of such DSR Issuing Bank, in which case the term “DSR Issuing Bank” shall include any such Affiliate with respect to DSR Letters of Credit issued by such Affiliate.
“DSR LC Commitments” has the meaning given in the Recitals.
“DSR LC Exposure” means, with respect to any DSR Issuing Bank, at any time the sum of a) the aggregate principal amount of all DSR LC Loans owing to such DSR Issuing Bank in its capacity as a Lender, b) any unreimbursed drawing under any DSR Letter of Credit issued by such DSR Issuing Bank that have not yet been reimbursed at such time from the proceeds of DSR LC Loans or otherwise, and c) the Stated Amount of all DSR Letters of Credit issued by such DSR Issuing Bank outstanding at such time.
“DSR LC Facility” has the meaning given in the Recitals.
“DSR LC Fee” has the meaning given in Section 2.3(f).
“DSR LC Lender” has the meaning given in Section 2.2(b).
“DSR LC Loan(s)” has the meaning given in Section 2.2(b)(ii)(A).

“DSR LC Note” has the meaning given in Section 2.1(f).
“DSR LC Reimbursement Obligation” means the obligation of the Borrower to repay any Drawing Payments relating to any DSR Letter of Credit.
“DSR Letter of Credit” has the meaning given in Section 2.2(b).
“DSR Maturity Date” means June 9, 2027.
“Early Opt-in Election” means the occurrence of:

(a)
(i) a determination by the Administrative Agent or (ii) a notification by the Required Lenders to the Administrative Agent (with a copy to the Borrower) that the Required Lenders have determined that U.S. Dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in Section 2.6(a) are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the LIBO Rate; and

(b)
(i) the election by the Administrative Agent or (ii) the election by the Required Lenders, in each case, with the consent of the Borrower (not to be unreasonably withheld, conditioned or delayed), to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrower and the Lenders or by the Required Lenders of written notice of such election to the Administrative Agent.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a), or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Electronic Transmission” has the meaning given in Section 11.1.
“Eligible Assignee” means a commercial bank, financial institution, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans in the ordinary course of business.
“Eminent Domain Proceeds” has the meaning given in the Depositary Agreement.
“Environmental Consultant” means West Yost Associates.
“Environmental Law” has the meaning given in the Intercreditor Agreement.
“Equity Interests” has the meaning given in the Intercreditor Agreement.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any corporation or trade or business (whether or not incorporated) under common control with any of the Borrower or Guarantors within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
“ERISA Event” means (a) the occurrence of any “reportable event” as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the thirty-day notice period has been waived, with respect to an ERISA Plan, (b) any failure by any ERISA Plan to satisfy the minimum funding standard (within the meaning of Section 412 or 430 of the Code or Section 302 of ERISA) applicable to such ERISA Plan, in each case, whether or not waived, (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any ERISA Plan, the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any ERISA Plan or the failure to make any required contribution to a Multiemployer Plan, (d) a determination that any ERISA Plan is, or is expected to be, in “at risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code), (e) the incurrence by the Borrower or any Guarantor or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any ERISA Plan, (f) the receipt by the Borrower or any Guarantor or any ERISA Affiliate from the Pension Benefit Guaranty Corporation or a plan administrator of any notice relating to an intention to terminate any ERISA Plan or to appoint a trustee to administer any ERISA Plan under Section 4042 of ERISA, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any ERISA Plan, (g) the incurrence by the Borrower or any Guarantor or any ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any ERISA Plan or Multiemployer Plan, (h) the receipt by the Borrower or any Guarantor or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any Guarantor or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, or in endangered or critical status (within the meaning of Section 432 of the Code or Section 305 of ERISA), or (i) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could reasonably be expected to result in liability to the Borrower or any Guarantor.
“ERISA Plan” means any employee pension benefit plan (other than a Multiemployer Plan) that is maintained or is contributed to by the Borrower or any Guarantor or any ERISA Affiliate and is covered by Title IV of ERISA or is subject to minimum funding standards under Section 412 of the Code or Section 302 of ERISA and in respect of which the Borrower, the Guarantors or any ERISA Affiliate is (or if such plan were terminated the Borrower or any Guarantor would, under Section 4069 of ERISA, be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Event of Default” has the meaning given in Section 7.1.
“Event of Eminent Domain” has the meaning given in the Depositary Agreement.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Lender Party or required to be withheld or deducted from a payment to a Lender Party, (a) Taxes imposed on or measured by net income (however denominated), franchise and branch profits taxes, which include Taxes imposed on or measured by the net income, net profits or capital of such Lender Party by any jurisdiction or any political subdivision or taxing authority thereof or therein as a result of a connection between such Lender Party and such jurisdiction or political subdivision, unless such connection results solely from such Lender Party’s executing, delivering or performing its obligations or receiving a payment under, or enforcing, this Agreement or any Note, (b) any withholding Tax imposed by the United States that is in effect and would apply to amounts payable hereunder to such Lender Party at the time such Lender Party becomes a party to this Agreement (other than pursuant to an assignment request by Borrower under Section 2.8(b)) or at the time such Lender Party designates a new Lending Office (except to the extent that such Lender or other Lender Party (or its assignor, if any) was entitled, at the time of the designation of a new Lending Office (or assignment) to receive additional amounts from Borrower with respect to such withholding tax pursuant to Section 2.4(d)(i)), (c) Taxes attributable to such Lender Party’s failure to comply with Section 2.4(f), and (d) any withholding taxes imposed under FATCA.
“Exempt Wholesale Generator” means an “exempt wholesale generator” under PUHCA.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any such intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“FCPA” has the meaning given in Section 4.23(b).
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System on such day, as published by the Federal Reserve Bank of New York on the Banking Day next succeeding such day; provided, that (a) if such day is not a Banking Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Banking Day as so published on the next succeeding Banking Day, and (b) if no such rate is so published on such next succeeding Banking Day, the Federal Funds Rate for such day shall be the average rate charged to Administrative Agent on such day on such transactions as determined by Administrative Agent.
“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.
“FERC” means the Federal Energy Regulatory Commission and its successors.
“First Lien Collateral Agent” has the meaning given in the preamble hereto.
“First Lien Collateral Documents” has the meaning given in the Intercreditor Agreement.
“First Lien Common Terms Agreement” means the First Lien Common Terms Agreement, to be dated the Closing Date (as amended, amended and restated, supplemented or otherwise modified from time to time), among the Obligors, the First Lien Secured Debt Representative and the First Lien Collateral Agent.
“First Lien Secured Debt Representative” has the meaning given in the Intercreditor Agreement.
“First Lien Secured Parties” has the meaning given in the Intercreditor Agreement.
“Fitch” has the meaning given in the First Lien Common Terms Agreement.
“FPA” means the Federal Power Act and rules and regulations promulgated by FERC thereunder.

“Funds Flow Memorandum” means the memorandum, dated as of June 9, 2020, delivered by Borrower to the Administrative Agent and the Depositary Agent with respect to the disbursement of funds on the Closing Date, attached to a letter of direction executed by the Borrower.
“Geysers Company” has the meaning given in the preamble hereto.
“Governmental Authority” has the meaning given in the Intercreditor Agreement.
“Governmental Rule” has the meaning given in the Intercreditor Agreement.
“Green Financing Framework” means the Borrower’s Green Financing Framework, dated as of June 2020.
“Green Loan Coordinators” means Crédit Agricole Corporate and Investment Bank, Natixis, New York Branch, each acting in its capacity as a Green Loan Coordinator under this Agreement.
“Guarantor(s)” has the meaning given in the preamble hereto.
“Hazardous Substances” means substances and materials regulated as hazardous, toxic, pollutants, or contaminants under Environmental Law.
“Hedge Bank” means (a) any Person that was, at the time of entering into an Interest Rate Agreement, an Agent, Coordinating Lead Arranger, Joint Lead Arranger, Term Lender, Revolving LC Lender, or any Affiliate thereof or (b) any other Person (other than any Affiliate of an Obligor) that was, at the time of entering into an Interest Rate Agreement, a commercial bank, investment bank, swap dealer, insurance company or any other financial institution, or any Affiliate thereof, whose long-term senior unsecured debt is rated at least BBB+ by S&P and Baa1 by Moody’s.
“Hedge Breaking Fee” means all costs, fees and expenses incurred by any Obligor in connection with any unwinding, breach or termination of any Permitted Commodity Hedge Agreements and Permitted Interest Rate Agreements
“Holdings” has the meaning given in the preamble hereto.
“Incremental Term Loan Cap” means, at any time after the Closing Date, an amount equal to (a) (i) $1,000,000,000 multiplied by (ii) a fraction (A) the numerator of which is equal to the then-current principal balance of the Term Loans and (B) the denominator of which is the Term Loans incurred on the Closing Date minus (b) the aggregate principal amount of all Term Loans and Incremental Term Loans outstanding at such time.
“Incremental Term Loan Commitment” has the meaning given in Section 2.1(b)(i).
“Incremental Term Loan Facility” has the meaning given in Section 2.1(b)(i).
“Incremental Term Loan Lenders” means the lender providing Incremental Term Loan Commitments pursuant to Section 2.1(b)(i).
“Incremental Term Loans” has the meaning given in Section 2.1(b)(i).
“Indebtedness” has the meaning given in the Intercreditor Agreement.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Obligors under any Credit Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning given in Section 11.13.
“Independent Consultants” means, collectively, the Market Consultant, the Environmental Consultant, the Insurance Consultant, and the Independent Engineer.
“Independent Engineer” has the meaning given in the First Lien Common Terms Agreement.
“Insurance Consultant” means Aon Risk Consultants, Inc.
“Intellectual Property Rights” has the meaning given in Section 4.21.
“Intercreditor Agreement” has the meaning given in the First Lien Common Terms Agreement and is substantially in the form of Exhibit D-3.
“Interest Period” means, with respect to any LIBOR Loan, the time period selected by Borrower or provided for pursuant this Agreement which commences on the first day of such Loan, or the effective date of any conversion (as the case may be) and ends on the last day of such time period.
“Interest Rate” means the Base Rate or the LIBO Rate, as the case may be.
“Interest Rate Agreement” has the meaning given in the Intercreditor Agreement.
“Interest Rate Determination Date” means, with respect to any Interest Period, the second Banking Day prior to the first day of such Interest Period.
“Interpolated Rate” means, in relation to the LIBO Rate, the rate which results from interpolating on a linear basis between: (a) the applicable LIBO Rate for the longest period (for which that LIBO Rate is available) which is less than the Interest Period of the Loans; and (b) the applicable LIBO Rate for the shortest period (for which that LIBO Rate is available) which exceeds the Interest Period of the Loans, each as of approximately 11:00 a.m. (London, England time) on the Interest Rate Determination Date prior to the commencement of such Interest Period of the Loans.
“Issuing Bank” means, collectively, the DSR Issuing Bank, PPA Issuing Bank, and Revolving Issuing Bank, as applicable.
“Joint Lead Arrangers” means Cobank, ACB, Coöperatieve Rabobank, U.A., New York Branch and ING Capital LLC, each acting in its capacity as a Joint Lead Arranger under this Agreement.
“LC Commitments” has the meaning given in the Recitals.
“LC Exposure” means, collectively, the Revolving LC Exposure, the PPA LC Exposure, and the DSR LC Exposure.
“LC Fees” means, collectively, the Revolving LC Fees, the DSR LC Fees, and the PPA LC Fees.
“LC Lenders” has the meaning given in Section 2.2(c).
“LC Loans” means, collectively, the Revolving LC Loans, the DSR LC Loans, and the PPA LC Loans.
“LC Maturity Date” means, the Revolving Maturity Date, the DSR Maturity Date and the PPA Maturity Date, as applicable.
“Legal Requirements” has the meaning given in the Intercreditor Agreement.

“Lender Joinder Agreement” has the meaning given in Section 2.1(b)(iii).
“Lender Parties” means the Administrative Agent, Coordinating Lead Arrangers, Joint Lead Arrangers, the First Lien Collateral Agent, the Depositary Agent, any Issuing Bank, each Lender and each of their respective successors, transferees and assigns; provided, that no Affiliate of Sponsor shall be a “Lender Party” hereunder or under any other Credit Document.
“Lender(s)” has the meaning given in the preamble hereto.
“Lending Office” means, with respect to any Lender, the office designated in writing as such to Administrative Agent and Borrower from time to time.
“Letter of Credit” means a Revolving Letter of Credit, DSR Letter of Credit, or the PPA Letter of Credit, as applicable.
“LIBO Rate” means, with respect to any LIBOR Loan for any Interest Period, the rate per annum determined by Administrative Agent at approximately 11:00 a.m. (London time) on the Interest Rate Determination Date by reference to London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for Dollars for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate) (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or, if the agreed page is replaced or service ceased to be available, Administrative Agent may specify another page or service displaying the appropriate rate after consultation with Borrower and the Lenders) for a period equal to such Interest Period; provided, that (a) to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the interest rate per annum determined by Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered for such Interest Period to major banks in the London interbank market in London, England by Administrative Agent at approximately 11:00 a.m. (London time) on the Interest Rate Determination Date or, in the case of the borrowing of Term Loans on the Closing Date, the Interpolated Rate and (b) in no event shall the LIBO Rate be less than zero.
“LIBOR LC Loan” means an LC Loan that shall bear interest at the rate set forth in Section 2.1(c)(i)(D).
“LIBOR Loans” means the Loans, the interest in respect of which is determined by reference to the LIBO Rate.
“LIBOR Term Loan” means a Term Loan that bears interest as provided in Section 2.1(c)(i)(C).
“Lien” has the meaning given in the Intercreditor Agreement.
“Liquidation Costs” has the meaning given in Section 2.7.
“Loan Transactions” has the meaning given in Section 11.22.
“Loans” means the Term Loans and LC Loans.
“Major Maintenance” has the meaning given in the Depositary Agreement.
“Major Maintenance Reserve Account” has the meaning given in the Depositary Agreement.
“Major Project Participants” means any counterparty to a Major Project Contract.
“Mandatory Prepayment” has the meaning given in Section 2.1(h)(iii).

“Market Consultant” means PA Consulting Group, Inc.
“Maturity Dates” means, collectively, the Term Maturity Date, the Revolving Maturity Date, the PPA Maturity Date and the DSR Maturity Date.
“Minimum Notice Period” means (a) at least three Banking Days before the date of any Borrowing, continuation or conversion of a Type of Loan resulting in whole or in part in one or more LIBOR Term Loans, and (b) at least one Banking Day before any Borrowing or conversion of a Type of Loan resulting in whole or in part in one or more Base Rate Term Loans.
“Moody’s” has the meaning given in the Intercreditor Agreement.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA subject to the provisions of Title IV of ERISA and in respect of which the Borrower and Guarantors or any ERISA Affiliate is an “employer” as defined in Section 3(5) of ERISA.
“Non-Advancing Bank” has the meaning given in Section 9.12.
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Non-Recourse Persons” has the meaning given in Article 8.
“Non-U.S. Lender Party” means each Lender or Issuing Bank, as applicable, that is not a U.S. Person.
“Notes” means, collectively, any Term Notes and any Revolving LC Notes.
“Notice of Borrowing” has the meaning given in Section 2.1(a)(ii).
“Notice of Conversion of Loan Type” has the meaning given in Section 2.1(g).
“Notice of LC Activity” means a request by Borrower in accordance with the terms of Section 2.2 and substantially in the form of Exhibit C-4.
“O&M Costs” has the meaning given in the First Lien Common Terms Agreement.
“Obligors” has the meaning given in the Intercreditor Agreement.
“Optional Prepayment” has the meaning given in Section 2.1(h)(ii).
“Other Taxes” means any present or future stamp, recording or documentary taxes and any other excise or property taxes, charges or similar levies (and interest, fines, penalties and additions related thereto) (not including income, branch profits or franchise taxes) that arise from any payment made hereunder or under any other Credit Document or from the execution or delivery or otherwise with respect to this Agreement or any other Credit Document.
“Participant” has the meaning given in Section 9.13.
“Participant Register” has the meaning given in Section 9.13.
“PATRIOT Act” has the meaning given in Section 11.21.
“Payment Period” means the three-month period commencing on a Quarterly Date and ending on the day prior to the next Quarterly Date.

“Permit” has the meaning given in the Intercreditor Agreement.
“Permitted Commodity Hedge Agreement” has the meaning given in the Intercreditor Agreement.
“Permitted Debt” has the meaning given in the First Lien Common Terms Agreement.
“Permitted Interest Rate Agreement” has the meaning given in the First Lien Common Terms Agreement.
“Permitted Investments” has the meaning given in the First Lien Common Terms Agreement.
“Permitted Liens” has the meaning given in the First Lien Common Terms Agreement.
“Person” has the meaning given in the Intercreditor Agreement.
“Platform” has the meaning given in Section 11.23(b).
“PPA” has the meaning given in the First Lien Common Terms Agreement.
“PPA Issuing Bank” means Coöperatieve Rabobank U.A., New York Branch and each other Lender designated as PPA Issuing Bank pursuant to Section 2.2(g), in each case in its capacity as an issuer of any PPA Letter of Credit hereunder, and its successors in such capacity pursuant to Section 2.2(i). A PPA Issuing Bank may, in its discretion, arrange for any PPA Letter of Credit to be issued by an Affiliate of such PPA Issuing Bank, in which case the term “PPA Issuing Bank” shall include any such Affiliate with respect to PPA Letters of Credit issued by such Affiliate.
“PPA LC Commitments” has the meaning given in the Recitals.
“PPA LC Exposure” means, with respect to the PPA Issuing Bank, at any time the sum of a) the aggregate principal amount of all PPA LC Loans owing the PPA Issuing Bank in its capacity as a Lender, b) any unreimbursed drawing under any PPA Letter of Credit issued by such PPA Issuing Bank that have not yet been reimbursed at such time from the proceeds of PPA LC Loans or otherwise, and c) the Stated Amount of all PPA Letters of Credit issued by such PPA Issuing Bank outstanding at such time.
“PPA LC Facility” has the meaning given in the Recitals.
“PPA LC Fee” has the meaning given in Section 2.3(h).
“PPA LC Lender” has the meaning given in Section 2.2(c).
“PPA LC Loan(s)” has the meaning given in the Section 2.2(c)(ii)(A).
“PPA LC Note” has the meaning given in Section 2.1(f).
“PPA LC Reimbursement Obligation” means the obligation of the Borrower to repay any Drawing Payments relating to any PPA Letter of Credit.
“PPA Letter of Credit” has the meaning given in Section 2.2(c).
“PPA Maturity Date” means June 9, 2027.
“Principal Repayment Dates” means (a) each Quarterly Date, and (b) the Maturity Date.
“Project Companies” means, collectively, Calistoga Holdings, LLC, a Delaware limited liability company, Geysers Company, LLC, a Delaware limited liability company, and Wild Horse Geothermal, LLC,

a Delaware limited liability company, any other Person owning a Project, and their respective successors and assigns.
“Project Contract Modification” has the meaning given in Section 6.2(a).
“Project Revenue” has the meaning given in the Depositary Agreement.
“Projected Notional Principal Amount” means, with respect to any date, the aggregate principal amount of the Term Loans and Additional Ratio Indebtedness (excluding any Additional Ratio Indebtedness that bears interest at a fixed rate) that is projected to be outstanding through the Term Maturity Date on such date, as set forth in the Base Case Projections or in any projections delivered by the Borrower in connection with any Incremental Term Loan Facility or such Additional Ratio Indebtedness, after giving effect to any prepayments made since the delivery of the applicable projections.
“Projects” has the meaning give in the Intercreditor Agreement.
“Proportionate Share” means (a) in the context of voting in matters requiring the vote of all or a percentage of the Lenders and indemnification obligations of the Lenders under Section 9.5, with respect to each Lender at any time, a percentage equal to the quotient of (i) the sum of (A) the percentage interest of such Lender in the aggregate amount of all Commitments(as may be amended pursuant to Article 9), multiplied by the aggregate amount of all Commitments plus (B) (1) prior to the termination of the transactions under the Interest Rate Agreement, zero, and (2) thereafter, the percentage interest of such Lender (or its Affiliate) in the Interest Rate Agreements (as communicated in a written notice by such Lender to the Administrative Agent), multiplied by the Hedge Breaking Fees actually payable (and not on a “marked to market” basis) at such time (reasonably determined upon the close of the applicable voting period in accordance with the terms of such Interest Rate Agreement), divided by (ii) the sum of (A) the aggregate amount of all Commitments plus (B) (1) prior to the termination of the transactions under the Interest Rate Agreement, zero, and (2) thereafter, the Hedge Breaking Fees actually payable (and not on a “marked to market” basis) at such time (reasonably determined upon the close of the applicable voting period in accordance with the terms of such Interest Rate Agreement), and (b) with respect to each Lender at any time in the context of funding Loans, receiving payments, or any purpose under this Agreement other than as set forth in clause (a) above, the percentage participation of such Lender in the Total Term Loan Commitment, Total Revolving LC Commitment, Total PPA LC Commitment or Total DSR LC Commitment, respectively, as set forth on Schedule 2.2(a) (as may be amended pursuant to Article 9).
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“PUHCA” has the meaning given in the First Lien Common Terms Agreement.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“QFC Credit Support” has the meaning given in Section 11.28.
“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Obligor that has total assets exceeding $10,000,000 at the time the relevant guaranty or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Operator” means any Person that has substantial (prior or current) experience as an owner, operator, or manager of power generation facilities totaling at least 1000 MW; provided, that, if the ratings reaffirmation requirement in clause (y) of the definition of “Change of Control” is not applicable as provided in the proviso therein, “Qualified Operator” shall mean any Person that either (x) has substantial (prior or current) experience as an owner, operator, or manager of geothermal facilities totaling at least 100 MW or (y) has engaged at least half of the individuals who, immediately prior to the occurrence of the event that would otherwise constitute a Change of Control, held the title of “Area Operator” in connection with the operation of the Projects.
“Quarterly Date” means the last Banking Day of each December, March, June, and September.
“Recipient” means any Lender Party.
“Register” has the meaning given in Section 2.1(i).
“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System (or any successor).
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing in the environment.
“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.
“Replacement Major Project Contract” has the meaning given in the First Lien Common Terms Agreement.
“Required First Lien Secured Parties” has the meaning given in the Intercreditor Agreement.
“Required Lenders” means, at any time, Lenders having Proportionate Shares which in the aggregate exceed 50%. A Defaulting Lender shall be disregarded in determining Required Lenders at any time.
“Reserve Consultant” means GeothermEx, Inc.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” has the meaning given in the First Lien Common Terms Agreement.
“Revenue Account” has the meaning given in the Depositary Agreement.
“Revolving Issuing Bank” means Natixis, New York Branch in its capacity as an issuer of any Revolving Letter of Credit hereunder, and its successors in such capacity pursuant to Section 2.2(i). A Revolving Issuing Bank may, in its discretion, arrange for any Revolving Letter of Credit to be issued by an Affiliate of such Revolving Issuing Bank, in which case the term “Revolving Issuing Bank” shall include any such Affiliate with respect to Revolving Letters of Credit issued by such Affiliate.
“Revolving LC Commitments” has the meaning given in the Recitals.

“Revolving LC Exposure” means, with respect to any Revolving Issuing Bank, at any time the sum of a) the aggregate principal amount of all Revolving LC Loans owing to such Revolving Issuing Bank in its capacity as a Lender, b) any unreimbursed drawing under any Revolving Letter of Credit issued by such Revolving Issuing Bank that have not yet been reimbursed at such time from the proceeds of Revolving LC Loans or otherwise, and c) the Stated Amount of all Revolving Letters of Credit issued by such Revolving Issuing Bank outstanding at such time.
“Revolving LC Facility” has the meaning given in the Recitals.
“Revolving LC Fee” has the meaning given in Section 2.3(c).
“Revolving LC Lender” has the meaning given in Section 2.2(a).
“Revolving LC Loan(s)” has the meaning given in the Recitals.
“Revolving LC Note” has the meaning given in Section 2.1(f).
“Revolving LC Reimbursement Obligation” means the obligation of the Borrower to repay any Drawing Payments relating to any Revolving Letter of Credit.
“Revolving Letter of Credit” has the meaning given in Section 2.2(a).
“Revolving Letter of Credit Fronting Fee” has the meaning given in Section 2.3(d).
“Revolving Maturity Date” means June 9, 2027.
“Sanctioned Country” has the meaning given in Section 4.23(a).
“Sanctioned Persons” has the meaning given in Section 4.23(a).
“Sanctions” has the meaning given in Section 4.23(a).
“Second Lien Documents” has the meaning given in the Intercreditor Agreement.
“Security Agreement” means the First Lien Pledge and Security Agreement, dated as of the Closing Date, substantially in the form of Exhibit D‑1, among the Obligors and First Lien Collateral Agent.
“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.
“Specified Major Project Contract” means, at any time, a Material Water Supply Agreement and/ or PPA that is a Major Project Contract at such time.
“Sponsor” has the meaning given in the Intercreditor Agreement.
“Stated Amount” means with respect to the Letters of Credit, the total amount available to be drawn thereunder at the time in question in accordance with the terms of the Letters of Credit. The Stated Amount of any Letter of Credit shall be reduced by the amount of Drawing Payments made in respect thereof.
“Subject Claims” has the meaning given in Section 11.13.
“Subsidiary” has the meaning given in the Intercreditor Agreement.
“Supported QFC” has the meaning given in Section 11.28.

“Swap Obligation” means any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“Syndication Agent” means BNP Paribas, acting in its capacity as a Syndication Agent under this Agreement.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Template Operating Report” means an operating report required by Section 5.3(b), in substantially the form of Exhibit G‑1.
“Term Lender” has the meaning given in Section 2.1(a)(i).
“Term Loan” has the meaning given in the Recitals.
“Term Loan Commitment” means, at any time with respect to each Lender, such Lender’s Proportionate Share of the Total Term Loan Commitment at such time.
“Term Maturity Date” means June 9, 2027.
“Term Note” has the meaning given in Section 2.1(f).
“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.
“Third Amended and Restated Power Purchase and Sale Agreement” has the meaning given in the First Lien Common Terms Agreement.
“Total DSR LC Commitment” has the meaning given in Section 2.2(b).
“Total PPA LC Commitment” has the meaning given in Section 2.2(c).
“Total Revolving LC Commitment” has the meaning given in Section 2.2(a).
“Total Term Loan Commitment” has the meaning given in Section 2.1(a)2.1(a)(i).
“Transferee Hedge Provider” has the meaning given in Section 2.4(g)(v).
“Transferor Hedge Provider” has the meaning given in Section 2.4(g)(v).
“Type” means the type of Loan, whether a Base Rate Loan or LIBOR Loan.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“Undisclosed Administration” means in relation to a Lender or its direct or indirect parent company the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender or its direct or indirect parent company is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed.
“U.S. Special Resolution Regime” has the meaning given in Section 11.28.
“U.S. Tax Compliance Certificates” has the meaning given in Section 2.4(f)(ii)(B)(3).
“Wild Horse” has the meaning given in the preamble hereto.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part 1 of Subtitle E of Title IV of ERISA.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

RULES OF INTERPRETATION
1.The singular includes the plural and the plural includes the singular.
2.    “or” is not exclusive.
3.    A reference to a Governmental Rule includes any amendment or modification to such Governmental Rule, and all regulations, rulings and other Governmental Rules promulgated under such Governmental Rule.
4.    A reference to a Person includes its permitted successors, permitted replacements and permitted assigns.
5.    Accounting terms have the meanings assigned to them by GAAP, as applied by the accounting entity to which they refer.
6.    The words “include”, “includes” and “including” are not limiting.
7.    A reference in a document to an Article, Section, Exhibit, Schedule, Annex or Appendix is to the Article, Section, Exhibit, Schedule, Annex or Appendix of such document unless otherwise indicated. Exhibits, Schedules, Annexes or Appendices to any document shall be deemed incorporated by reference in such document. In the event of any conflict between the provisions of this Agreement (exclusive of the Exhibits, Schedules, Annexes and Appendices thereto) and any Exhibit, Schedule, Annex or Appendix thereto, the provisions this Agreement shall control.
8.    Unless otherwise expressly provided, references to any document, instrument or agreement (a) shall include all exhibits, schedules and other attachments thereto, (b) shall include all documents, instruments or agreements issued or executed in replacement thereof, and (c) means such document, instrument or agreement, or replacement or predecessor thereto, as amended, amended and restated, modified and supplemented from time to time and in effect at any given time.
9.    The words “hereof”, “herein” and “hereunder” and words of similar import when used in any document shall refer to such document as a whole and not to any particular provision of such document.
10.    References to “days” means calendar days, unless the term “Banking Days” shall be used. References to a time of day means such time in New York, New York, unless otherwise specified.
11.    The time period specified in Section 5.6, shall be extended (a) automatically to account for any period during which any applicable Obligor is unable, after exercising commercially reasonable efforts, to perform its obligations under such Section due to any circumstances existing in connection with the COVID-19 pandemic, or (b) as may otherwise be agreed by the Administrative Agent, acting reasonably.
12.    If, at any time after the Closing Date, Moody’s or S&P shall change its respective system of classifications, then any Moody’s or S&P “rating” referred to herein shall be considered to be at or above a specified level if it is at or above the new rating which most closely corresponds to the specified level under the old rating system.
13.    The Credit Documents are the result of negotiations between, and have been reviewed by the Obligors, each Affiliate of each Obligor, Administrative Agent, Coordinating Lead Arrangers, Joint Lead Arrangers, each Lender and their respective counsel. Accordingly, the Credit Documents shall be deemed to be the product of all parties thereto, and no ambiguity shall be construed in favor of or against the Obligors, any Affiliate of the Obligors, Administrative Agent or any Lender solely as a result of any such party having drafted or proposed the ambiguous provision.

14.    For all purposes under the Credit Documents, in connection with any Division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.